Filed pursuant to Rule 424(b)(4)

PROSPECTUS	Registration No. 333-264277

1,000,000 Shares of Common Stock

The Singing Machine Company, Inc. is offering 1,000,000 shares of common stock, $0.01 par value, at public offering price of $4.00 per share in a firm commitment underwritten offering.

Our common stock was approved for listing and commenced trading on the Nasdaq Capital Market on May 24, 2022 under the symbol “MICS. Our common stock was previously quoted on the OTCQX under the symbol “SMDM”. On May 23, 2022, the last reported sales price of our common stock on the OTCQX was $5.595.

Unless otherwise noted and other than in our financial statements, all share numbers in this prospectus reflect a 1-for-30 reverse stock split of our common stock which was effected on May 23, 2022.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total
Public offering price	$4.00	$4,000,000
Underwriting discounts and commissions(1)	$0.28	$280,000
Proceeds to us, before expenses	$3.72	$3,720,000

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters a 45-day option to purchase up to 150,000 additional shares of common stock representing 15% of the common stock sold in this offering, solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock will be equal to the public offering price of one share of common stock, less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $322,000 and the total proceeds to us, before expenses, will be $4,278,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our securities to purchasers in the offering on or about May 26, 2022.

AEGIS CAPITAL CORP.

The date of this prospectus is May 23, 2022

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 5, and the financial statements and related notes included in this prospectus.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “SMC”, “Singing Machine,” or the “Company” refer to The Singing Machine Company, Inc. and its wholly owned subsidiaries.

Overview

We are a leading global karaoke and music Entertainment Company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children. Our products are among the most widely available karaoke products in the world. Our mission is to “create joy through music.” In order to deliver on this mission, we are focused on the following multi-prong approach:

● in the short-term, improve profitability by optimizing operations and continue to expand gross margins.

● in the mid-to-long-term, continue to grow our global distribution and expand into new product categories that take advantage of our vast distribution relationships and sourcing abilities.

We operate in one principal industry segment across geographically diverse marketplaces, selling our products globally to large, national retailers as well as independent retailers, on our retailers’ websites, and our own direct to consumer website. In North America, our customers include Amazon.com, Costco, Sam’s Club, Target and Wal-Mart. Our largest international territories are the U.K. and Australia where we sell through international distributors, representatives, and to select international retail customers in geographic locations where we do not have a direct sales presence.

Sales to the Company’s top five customers together comprised approximately 90% and 80% of our net sales in our fiscal years 2021 and 2020, respectively. In our fiscal year ended March 31, 2021, revenues from four of these customers each represented greater than 10% of net sales at a percentage of 36%, 20%, 13% and 12% of total net sales. In our fiscal year ended March 31, 2020, revenues from three of these customers each represented greater than 10% of net sales at a percentage of 41%, 13%, and 10% of total net sales.

We have no long-term contracts with our customers, and as a result, our success depends heavily on our customers’ willingness to purchase and provide shelf space for our products.

Our Product Portfolio

Our portfolio of owned and licensed brands and products are organized into the following categories:

Karaoke—including our flagship brand Singing Machine, our karaoke line is driven by quality products at affordable price points that we believe deliver great value to our customers. All of our karaoke products are Bluetooth® enabled to allow access to digital music content via our mobile apps available on iOS and Android platforms. We believe our core karaoke line offers best-in-class innovative features such as: enable customers to output video to a TV screen, correct singer’s pitch in real-time, stream karaoke content directly to the machine, sing duets, display scrolling lyrics in-time with the song, and play custom karaoke CD+G discs. The Company’s products are sold directly to consumers via its retail channels, ecommerce, its own website, and distributors worldwide. This product category accounted for approximately 76% of the Company’s net sales in our fiscal year 2021.

Licensed Products—including brands such as Carpool Karaoke. In 2019, we entered into a 3-year license agreement with CBS® for its Carpool Karaoke brand, made popular by James Corden on The Late Show with James Corden. We launched an innovative Carpool Karaoke Microphone that works specifically in the car. This license agreement with CBS® expires on September 30, 2022. We are actively exploring renewing the license agreement and exploring other new licensing opportunities. This product category accounted for approximately 10% of our net sales in our fiscal year 2021.

Microphones and Accessories— we currently offer a line of traditional microphone accessories that are compatible with our karaoke machines. These microphones feature an assortment of colors, come wired or wireless, and may include new features like party lighting and voice changing effects. We are also seeing growth in portable Bluetooth® microphones which are marketed under the Party Machine brand. This product category accounted for approximately 10% of our net sales in our fiscal year 2021.

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Singing Machine Kids Youth Electronics—including the brand Singing Machine Kids. Our kids line of products offer fun music entertainment features designed specifically for children. Our kids’ products provide a high quality introduction to singing and music entertainment for young singers and offer innovative features like voice changing effects, recording, Bluetooth® compatibility, and portability. This product category accounted for approximately 3% of our net sales in our fiscal year 2021.

Music Subscriptions—in conjunction with its premium partner, Stingray Digital, the Company offers karaoke music subscription services for the iOS and Android platforms as well as a web-based download store and integrated streaming services for our hardware. We currently offer almost 20,000 licensed karaoke songs in the catalog. This product category accounted for approximately 1% of our net sales in our fiscal year 2021.

Risk Factor Summary

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, liquidity and prospects. You should carefully consider these risks, including the risks described under the heading “Risk Factors” included elsewhere in this prospectus, before deciding to invest in our common stock. Risks relating to our business include, among others:

●	significant disruption to financial market and other economic activity caused by the outbreak and continuance of the Covid-19 pandemic;

●	the impact of the worldwide financial markets and global events, including COVID-19 on our supply chain;

●	Economic uncertainty and capital market disruptions;

●	market shortages in raw materials or electronic components necessary to manufacture our products;

●	changes in government regulations relating to international tariffs;

●	concentration of sales among our four largest customers;

●	return of karaoke products and its impact on our revenues and net profits;

●	pricing pressure due to rising competition and inflation;

●	inaccurate forecast of karaoke product demand;

●	costs and risks associated with carrying inventory;

●	loss or damage to goods in transit from factories in China to warehouse in California;

●	disruptions to the shipping industry;

●	the seasonality of our business which is tied to the holiday period;

●	the competitive nature of the industry in which we operate;

●	our dependence on third party suppliers and reliance on the suppliers to have all required licenses and comply with all laws in manufacturing our products;

●	factors that may affect consumer discretionary spending;

●	credit risk of customers, who experience financial difficulties and potential failure to pay us;

●	disruption in the operation of our warehouse center in California;

●	exposure to foreign currency exchange risk;

●	prices of raw materials/production;

●	the inability to renew license agreements for intellectual property that we use in our products;

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●	our ability to retain key staff, including management and employees;

●	the volatility of our share price;

●	liquidity risk associated with our common stock;

●	possible dilution to our stockholders;

●	the offering price of our common stock not being reflective of actual value;

●	the application of penny stock rules;

●	our management’s broad discretion in use of proceeds;

●	the effect future stock sales could have on the price of our shares ;

●	the lack of payment of dividends on our common stock;

●	costs and risks associated with litigation; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

Corporate Information

The Company is incorporated under the laws of the State of Delaware and was formed in 1994.

Our common stock is currently traded on the OTCQX Market under the symbol “SMDM”.

Our principal executive offices are located at 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL, and our telephone number is (954) 596-1000. We maintain our corporate website at www.singingmachine.com. The information on, or that can be accessed through, our website is not part of this prospectus.

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THE OFFERING

Securities offered by us:	1,000,000 shares of common stock

Public offering price	$4.00 per share

Over-allotment option

We have granted the underwriters a 45-day option to purchase up to 150,000 additional shares of common stock (equal to 15% of the common stock sold in the offering), solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock shall be equal to the public offering price of one share, less the underwriting discount.

Common stock outstanding before the offering(1)	1,221,209 shares of common stock.

Common stock to be outstanding after the offering(2)	2,221,209 shares of common stock. If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 2,371,209.

Use of proceeds	We intend to use the net proceeds of this offering for [general corporate purposes, including working capital]. See “Use of Proceeds.”

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5 before deciding to invest in our securities.

Trading symbol

Our common stock was approved for listing and commenced trading on the Nasdaq Capital Market on May 24, 2022 under the symbol “MICS”. Our common stock was previously quoted on the OTCQX under the trading symbol “SMDM”.

Reverse stock split	We will complete a reverse split of our common stock, in a ratio to be determined by our board of directors, up to a maximum of up to 1-for-30, prior to the completion of this offering. The purpose of the reverse stock split is to meet Nasdaq’s minimum stock price requirement. All share numbers in this registration statement will be adjusted to give effect to this reverse split, except in the financial statements or as otherwise indicated.

Lock-ups	We, our executive officers, directors and stockholders holding at least 10% of our outstanding common stock, will agree with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting.”

(1)	Based on 1,221,209 shares of common stock outstanding on May 23, 2022 and excludes:

	●	1,155,556 shares of common stock issuable upon the exercise of warrants outstanding as of May 23, 2022, with an exercise price of $10.50 per share;

	●	561,112 shares of common stock issuable upon the exercise of pre-funded warrants outstanding as of May 23, 2022, with an exercise price of $0.30 per share; and

	●	53,667 shares of common stock issuable upon the exercise of outstanding options to directors, employees and consultants under our Equity Incentive Plan at a weighted average exercise price of $10.20; and

	●	233,334 shares of common stock reserved for issuance under our 2022 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus, with the exception of our historical financial statements, assumes and gives effect to:

●	A 1:30 reverse stock split of our common stock;
●	no exercise by the underwriters of their option to purchase up to 150,000 additional shares of common stock to cover over-allotments, if any; and
●	no exercise of the underwriter’s warrants

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained herein or incorporated by reference into this prospectus before deciding whether to invest in our common stock, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q s, including any amendments thereto. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Associated With Our Business

The COVID-19 pandemic has affected our business in many different ways, and may amplify the risks and uncertainties facing our business and their potential impact on our financial position, results of operations, and cash flows.

The COVID-19 pandemic has significantly affected U.S. consumer shopping patterns and caused the health of the U.S. and world economy to deteriorate in fiscal year 2021. During our fiscal year ended March 31, 2021, demand for consumer electronics products including home based entertainment and toys was strong and resulted in a reduction in end-of-season overstock returns from three major customers as compared to overstock returns in our fiscal year ended March 31, 2020. While many of the restrictions and measures initially implemented in response to the pandemic have since been softened or lifted in varying degrees in different locations around the world, and the manufacture and distribution of COVID-19 vaccines during calendar year 2021 helped to initiate a recovery from the pandemic, the uncertainty regarding existing and new potential variants of COVID-19 and the success of any vaccines in respect thereof, may in the future cause a reduction in global economic activity or prompt, the re-imposition of certain restrictions and measures. In addition, even if not required by governmental authorities, increases in COVID-19 cases, such as if a new variant emerges, may result in significantly reduced economic activity, which could impact our business and our financial results.

Our supply chain may be materially adversely impacted by the worldwide financial markets and global events.

We rely upon the facilities of our third-party manufacturers in China to manufacture our products and export our products throughout the world. The COVID-19 pandemic has resulted in significant governmental measures being implemented to control the spread of COVID-19, including, among others, restrictions on manufacturing and the movement of employees in many regions of China during our fiscal year ended March 31, 2021. In late 2021, the increased demand for consumer electronics products and current economic recovery continued to increase worldwide demand for products using semiconductor “chip” components in the production of most consumer electronics which has resulted in an international shortage of chips available to fulfill demand. As a result, we have experienced longer delivery lead times and some unavailability of these components which have delayed delivery of some of our products. We have also experienced delays in delivery schedules due to new outbreaks of COVID-19 in Southern China that have forced temporary closures of some key shipping ports. The port closures have also led to a temporary shortage of shipping containers which have resulted in significant price increases due to increased demand. While we have seen the easing of COVID-19 restrictions and the impact on our business, we cannot predict the impact of the resurgence of variants of COVID-19 and other factors affecting local and global economies. In addition, the invasion of Ukraine and the resulting sanctions imposed on Russia have resulted in increased volatility in the financial markets and the markets for certain commodities including oil, which may impact significantly the manufacturers that we rely on.

Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in credit and capital markets.

Additionally, Russia’s military interventions in Ukraine have led to sanctions and other penalties being levied by the U.S., European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets.

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The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial and could adversely affect our operating results.

A small number of our customers account for a substantial portion of our revenues, and the loss of one or more of these key customers could significantly reduce our revenues and cash flow.

We rely on a few large customers to provide a substantial portion of our revenues. Sales to the Company’s top five customers together comprised approximately 90% and 80% of our net sales in our fiscal years 2021 and 2020, respectively. In our fiscal year ended March 31, 2021, revenues from four of these customers represented greater than 10% of net sales at a percentage of 36%, 20%, 13% and 12% of total net sales. In our fiscal year ended March 31, 2020, revenues from three of these customers represented greater than 10% of net sales at a percentage of 41%, 13%, and 10% of total net sales. We do not have long-term contractual arrangements with any of our customers and they can cancel their orders at any time prior to delivery. A substantial reduction in or termination of orders from any of our largest customers would decrease our revenues and cash flow.

We are subject to the risk that some of our large customers may return karaoke products that they have purchased from us and if this happens, it would reduce our revenues and profitability.

In our fiscal years ended March 31, 2021 and March 31, 2020, a number of our customers and distributors returned karaoke products that they had purchased from us. Our customers returned goods valued at approximately $4.1 million or 9.1% of our net sales in our fiscal year ended March 31, 2021 and approximately $5.4 million or 14.1% of our net sales in our fiscal year ended March 31, 2020. The return of products is due to a variety of reasons including defective units, customers’ overstock and buyer’s remorse. The primary reason for the 5.0 percentage point decrease in returns was primarily due to one-time overstock returns of licensed goods from one major customer and significant overstock returns of non-licensed products from three other major customers in our fiscal year ended March 31, 2020 which were not repeated in our fiscal year ended March 31, 2021. Our factories charge customary repair and freight costs which increase our expenses and reduce profitability. If any of our customers were to increase the volume of their returned karaoke products to us, it would reduce our revenues and profitability.

We are subject to pressure from our customers relating to price reduction and financial incentives and if we are pressured to make these concessions to our customers, it will reduce our revenues and profitability.

Because there is intense competition in the karaoke industry, we are subject to pricing pressure from our customers. Many of our customers have demanded that we lower our prices, or they will buy our competitor’s products. If we do not meet our customer’s demands to lower our regular prices, we will not sell as many karaoke products. We are also subject to pressure from our customers regarding certain financial incentives, such as return credits or large cooperative (“co-op”) promotion incentives, which effectively reduce our net sales and profit. We gave co-op promotion incentives of approximately $2.0 million during our fiscal year ended March 31, 2021 and $2.9 million during our fiscal year ended March 31, 2020. We have historically offered co-op promotion incentives to our customers because it is standard practice in the retail industry.

We experience difficulty forecasting the demand for our karaoke products and if we do not accurately forecast demand, our revenues, net income and cash flow may be affected.

Because of our reliance on manufacturers in China for our machine production, our production lead times range from one to four months. Therefore, we must commit to production in advance of customers’ orders. It is difficult to forecast customer demand because we do not have any scientific or quantitative method to predict this demand. Our forecasting is based on management’s general expectations about customer demand, the general strength of the retail market and management’s historical experiences. In past years we have overestimated demand for our products which led to excess inventory in some of our products and caused liquidity problems that adversely affected our revenues, net income and cash flow.

We are subject to the costs and risks of carrying inventory for our customers and if we have too much inventory, it will affect our cash flow for operations.

Many of our customers place orders with us several months prior to the holiday season, but they schedule delivery two or three weeks before the holiday season begins. As such, we are subject to the risks and costs of carrying inventory during the time period between the placement of the order and the delivery date, which reduces our cash flow. As of December 31, 2021, we had approximately $11.1 million in inventory. It is important that we sell our existing inventories, to ensure we have sufficient cash flow for operations.

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We are subject to insurance risk of loss for goods damaged while in transit from the manufacturer to the customer and our warehouse.

All of our goods are manufactured in China and are transported to customers and our warehouse in California via ocean vessel. As such, we are subject to damages that may occur to these goods when they are in transit to customers or our warehouse. Should substantial damage incur while goods are in transit we could experience a significant loss of revenue, inventory and incur significant out of pocket expenses associated with destruction of the damaged goods which could cause a significant loss from operations and reduction in cash flow. In August 2019, a major customer received goods that were significantly water damaged due to excess moisture absorbed in pallets shipped by the factory. As a result we incurred a loss of approximately $2.4 million during our fiscal year ending March 31, 2020. During our fiscal year ended March 31, 2021 we recovered approximately $2.3 million from our cargo insurance coverage and secured vendor invoice credits of $0.4 million from the factory that caused the damage. While we have taken measures to prevent a similar incident in the future there can be no guarantee that this type of damage or other types of damage could occur in the future. Unfortunately, due to the size of the claim, we can no longer obtain insurance coverage for goods that are shipped direct import to our customers whose shipping terms are FOB shipping point however we have obtained insurance for goods in transit to our California warehouse.

Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season.

Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes Christmas. A substantial majority of our sales occur during the second quarter ending September 30 and the third quarter ending December 31. Sales in our second and third quarter, combined, accounted for approximately 86% and 85% of net sales in our fiscal years ended March 31, 2021 and March 31, 2020, respectively.

If we are unable to compete in the karaoke products category, our revenues and net profitability will be reduced.

Our major competitors for karaoke machines and related products are Singsation®, Singtrix®, eKids®, Bonaok, Karaoke USA™, Ion® Audio, licensed property karaoke products and other consumer electronics companies. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. To the extent that we lower prices to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor’s price reductions we may lose market share, resulting in decreased volume and revenue. To the extent our leading competitors reduce prices on their karaoke machines, we must remain flexible to reduce our prices. If we are forced to reduce our prices, it will result in lower margins and reduced profitability. Because of intense competition in the karaoke industry in the United States during our fiscal year ended March 31, 2021, we expect that the intense pricing pressure in the low end of the market will continue in the karaoke market in the United States in our fiscal year ending March 31, 2022. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television, prerecorded tapes, CD’s, and DVD’s and streaming video.

If we are unable to develop new karaoke products, our revenues may not continue to grow.

The karaoke industry is characterized by rapid technological change, frequent new product introductions and enhancements and ongoing customer demands for greater performance. In addition, the average selling price of any karaoke machine has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner. To introduce products on a timely basis, we must:

●	accurately define and design new products to meet market demand;
●	design features that continue to differentiate our products from those of our competitors;
●	transition our products to new manufacturing process technologies;
●	identify emerging technological trends in our target markets;
●	anticipate changes in end-user preferences with respect to our customers’ products;
●	bring products to market on a timely basis at competitive prices; and
●	respond effectively to technological changes or product announcements by others.

We believe that we will need to continue to enhance our karaoke machines and develop new machines to keep pace with competitive and technological developments and to achieve market acceptance for our products. At the same time, we need to identify and develop other products which may be different from karaoke machines.

Our products are shipped from China and any disruption of shipping could prevent or delay our customers’ receipt of inventory.

We rely principally on four contract ocean carriers to ship virtually all of the products that we import to our warehouse facility in Ontario, California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, war, terrorism, increased oil and gas prices and international incidents may prevent or delay our customers’ receipt of inventory. If our customers do not receive their inventory on a timely basis, they may cancel their orders or return products to us. Consequently, our revenues and net income would be reduced and our results of operations adversely affected.

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Our manufacturing operations are located in the People’s Republic of China, subjecting us to risks common in international operations. If there is any problem with the manufacturing process, our revenues and net profitability may be reduced.

We are using five factories in the People’s Republic of China to manufacture the majority of our karaoke machines. These factories are currently producing all of our karaoke products. Our arrangements with these factories are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, and foreign currency fluctuations, limitations on the repatriation of earnings and political instability, which could have an adverse impact on our business. Furthermore, we have limited control over the manufacturing processes. As a result, any difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our revenues, profitability and cash flow. Also, since we do not have written agreements with any of these factories, we are subject to additional uncertainty if the factories do not deliver products to us on a timely basis.

We depend on third party suppliers for parts for our karaoke machines and related products, and if we cannot obtain supplies as needed, our operations will be severely damaged.

Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials we use to manufacture and produce these products. If our suppliers are unable to provide our factories with the parts and supplies, we will be unable to produce our products. Currently there is a worldwide shortage of electronic chips due to the increased demand for semiconductors and we are currently competing with large companies to obtain these parts and could see production and shipment delays. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. If we are unable to anticipate any shortages of parts and materials in the future, we may experience severe production problems and delivery delays, which would impact our sales.

We depend on the ability of our suppliers to manufacture our products without infringing, misappropriating of otherwise violating the intellectual property of proprietary rights of others in manufacturing our products.

We source our products from a variety of contract manufacturers. We buy finished goods from our suppliers and generally do not source raw materials and parts for manufacturing and assembly into the final product. We rely on our contract manufacturers’ ability to secure injected plastic, wood cabinets, integrated circuits, display panels, speaker drivers, and other components that are necessary for assembly into our final products. While we are not responsible to source raw materials, we rely on these suppliers to have all required licenses or proprietary rights to the materials that are incorporated into the final product. In addition, we rely on the representations of our contract manufacturers that they are using materials and components that meet all necessary legal, safety, and compliance requirements. If our suppliers do not have the proper licenses or rights or are not in compliance with all regulatory requirements, we may be named a party or be subject to claims, including claims of infringement or violating the intellectual property or proprietary rights of third parties with respect to our products.

Consumer discretionary spending may affect karaoke purchases and is affected by various economic conditions and changes.

Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, inflation and taxation rates, all of which are not under our control. Additionally, other extraordinary events such as terrorist attacks or military engagements, which adversely affect the retail environment may restrict consumer spending and thereby adversely affect our sales growth and profitability.

We are exposed to the credit risk of our customers, who are experiencing financial difficulties, and if these customers are unable to pay us, our revenues and profitability will be reduced.

We sell products to retailers, including national chains, warehouse clubs, department stores, lifestyle merchants, specialty stores, and direct mail catalogs and showrooms. Deterioration in the financial condition of our customers could result in bad debt expense to us and have a material adverse effect on our revenues and future profitability. As of the filing date of this document we are not aware of any customers that are operating under the protection of bankruptcy laws.

A disruption in the operation of our warehouse center in California could impact our ability to deliver merchandise to our customers, which could adversely affect our revenues and profitability.

A significant amount of our merchandise is shipped to our customers from our warehouse located in Ontario, California. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our customers, which could substantially decrease our revenues and profitability.

8

We may encounter difficulties accessing capital

During the fiscal year ended 2020, our financial condition and results of operations affected our ability to continue traditional financing with PNC Bank and PNC chose not to renew financing with the Company. The PNC Revolving Credit Facility was terminated on June 16, 2020. On June 16, 2020, the Company executed a tri-party Intercreditor Agreement for a Revolving Line of Credit (Intercreditor Revolving Credit Facility”) on eligible accounts receivable and inventory. The Company signed a two-year Loan and Security Agreement for a $10,000,000 (reduced to $5,000,000 during non-peak season) financing facility with Crestmark, a division of Meta Bank, NA (“Crestmark”) on eligible accounts receivable. Further, the Company also executed a two-year Loan and Security Agreement with Iron Horse Credit (“Iron Horse”) for up to $2,500,000 in inventory financing. We are currently negotiating new lending arrangements and expect new financing to be in place upon expiration of our current lending agreement with Crestmark and Iron Horse on June 11, 2022. However, there can be no assurances that any new financing will be consummated by the expiration of our current financing agreements or that we will be able to successfully enter into any arrangements upon terms that are acceptable to the Company. Should there be a disruption in the current levels of these markets or a deterioration of our business, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Our production costs may increase if we are required to make purchases using the Chinese Yuan instead of the U.S. dollar.

The majority of our products are currently manufactured in the People’s Republic of China. During the fiscal year ended March 31, 2021, the Chinese local currency had no material effect on the Company as all of our purchases are denominated in U.S. currency. However, in the event our purchases are required to be made in Chinese local currency, the Yuan, we will be subject to the risks involved in foreign exchange rates. In the future the value of the Yuan may depend to a large extent on the Chinese government’s policies and China’s domestic and international economic and political developments. As a result, our production costs may increase if we are required to make purchases using the Yuan instead of the U.S. dollar and the value of the Yuan increases over time. Any significant increase in the cost of manufacturing our products would have a material adverse effect on our business and results of operations. We sell our product to Canadian customers some of whom require us to invoice them in Canadian Dollars. We are subject to risks involved in the exchange rate between the Canadian and US dollar however, the exchange rate has been stable during our fiscal year ended March 31, 2021 and the associated exchange rates did not have a material impact on the Company’s financial results. Should the exchange rate between the Canadian and US Dollar become more volatile and sales to Canadian customers increase, there could be a material adverse effect on our business.

Our profit margin may be decreased due to increased prices of raw materials, shipping costs, costs associated with production and inflation.

Fluctuation in the price of oil, electronic chip components and shipping costs have and will continue to affect the Company in connection with the sourcing and delivery of raw materials and services. We expect to see increased cost in our finished goods during fiscal year 2022 due to the significant increases in the price of oil, rising inflation, increased cost of trans-oceanic shipping, electronic component price increases and increases in the cost of labor related to regulations instituted in China which impact wages related to the cost of production. These issues are common to all companies in the same type of business and if the Company is not able to negotiate lower costs, reduce other expenses, or pass on some or all of these price increases to our customers, our profit margin may be decreased.

Our success depends largely on the continued services of our senior management team and certain key employees.

We rely on our executive officers and key employees in the areas of business strategy, marketing, sales, services, and general and administrative functions. From time to time, there may be changes in our executive management team or key employees resulting from the hiring or departure of executives or key employees, which could disrupt our business. We do not maintain key-man insurance for any member of our senior management team or any other employee. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

We primarily rely on trade secret protection and non-disclosure agreements to protect our proprietary information, which may not be effective.

We currently rely on trade secret protection and non-disclosure agreements with our employees, consultants and third-parties to protect our confidential and proprietary information. If we do not protect our intellectual property and other confidential information adequately, competitors may be able to use our proprietary technologies and information and thereby erode any competitive advantages they provide us.

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We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent these rights are effectively maintained as confidential. We expect to rely primarily on trade secret and contractual protections for our confidential and proprietary information and we have taken security measures we believe are appropriate to protect this information. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. We seek to protect our proprietary information by, among other things, entering into confidentiality agreements with employees, consultants and other third parties. These confidentiality agreements may not sufficiently safeguard our trade secrets and other confidential information and may not provide adequate remedies in the event of unauthorized use or disclosure of this information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or other proprietary information could be difficult, expensive and time-consuming and the outcome could be unpredictable. In addition, trade secrets or other confidential information could otherwise become known or be independently developed by others in a manner that could prevent legal recourse by us. If any of our trade secrets or other confidential or proprietary information were disclosed or misappropriated or if any such information was independently developed by a competitor, our competitive position could be harmed and our business could suffer.

Risks Related to this Offering and Ownership of Our Common Stock

Our share price may be volatile, which could prevent you from being able to sell your shares at or above the offering price.

Our stock could be subject to wide fluctuation in response to many risk factors listed in this section of the prospectus, and others beyond our control, including:

●	significant disruption to financial market and other economic activity caused by the outbreak and continuance of the Covid-19 pandemic;

●	impact of Covid-19 pandemic on our supply chain;

●	market shortages in raw materials or electronic components necessary to manufacture our products;

●	changes in government regulations relating to international tariffs;

●	concentration of sales among three largest customers;

●	return of karaoke products and its impact on our revenues and net profits;

●	pricing pressure due to rising competition;

●	inaccurate forecast of karaoke product demand;

●	costs and risks associated with carrying inventory;

●	loss or damage to goods in transit from factories in China to warehouse in California;

●	disruption to shipping industry;

●	our business is highly seasonal and tied to the holiday period;

●	we face very high competition and failure to develop or introduce new products may affect us;

●	dependence on third party suppliers;

●	consumer discretionary spending may affect karaoke purchases and is affected by various economic conditions and changes;

●	credit risk of customers, who experience financial difficulties and potential failure to pay us;

●	disruption in the operation of our warehouse center in California;

●	exposure to foreign currency exchange risk;

●	costs and risks associated with litigation; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

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Furthermore, the stock markets have experienced extreme price and volume fluctuations in the past several years. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as inflation, war, economic slow-down, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. If the market price of shares of our common stock after this offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

Our articles of incorporation allow for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 1,000,000 shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders of preferred stock the right to our assets upon liquidation, or the right to receive dividend payments before dividends are distributed to the holders of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may create such series and issue such shares in the future.

There are liquidity risks associated with our common stock.

There is a limited trading market for our shares of common stock and while the Company’s common stock may be approved for listing on NASDAQ Capital Market, there can be no assurance that (1) an active trading market will be developed or sustained, (2) the liquidity of such market, (3) the ability of our stockholders to sell their shares of common stock, or (4) the price that our stockholders may obtain for their common stock. If an active market for our common stock with meaningful trading volume does not develop or is not maintained, the market price of our common stock may decline materially below the offering price and you may not be able to sell your shares. Further, prior to NASDAQ listing, our stock traded on OTCQX and our shares of common stock were thinly traded. Therefore, prospective stockholders who require immediate liquidity in their investments should not invest in our common stock.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. You will experience immediate dilution of $2.77 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the public offering price. See “Dilution” for more detail.

The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Prior to this offering, our common stock was trading on the OTCQX. The offering price per share of our common stock offered by this prospectus was based upon following factors:

●	Our latest trading price on OTCQX and trading volumes;

●	Required bid and closing prices for listing on NASDAQ;

●	Our capital structure, including a reverse split of our common stock in the amount of one for thirty, effected on May 23, 2022;

●	General conditions of the capital markets at the time of this offering; and

●	Other factors deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

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Our management will have broad discretion in the use of the net proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, results of operations, financial condition and prospects could be harmed, and the market price for our common stock could decline.

Future sales, or the possibility of future sales, of a substantial number of our common shares could adversely affect the price of the shares and dilute stockholders.

Future sales of a substantial number of our common shares, or the perception that such sales will occur, could cause a decline in the market price of our common shares. This is particularly true if we sell our stock at a discount. In addition, in connection with this offering, our directors and executive officers will enter into lock-up agreements. If, after the end of such lock-up agreements, these stockholders sell substantial amounts of common shares in the public market, or the market perceives that such sales may occur, the market price of our common shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

In addition, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our common share price to decline.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 1,000,000 shares of our common stock in this offering will be approximately $3.3 million (or approximately $3.9 million if the underwriter exercises the over-allotment option in full), based upon a public offering price of $4.00 per share, and after deducting underwriting discounts and commissions and offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is presently quoted on the OTCQX under the symbol “SMDM”. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “MICS”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering.

As of May 23, 2022, there were approximately 184 holders of record of our common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock and our Board of Directors intends to continue its policy for the foreseeable future. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board of Directors and will be subject to limitations imposed under Delaware law.

DILUTION

If you purchase in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of December 31, 2021 was $11,799,697 or $9.66 per share of common stock.

“Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us in this offering of shares at a public offering price of $4.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our as adjusted net tangible book value as of December 31, 2021 would have been approximately $15.3 million, or $6.89 per share of common stock. This amount represents an immediate increase in net tangible book value of $2.87 per share to existing stockholders and an immediate dilution of $2.77 per share to purchasers in this offering.

The following table illustrates the dilution:

Public offering price per share of common stock	$4.00
Net tangible book value per share as of December 31, 2021	$9.66
Increase in net tangible book value per share attributable to this offering	$2.87
As adjusted net tangible book value per share after this offering	$6.89
Dilution per share to new investors	$2.77

The above table is based on 1,221,209 shares of common stock outstanding as of December 31, 2021, and excludes (except as otherwise set forth), as of such date:

●	1,155,556 shares of common stock issuable upon the exercise of warrants, with an exercise price of $10.50 per share;

●	561,112 shares of common stock issuable upon the exercise of pre-funded warrants, with an exercise price of $0.30 per share; and

●	57,000 shares of common stock issuable upon the exercise of outstanding options to directors, employees and consultants under our Equity Incentive Plan at a weighted average exercise price of $9.90.

If the underwriters exercise in full their over-allotment option, our net tangible book value per share after giving effect to this offering would be approximately $15.9 million or $6.71 per share, which amount represents an immediate increase in net tangible book value of $3.36 per share to existing stockholders and dilution to new investors of $2.96 per share.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of December 31, 2021 on:

●	an actual basis; and

●	on an adjusted basis to give effect to the sale by us of 1,000,000 shares of common stock in this offering, at the public offering price of $4.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The Company has effected a reverse split of its common stock simultaneously with this offering at a ratio of 1:30. Had the reverse split transaction occurred prior to December 31, 2021 there would have been a reduction of 35,415,055 in the number of shares of Common Stock Class B outstanding from 36,636,264 to 1,221,209. Common Stock Class B would have been reduced $354,150 to $12,212 from $366,362 and Additional Paid-in Capital would have increased by $354,150 from $24,452,633 to $24,896,783. The following table reflects the change in stockholders’ equity as of December 31, 2021 taking into account the reverse  split of our common stock outstanding.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our unaudited financial statements as of and for the period ended December 31, 2021, and the related notes thereto, included in this prospectus.

	As of December 31, 2021 (unaudited)
	Actual	As adjusted
Cash and cash equivalents	$7,375,305	$10,875,305
Total liabilities	$22,260,979	$22,260,979
Stockholders’ equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	$-	$-
Common Stock, Class A, $0.01 par value: 100,000 shares authorized; no shares issued and outstanding	-	-
Common Stock, Class B, $0.01 par value; 100,000,000 shares authorized; 1,221,209 and 2,221,209 shares issued and outstanding, respectively	12,212	22,213
Additional Paid-in Capital	24,896,783	28,386,782
Accumulated comprehensive income
Accumulated (deficit)	(13,109,298)	(13,109,298)
Total stockholders’ equity (deficit)	$11,799,697	$15,299,697

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 1,221,209 shares outstanding as of December 31, 2021 and excludes:

●	1,155,556 common stock issuable upon the exercise of warrants outstanding as of December 31, 2021, with an exercise price of $10.50 per share;

●	561,112 common stock issuable upon the exercise of pre-funded warrants outstanding as of December 31, 2021, with an exercise price of $0.30 per share; and

●	57,000 shares of common stock issuable upon the exercise of outstanding options to directors, employees and consultants under our Equity Incentive Plan at a weighted average exercise price of $9.90.

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Available Information

The Company is incorporated under the laws of the State of Delaware and was formed in 1994. Our common stock trades on the OTCQX Market under the symbol “SMDM”. Our principal executive offices are located at 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL, and our telephone number is (954) 596-1000. We maintain our corporate website at www.singingmachine.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We file reports with the Securities and Exchange Commission (“SEC”), including an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports that we file with, or furnish to, the SEC. The SEC maintains an Internet website, www.sec.gov that contains reports, proxy and information statements and other information that we file electronically with the SEC. Our website also includes corporate governance information, including our Code of Ethics and our Board committee charters. The information contained on our website does not constitute a part of this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion should be read in conjunction with the condensed consolidated financial statements and notes included elsewhere in this quarterly report. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. (See Part II, Item 1A, “Risk Factors “). These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements.

Statements included in this quarterly report that do not relate to present or historical conditions are called “forward-looking statements.” Such forward-looking statements involve known and unknown risks and uncertainties and other factors that could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” “expects,” “plans,” “should,” “could,” “will,” and similar expressions are intended to identify forward-looking statements. Our ability to predict or project future results or the effect of events on our operating results is inherently uncertain. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved.

Important factors to consider in evaluating such forward-looking statements include, but are not limited to: (i) changes in external factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) the effects of adverse general economic conditions, both within the United States and globally, (v) vendor price increases and decreased margins due to competitive pricing during the economic downturn (vi)various competitive market factors that may prevent us from competing successfully in the marketplace and (vii) other factors described in the risk factors section of our annual report on Form 10-K, our quarterly reports on 10-Q, or in our other filings made with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Overview

The Singing Machine Company, Inc., a Delaware corporation (the “Company”, “SMC”, “The Singing Machine”) and its three wholly-owned subsidiaries SMC (Comercial Offshore De Macau) Limitada (“Macau Subsidiary”), SMC Logistics, Inc. (“SMC-L”) and SMC-Music, Inc.(“SMC-M”) are primarily engaged in the development, marketing, and sale of consumer karaoke audio systems, accessories, musical instruments and musical recordings. The products are sold by SMC to retailers and distributors for resale to consumers.

Our products are sold throughout North America, Europe and Australia primarily through major mass merchandisers and warehouse clubs, on-line retailers and to a lesser extent department stores, lifestyle merchants, direct mail catalogs and showrooms, music and record stores, and specialty stores.

Representative customers include Amazon, Best Buy, BJ’s Wholesale, Costco, Sam’s Club, Target, and Wal-Mart. Our business has historically been subject to seasonal fluctuations causing our revenues to vary from quarter to quarter and between the same periods in different fiscal years. Our products are manufactured for the most part based on the purchase indications of our customers. We are uncertain of how significantly our business would be harmed by a prolonged economic recession, but we anticipate that continued contraction of consumer spending would negatively affect our revenues and profit margins.

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Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes Christmas. A substantial majority of our sales occur during the second quarter ending September 30 and the third quarter ending December 31. Sales in our second and third quarter, combined, accounted for approximately 86% and 85% of net sales in fiscal 2021 and 2020, respectively.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain items related to our consolidated statements of income as a percentage of net sales for the three and nine months ended December 31, 2021 and 2020:

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For Three Months Ended		For the Nine Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net Sales	100.0%	100.0%	100.0%	100.0%

Cost of Goods Sold	75.0%	70.7%	77.1%	72.2%

Gross Profit	25.0%	29.3%	22.9%	27.8%

Operating Expenses
Selling expenses	6.6%	8.8%	6.1%	7.7%
General and administrative expenses	10.1%	11.3%	12.0%	12.1%
Depreciation and amortization	0.3%	0.4%	0.4%	0.5%

Total Operating Expenses	17.0%	20.5%	18.5%	20.3%

Income (Loss) from Operations	8.0%	8.8%	4.4%	7.5%

Other Income (Expenses)
Gain from Paycheck Protection Plan loan forgiveness	0.0%	0.0%	1.0%	0.0%
Gain - related party	0.0%	1.1%	0.0%	0.4%
Gain from damaged goods insurance claim	0.0%	0.0%	0.0%	2.5%
Gain from extinguishment of accounts payable	0.0%	0.0%	0.5%	0.9%
Interest expense	-0.7%	-1.4%	-0.8%	-0.9%
Finance costs	0.0%	-0.1%	-0.1%	-0.1%

Total Other Income (expenses), net	-0.7%	-0.4%	0.6%	2.8%

Income Before Income Tax Provision	7.3%	8.4%	5.0%	10.3%

Income Tax Provision	-0.5%	-1.6%	-0.6%	-2.4%

Net Income	6.8%	6.8%	4.5%	7.9%

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QUARTER ENDED DECEMBER 31, 2021 COMPARED TO THE QUARTER ENDED DECEMBER 31, 2020

Net Sales

Net sales for the quarter ended December 31, 2021 increased to approximately $21,244,000 from approximately $16,973,000 an increase of approximately $4,271,000 as compared to the same period ended December 31, 2020. The increase in net sales was primarily due to strong demand for products and goods that shipped late in the season due to the late arrival of goods that were scheduled to ship in the previous quarter but were significantly delayed at the Port of Los Angeles due to global logistics issues affecting all industries.

Gross Profit

Gross profit for the quarter ended December 31, 2021 increased to approximately $5,309,000 from approximately $4,974,000 an increase of approximately $335,000 as compared to the same period in the prior year. The increase in net sales contributed approximately $1,252,000 to the increase in gross profit but was offset by a reduction in gross profit margin of approximately $917,000.

Gross profit margin for the three months ended December 31, 2021 was 25.0% compared to 29.3% for the three months ended December 31, 2020. There was a decrease in Carpool Karaoke (“CPK) product sales, of approximately $2,256,000, which accounted for approximately 2.9 margin points of the 4.3 gross profit margin point decrease with the remaining 1.4 point decrease primarily due to product cost increases in raw materials and a significant increase in freight costs due to global logistics issues that were only partially passed on to customers.

Operating Expenses

For the quarter ended December 31, 2021, total operating expenses increased to approximately $3,616,000 compared to approximately $3,481,000 from the same period in the prior year. This represents an increase in total operating expenses of approximately $135,000 from the quarter ended December 31, 2020. The increase in operating expenses is primarily due to an increase in general and administrative expenses of approximately $229,000. There was an increase in pallet expenses, warehouse supplies and expense and temporary labor at our California facility of approximately $206,000 due to an increase in third party logistics business as well as price increases due to inflation and supply chain shortages. There was an increase in legal, accounting, consulting fees and investor relations expenses of approximately $138,000 primarily related to the private placement transaction (see Note 10 - AUGUST 2021 PRIVATE PLACEMENT). There was an increase in bad debt reserve expense of approximately $165,000 related to the increase in net sales and accounts receivable. These increases were offset by a decrease in payroll expenses of approximately $295,000 primarily due to significant decrease in executive bonus accruals during the three months ended December 31, 2021 compared to the three month period ended December 31, 2020.

Income From Operations

There was income from operations of approximately $1,694,000 for the three months ended December 31, 2021 compared to income from operations of approximately $1,493,000 for the three months ended December 31, 2020. The increase in income from operations of approximately $201,000 was primarily due to the increase in gross profit offset by the increase in operating expenses as explained above.

Other Income (Expenses)

Other expenses increased by approximately $103,000 to approximately $165,000 in other expenses, net for the three months ended December 31, 2021 compared to approximately $61,000 in other expenses, net for the same period ended December 31, 2020. During the three months ended December 31, 2020 there was a gain from related party of approximately $188,000 from related party accounts receivable that had previously been written off as uncollectible. During the three months ended December 31, 2021 there was a reduction in interest expense and finance amortization costs of approximately $85,000 compared to the three months ended December 31, 2020 which offset the gain from related party.

Income Taxes

For the three months ended December 31, 2021 and 2020 the Company recognized an income tax provision of approximately $103,000 and $264,000, respectively, due to management’s best estimate of the Company’s full year effective tax rate of approximately 11.1% and 23.0%, respectively.

Net Income

For the three months ended December 31, 2021 there was net income of approximately $1,426,000 compared to net income of approximately $1,167,000 for the same period a year ago. The decrease in net income was primarily due to the same reasons discussed in Income from Operations, Other Income (Expenses) and Income Taxes.

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NINE MONTHS ENDED DECEMBER 31, 2021 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 2020

Net Sales

Net sales for the nine months ended December 31, 2021 increased to approximately $44,679,000 from $42,310,000 an increase of approximately $2,369,000 as compared to the same period ended December 31, 2020 primarily due to sales increases in two “club store” customers that increased their assortment due to increased consumer demand and was offset by a decrease in CPK product sales.

Gross Profit

Gross profit for the nine months ended December 31, 2021 decreased to approximately $10,215,000 from approximately $11,759,000 a decrease of approximately $1,544,000 as compared to the same period in the prior year. Despite the increase in net sales, which contributed approximately $658,000 increase in gross profit margin, this increase was offset by a decrease of approximately $2,202,000 in gross profit margin or approximately 4.9 margin points on products sold.

Gross profit margin for the nine months ended December 31, 2021 was 22.9% compared to 27.8% for the nine months ended December 31, 2020. There was a decrease in CPK product sales, (that yield a substantially higher gross profit margin than our traditional product) of approximately $2,493,000, which accounted for approximately 2.5 margin points of the 4.9 gross profit margin point decrease. The remaining decrease of approximately 2.4 points of gross margin was primarily due to product cost increases in raw materials and a significant increase in freight costs due to global logistics issues that were only partially passed on to customers.

Operating Expenses

For the nine months ended December 31, 2021, total operating expenses decreased to approximately $8,261,000 compared to approximately $8,599,000 from the same period in the prior year. This represents a decrease in total operating expenses of approximately $338,000 from the nine months ended December 31, 2020. The decrease in operating expenses is primarily due to a decrease in selling expenses of $547,000. There was a decrease in freight expenses of approximately $460,000 associated with a decrease in outbound freight as two major club accounts did not have special projects requiring the company to ship freight prepaid instead of collect as well as inbound freight expense reduction due to a decrease in product returns. There was a reduction in royalty expense of approximately $325,000 primarily due to the reduction in CPK sales as explained in net sales. These decreases in selling expenses were offset by an increase in discretionary marketing expense of approximately $284,000.

These decreases in selling expenses of approximately $547,000 were offset by an increase in general and administrative expenses of approximately $223,000 primarily due to an increase in legal, accounting, consulting fees and investor relations expenses primarily related to the private placement transaction (see Note 10 - August 2021 Private Placement).

Income From Operations

There was income from operations of approximately $1,954,000 for the nine months ended December 31, 2021 compared to income from operations of approximately $3,160,000 for the nine months ended December 31, 2020. The decrease in income from operations of approximately $1,206,000 was primarily due to the reduction in operating expenses offset by the decrease in gross profit as explained above.

Other Income (Expenses)

Other income decreased by approximately $920,000 to approximately $294,000 in other income, net for the nine months ended December 31, 2021 compared to approximately $1,214,000 in other income, net for the same period ended December 31, 2020. During the nine months ended December 31, 2021 there were one-time gains of approximately $696,000 primarily due to forgiveness of the loan under the Paycheck Protection Program of approximately $448,000 which included principal and interest and there was an accounts payable forgiveness of approximately $236,000 from one vendor on goods that were damaged in the prior year compared to a recovery of approximately $1,068,000 in out-of-pocket expenses relating to a prior year damaged goods insurance claim during the nine months ended December 31 2020 and accounts payable forgiveness of $390,000 from the vendor who caused the damaged goods problem. During the nine months ended December 31, 2020 there was a gain from related party of approximately $188,000 from related party accounts receivable that had previously been written off as uncollectible. The remaining variance in other income, net was primarily due to a decrease in interest expense and amortization of deferred financing costs associated with the financing terms of the Crestmark Facility and IHC Facility.

Income Taxes

For the nine months ended December 31, 2021 and 2020 the Company recorded an income tax provision of approximately $249,000 and an approximately $1,006,000, respectively, due to management’s best estimate of the Company’s full year effective tax rate of approximately 11.1% and 23.0%, respectively.

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Net Income

For the nine months ended December 31, 2021 there was net income of approximately $2,000,000 compared to net income of approximately $3,368,000 for the same period a year ago. The decrease in net income was primarily due to the same reasons discussed in Income from Operations, Other Income (Expenses) and Income Taxes.

FISCAL YEAR ENDED MARCH 31, 2021 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 2020

The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of the Company’s total revenues:

	For the Fiscal Years Ended
	March 31, 2021	March 31, 2020

Net Sales	100.0%	100.0%
Cost of Sales	73.2%	78.8%
Operating Expenses	23.7%	29.7%
Operating Income (Loss)	3.1%	-8.5%
Other Income (Expenses), Net	2.5%	-0.6%
Income (Loss) Before Income Tax (Provision) Benefit	5.6%	-9.1%
Income Tax (Provision) Benefit	-1.0%	1.7%
Net Income (Loss)	4.6%	-7.4%

Net Sales

Net sales for the year ended March 31, 2021 (“Fiscal 2021”) were approximately $45.8 million. This represents an increase of approximately $7.3 million as compared to approximately $38.5 million in the fiscal year ended March 31, 2020 (“Fiscal 2020”). There was an increase in sales of our Carpool Karaoke Product (“CPK”) of approximately $2.7 million as the product gained popularity on social media. There was an increase in product demand and a decrease in overstock returns of approximately $2.0 million due to the increase in demand for home entertainment products like karaoke related to COVID 19 activity restrictions. There was no one-time revenue loss as in the prior fiscal year when we experienced a loss of revenue of approximately $1.6 million of chargebacks from a major customer due to a water damaged goods incident. There was a decrease in co-op promotion incentives of approximately $0.9 million as several major customers did not run customary holiday promotions.

Gross Profit

Gross profit for Fiscal 2021 was approximately $12.3 million or 26.8% of total revenues compared to approximately $8.2 million or 21.2% of sales for Fiscal 2020, an increase of approximately $4.1 million as compared to the same period in the prior year. The increase in net sales and decrease in co-op promotion incentives as explained above accounted for approximately $1.6 million and $0.8 million, respectively of the increase in gross profit. The remaining increase of approximately $1.6 million was primarily due to an increase in profit margin primarily from the increased sales of CPK product which yield significantly higher gross profit margin.

Gross profit margin for Fiscal 2021 was 26.8% compared to 21.2% for Fiscal 2020, an increase of 5.6 margin points. The decrease in in co-op promotion incentives of approximately $0.9 million as explained above accounted for approximately 3.3 points of the increase in gross profit margin. There was an increase in gross profit margin of approximately $1.6 million or 1.5 margin points due to increased sales of our CPK product which yielded average gross profit margins of 59.8%. The remaining 0.8 margin point increase was primarily due to the mix of products sold.

Operating Expenses

In fiscal year 2021, our operating expenses decreased from approximately $11.5 million to approximately $10.9 million, a decrease of approximately $0.6 million compared to the same period last year. Selling expenses decreased by approximately $0.3 million due to a decrease in discretionary marketing expenses of approximately $0.5 million associated with one-time expenses associated with the rollout of the new CPK Product in the prior year and offset by an increase of approximately in $0.2 million in royalty expense associated with the increase in licensed CPK product.

There was a decrease in bad debt expense of approximately $0.2 million as only one smaller customer filed for bankruptcy in fiscal 2021 compared to the bankruptcy filing of two customers of approximately $0.3 million in fiscal 2020.

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Other Income (Expenses)

Other income and (expenses), net increased by approximately $1.5 million to approximately $1.2 in other income, net for the fiscal year ended March 31, 2021 compared to approximately $0.3 million in other expenses, net for the same period ended March 31, 2020. This increase in other income, net was primarily due to one-time gains associated with the recovery of approximately $1.1 million in out-of-pocket expenses relating to a prior year damaged goods insurance claim and a vendor settling accounts payable of $0.4 million from the factory that caused the damage. There was an additional one-time gain of approximately $0.2 million from Cosmo, a related party, related to payment in fiscal 2021 of prior year sales which were reversed and the related receivable was initially deemed uncollectible and written off in the prior fiscal year. These increases in other income were offset by an increase in interest expense and amortization of deferred financing costs of approximately $0.2 million associated with the financing terms of the Crestmark Facility and IHC Facility.

Income (Loss) Before Income Tax (Provision) Benefit

We had income before income tax provision of approximately $2.6 million in Fiscal 2021 compared to a loss before tax benefit of approximately $3.5 million in Fiscal 2020 for a total increase in income before income tax provision of approximately $6.1 million. Net income from operations contributed approximately $4.6 million of the increase due increases in net sales and gross profit and decreased operating expenses as explained above. The increase in other income and expenses, net of $1.5 million as explained above accounted for the remaining increase in income before income tax provision.

Income Tax Benefit (Provision)

Significant management judgment is required in developing our provisions for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against deferred tax assets. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is not likely to be realized. On March 31, 2021 and 2020, we had net deferred tax assets of approximately $0.9 million and approximately $1.3 million, respectively. The deferred tax assets on March 31, 2021 and 2020 were net of a valuation allowance of approximately $23,000 and approximately $88,000, respectively due to management’s belief that certain tax assets will more than likely expire prior to the Company’s these assets being realized.

In Fiscal 2021 we recognized an income tax provision of approximately $0.5 million compared to an income tax benefit of approximately $0.6 million in Fiscal 2020. The Company’s effective tax rate for the fiscal year ended March 31, 2021 was approximately 17.4% as compared to 18.1% for Fiscal 2020.

We operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Net Income

As a result of the foregoing, we had net income of approximately $2.2 million and a net loss of approximately $2.9 million for Fiscal 2021 and Fiscal 2020, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2021, Singing Machine had cash on hand of approximately $7,375,000 as compared to cash on hand of approximately $823,000 on December 31, 2020. We had working capital of approximately $9,811,000 as of December 31, 2021. Net cash used in operating activities was approximately $3,113,000 for the nine months ended December 31, 2021. During the nine months ended December 31, 2021 there was an increase in accounts receivable of approximately $10,124,000 due to a seasonal increase in sales and an increase in inventories of approximately $5,933,000 due to in-transit and receipt of inventory intended for peak season shipments but were received too late to ship due to global logistics issues. These increases in net cash used in operating activities were offset by an increase in in accounts payable and accrued expenses of approximately $4,531,000 due to delayed receipt of seasonal purchases of product for the peak season due to global logistics issues. There was a decrease in amounts due from Crestmark Bank of approximately $4,557,000 as cash collected in excess of amounts due on the revolving credit during the first quarter was used to pay for the seasonal increase in inventory. There was a seasonal increase in reserve for sales returns of approximately $1,962,000.

Net cash provided by operating activities was approximately $165,000 for the nine months ended December 31, 2020. During the nine months ended December 31, 2020 there was a decrease in insurance receivable of approximately $1,268,000 as we received proceeds for the one-time damaged goods incident that occurred in the prior fiscal year as well as a gain from the extinguishment of accounts payable of $390,000 from one vendor related to the damaged goods issue. There was a decrease in inventory of approximately $1,781,000 as the Company sold excess inventory left over from the prior fiscal year. There was a seasonal increase in reserves for sales returns of approximately $1,742,000. There was an increase in accrued expenses of approximately $580,000 primarily due to seasonal co-op promotion allowances, commissions and royalties. These increases in cash provided by operations were offset by an increase in accounts receivable of approximately $7,056,000 due to peak season sales. There was an increase in amounts due from banks of approximately $1,172,000 due to cash collected in excess of amounts due on the revolving credit facilities with Crestmark Bank. There was a reduction in refunds due to customers of approximately $705,000 primarily due to settlement of prior year damaged goods claims with one major customer. There was a decrease in accounts payable of approximately $1,470,000 as the Company sold off excess inventory from the prior year and did not need to purchase as much new inventory to fulfill orders.

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Net cash used in investing activities for the nine months ended December 31, 2021 was approximately $78,000 as compared to approximately $89,000 used in investing activities for the same period ended a year ago and consisted primarily of purchases of molds and tooling for new products.

Net cash provided by financing activities for the nine months ended December 31, 2021 was approximately $6,979,000 compared to cash provided by financing activities of approximately $402,000 for the same period ended of the prior year. We borrowed approximately $8,562,000 from our Crestmark Facility and IHC Facility for working capital. In August 2021, the Company received net proceeds of approximately $1,838,000 from the execution of private placement and stock redemption agreements as summarized in the next two paragraphs. These financing activities were offset by a payment of $150,000 on the subordinated related party debt, payment of deferred finance charges associated with the closing of the Crestmark and IHC Facilities of approximately $38,000 with the remaining difference used to pay scheduled installments on installment notes and finance leases.

In August 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with large institutional investors and a strategic investor for private placement of (i) 16,500,001 shares of its common stock (the “Shares”) together with common warrants to purchase up to 16,500,000 shares of common stock for an exercise price of $0.35 per share, and (ii) 16,833,333 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock at an exercise price of $0.01 per share, together with Common Warrants to purchase up to 16,833,333 shares of common stock at an exercise price of $0.35 per share (the “Private Placement”). Shares issuable upon the exercise of the Pre-Funded Warrants and Common Warrants are hereinafter referred to as the “Warrant Shares”. The closing of the Private Placement took place on August 10, 2021, when the Shares, Common Warrants, and Pre-Funded Warrants were delivered to the purchasers and funds, in the amount of approximately $9,800,000, were received by the Company. Approximately $7,200,000 of the funds received were used to execute the Redemption Agreement as explained in the next paragraph. The Company received an increase in working capital of approximately $1,800,000 of working capital after settlement of expenses associated with closing of these transactions.

In August, 2021, the Company entered into a stock redemption agreement (the “Redemption Agreement”) with Koncepts International Limited (“Koncepts”) and Treasure Green Holdings, Ltd. (“Treasure Green”), pursuant to which the Company agreed to redeem 19,623,155 shares of common stock of the Company (the “Redeemed Shares”). The closing of the transactions set forth in the Redemption Agreement took place on August 10, 2021, at which time the Redeemed Shares were assigned and transferred back to the Company and the Company paid approximately $7,200,000 to Koncepts and Treasure Green. The Redeemed Shares were retired and are available for reissuance in the future.

Net cash provided by financing activities for the nine months ended December 31, 2020 was approximately $402,000. We received loan proceeds from Crestmark in the amount of approximately $444,000 under the Paycheck Protection Program with the remaining variance primarily due to repayments of installment and capital lease payments. In the prior fiscal year we received approximately $284,000 from a financing arrangement with Dimension Funding to finance implementation of a new Enterprise Resource Planning system. This increase in cash provided by financing activities were offset by payments of finance leases and the bank term note of approximately $136,000.

On June 16, 2020, the Company executed an Intercreditor Revolving Credit Facility with Crestmark and IHC on eligible accounts receivable and inventory which replaced the Company’s previous revolving credit facility with PNC Bank which was terminated on June 16, 2020 (See Note 6 - Bank Financing). As of this filing, we have borrowed approximately $2,500,000 on the IHC Facility, is the maximum loan amount on eligible inventory allowed by this facility and borrowed approximately $1,000,000 on our Crestmark Facility which will make available up to $10,000,000 of eligible accounts receivable as the fiscal year progresses. As of this filing the Company has approximately no additional borrowings currently available from the Crestmark facility until the end of February as per the facility agreement at which time the Company will have approximately $1,000,000 available on the facility.

On May 5, 2020, the Company received loan proceeds from Crestmark in the amount of approximately $444,000 under the Paycheck Protection Program (“PPP”). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest may be forgivable to the extent the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness may be reduced if the borrower terminates employees or reduces salaries during the eligible period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments until a forgiveness application has been accepted and reviewed by the Small Business Administration (“SBA”), and the SBA provided Crestmark with the loan forgiveness amount. In June 2021 the Company received notification from the SBA that the loan had been forgiven in its entirety. For the nine months ended December 31, 2021, a gain of approximately $448,000 (including principal and interest) from the forgiveness of the loan was included in other income and expenses in the accompanying condensed consolidated statements of income.

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In August 2019, a major customer received goods that were significantly water damaged due to excess moisture absorbed in pallets shipped by the factory. As a result we incurred a loss in cash flow of approximately $1,559,000 in revenue and approximately $849,000 in additional out of pocket expenses to retrieve, inspect, warehouse and properly destroy the goods in the prior fiscal year. As of this filing we have we recovered approximately $2,336,000 from our cargo insurance coverage which settled approximately $1,268,000 in insurance claim receivable with the remaining proceeds reflected in other income and (expenses) as a gain from damaged goods insurance claim in the condensed consolidated statement of income. For the three and nine months ended December 31, 2020 the gain from damaged goods insurance claim was approximately $0 and $1,068,000, respectively. We also secured vendor invoice credits of $390,000 from the factory that caused the damage which is reflected as gain from extinguishment of accounts payable in the condensed consolidated statement of income for the nine months ended December 31, 2020.

We believe that current working capital, cash expected to be generated from our operating forecast, along with the availability of cash from our credit facilities (See Note 6 - BANK FINANCING) assuming that they are revised and or extended, will be adequate to meet the Company’s liquidity requirements for at least twelve months from the filing of this report. As both the Crestmark Bank (“Crestmark Facility”) and the Iron Horse Credit (“IHC”) Facility (“IHC Facility”) are set to expire on June 15, 2022, the Company expects to negotiate a revision or extension of these debt facilities upon their maturity, however, there can be no assurance that such revision or extension will occur or at what terms.

CRITICAL ACCOUNTING POLICIES

The Company’s interim financial statements were prepared in accordance with United States generally accepted accounting principles, which require management to make subjective decisions, assessments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the judgement increases such judgements become even more subjective. While management believes that its assumptions are reasonable and appropriate, actual results may be materially different than estimated. The critical accounting estimates and assumptions have not materially changed from those identified in the Company’s 2021 Annual Report on Form 10-K.

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BUSINESS

History

The Singing Machine Company, Inc., a Delaware corporation, and wholly-owned subsidiaries SMC (Comercial Offshore De Macau) Limitada (“Macau Subsidiary”), SMC Logistics, Inc. (“SMCL”) and SMC-Music, Inc. (“SMCM”), are primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories and musical recordings. The products are sold directly to distributors and retail customers.

Singing Machine is a leading global karaoke and music entertainment company that specializes in the design and production of quality karaoke and music enabled consumer products for adults and children. Our products are among the most widely available karaoke products in the world. Our mission is to “create joy through music.” In order to deliver on this mission, we are focused on the following multi-prong approach:

●	In the short-term, improve profitability by optimizing operations and continue to expand gross margins.
●	In the mid-to-long-term, continue to grow our global distribution and expand into new product categories that take advantage of our vast distribution relationships and sourcing abilities.

Our portfolio of owned and licensed brands and products are organized into the following categories:

Karaoke—including our flagship brand Singing Machine, our karaoke line is driven by quality products at affordable price points that deliver great value to our customers. All of Singing Machine’s karaoke products are Bluetooth® enabled to allow access digital music content via our mobile apps available on iOS and Android platforms. The core karaoke line offers best-in-class innovative features such as: enable customers to output video to a TV screen, correct singer’s pitch in real-time, stream karaoke content directly to the machine, sing duets, display scrolling lyrics in-time with the song, and play custom karaoke CD+G discs. Its products are sold directly to consumers via its retail channels, ecommerce, own website, and distributors worldwide. This product category accounted for approximately 76% of the Company’s net sales in our fiscal year ending March 31, 2021.

Licensed Products—including brands such as Carpool Karaoke. In 2019, we entered into a 3-year license agreement with CBS® for its Carpool Karaoke brand, made popular by James Corden on The Late Late Show with James Corden. The Company launched an innovative Carpool Karaoke Microphone that works specifically in the car. While this license agreement with CBS® expires on September 30, 2022, we are exploring renewing the license agreement and exploring other new licensing opportunities. This product category accounted for approximately 10% of the Company’s net sales in our fiscal year ending March 31, 2021.

Microphones and Accessories— the Company currently offers a line of traditional microphone accessories that are compatible with Singing Machine karaoke machines. These microphones feature an assortment of colors, come wired or wireless, and may include new features like party lighting and voice changing effects. The Company is also seeing growth in portable Bluetooth® microphones which are marketed under the Party Machine brand. This product category accounted for approximately 10% of the Company’s net sales in our fiscal year ending March 31, 2021.

Singing Machine Kids Youth Electronics—including the brand Singing Machine Kids. Our Kids line of products offer fun music entertainment features designed specifically for children. SMC Kids products provide a high quality introduction to singing and music entertainment for young singers and offer innovative features like voice changing effects, recording, Bluetooth® compatibility, and portability. This product category accounted for approximately 3% of the Company’s net sales in our fiscal year ending March 31, 2021.

Music Subscriptions—in conjunction with its premium partner, Stingray Digital, the Company offers karaoke music subscription services for the iOS and Android platforms as well as a web-based download store and integrated streaming services for Singing Machine hardware. The Company currently offers almost 20,000 licensed karaoke songs in the catalog. This product category accounted for approximately 1% of the Company’s net sales in our fiscal year ending March 31, 2021.

Product Development and Design

Product development is a key element of our strategic growth plan. We strive to deliver many new exciting consumer products to market every single year to retain our presence as the market-leader in consumer karaoke products. Strategic product development is done in-house from our corporate headquarters in Fort Lauderdale, FL where we identify new potential categories, features, and price points. Products are created in conjunction with contract product designers and inventors in collaboration with our contract manufacturers in China to deliver fun products that represent tremendous value to our customers. In addition to new products, we always look for ways to improve existing products to hit more affordable price points or improve features based upon market feedback.

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Business Segments

We operate in one principal industry segment across geographically diverse marketplaces, selling our products globally to large, national retailers as well as independent retailers, on our retailer’s websites, and our own direct to consumer website. In North America, our customers include Amazon.com, Costco, Sam’s Club, Target and Wal-Mart. Our largest international territories are the U.K. and Australia where we sell through international distributors, representatives, and to select international retail customers in geographic locations where we do not have a direct sales presence.

Suppliers and Manufacturing

We source our products from a variety of contract manufacturers in southern China. We are not dependent on any one supplier as we use many manufacturers (currently over 5) to make our products. We maintain a Hong Kong office that provides us with factory management, sourcing, quality control, engineering, and product development. We buy finished goods from our suppliers and generally do not source raw materials for manufacturing, however in limited circumstances where we develop proprietary hardware and software, we will secure the proprietary circuits and provide to our contract manufacturers for assembly into the final product. While we are not responsible to source raw materials, we rely on our contract manufacturers’ ability to secure injected plastic, wood cabinets, integrated circuits, display panels, speaker drivers, and other components that are necessary for assembly into our final products.

Our goods are produced by our contract manufacturers and are either shipped via ocean vessels to our distribution center in Ontario, California or we utilize a direct import program where our retail customers coordinate to pick up the goods FOB China. The direct import program allows our customers to take advantage of better ocean container rates through bigger volume and allows us to bypass our California warehouse. We maintain a third-party logistics warehouse in Canada where we sell directly to retail customers and independent channels in Canada. Historically, most of our customers pick up goods from our warehouse (freight collect).

Sales and Marketing

Our products are marketed and sold through our direct sales team, working in conjunction with independent sales representatives that provide sales and customer support for our retail customers in North America. Sales are recognized upon transfer of title to our customers and are made utilizing standard credit terms of approximately 60-90 days. Our sales terms indicate that we only accept returns for defective merchandise, however we have accepted overstock returns from our retail partners in the past. Please see risk factor titled “We are subject to the risk that some of our large customers may return karaoke products that they have purchased from us and if this happens, it would reduce our revenues and profitability” under “Risk Factors”

We seek to expand our direct-to-consumer sales, which we believe will increase overall gross margins and also increase brand awareness.

Marketing, promotion and consumer engagement are key elements in the youth electronics, toy, and music categories. Historically, a significant percentage of our promotional spending has been structured as co-op promotion incentives with our large retail partners. We continue to focus our marketing efforts on growing brand awareness among our target consumer demographic, optimizing marketing investments, and executing an integrated marketing strategy. We believe an important component of our future growth is based on speaking to the right customer, with the right content, in the right channel, at the right time. We have implemented online marketing, social media, and digital analytics tools, which allow us to better measure the performance of our marketing activities, learn from our consumers, and receive valuable insights into industry and competitor activities.

Customer service is a critical component of our marketing strategy. We maintain a U.S.-based internal customer service department within our corporate headquarters that responds to customer inquiries, investigates and resolves issues, and is available to assist customers and consumers during business hours.

Competition

The youth electronics, toy, and music industry has many participants, none of which has dominant market share, though certain companies may have disproportionate strength in specific product categories. We compete with a number of different companies in a variety of categories, although there is no single company that competes with us across all of our product categories. Our largest direct competitors are Singsation®, Singtrix®, eKids®, Bonaok, Karaoke USA™, and Ion® Audio.

The primary method of competition in the industry consists of brand positioning, product innovation, quality, price, and timely distribution. Our competitive strengths include our ability to develop innovative new products, speed to market, our relationships with major retailers, and the quality and pricing of our products.

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Intellectual Property

We rely on a combination of trademarks and trade secrets to protect our intellectual property. In certain circumstances, we will partner with third parties to develop proprietary products, and, where appropriate, we have license agreements related to the use of third-party innovation in our products. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

Customers

Sales to the Company’s top five customers together comprised approximately 90% and 80% of our net sales in our fiscal years ending March 31, 2021 and March 31, 2020, respectively. In our fiscal year ending March 31, 2021, revenues from four of these customers represented greater than 10% of net sales at a percentage of 36%, 20%, 13% and 12% of total net sales. In our fiscal year ending March 31, 2020, revenues from three of these customers represented greater than 10% of net sales at a percentage of 41%, 13%, and 10% of total net sales.

We have no long-term contracts with these customers, and as a result, our success depends heavily on our customers’ willingness to purchase and provide shelf space for our products.

Seasonality

We do experience heightened seasonal demand for our products in our second and third quarters of our fiscal year. In our fiscal year ending March 31, 2021 and our fiscal year ending March 31, 2020, approximately 86% and 85%, respectively of our net sales shipped in our second and third quarters. However, we continually look for products and new categories to reduce our reliance on seasonality.

Regulatory Matters

Each of our products is designed to comply with all applicable mandatory and voluntary safety standards. In the United States, these safety standards are promulgated by federal, state and independent agencies such as the US Consumer Product Safety Commission, ASTM, the Federal Communications Commission, the Food and Drug Administration, the Federal Trade Commission, and various states Attorney Generals and state regulatory agencies. All of our products are independently tested by third party laboratories accepted by the Consumer Product Safety Commission to verify compliance to applicable safety standards. A similar approach is used to design and test products sold internationally.

Insurance

We carry product liability insurance that provides us with $10,000,000 coverage with a minimal deductible. We consult with our insurers to ascertain appropriate liability coverage for our product mix. We believe our current coverage is adequate for our existing business and will continue to evaluate our coverage in the future in line with our expanding sales and product breadth.

Human Capital Resources

We believe that the development, attraction and retention of employees is an important factor to our Company’s success. We offer our employees a wide range of benefits, including 100% paid health benefits for the employee, generous leave, vacation, and personal paid time-off, 12 paid company holidays a year, and flexible work hours to work-from-home. To support the advancement of our employees, we offer training and development programs encouraging advancement from within. As of the filing of this prospectus, we had 23 employees, 15 of which are located at our corporate office and 8 at our logistics center in Ontario, California. During peak shipping season (July thru December), we rely heavily on temporary labor at our logistics warehouse to handle the increased shipment volume.

Environmental Issues

We may be subject to legal and financial obligations under environmental, health and safety laws in the United States and in other jurisdictions where we operate. We are not currently aware of any material environmental liabilities associated with any of our operations.

Properties

We entered into an operating lease agreement, effective October 1, 2017, for our corporate headquarters located in Fort Lauderdale, Florida where we lease approximately 6,500 square feet of office space. The lease expires on March 31, 2024. The base rent payment is approximately $9,400 per month, subject to annual adjustments.

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We entered into an operating lease agreement, effective June 1, 2013, for 86,000 square feet of warehouse space in Ontario, California for our logistics operations. On June 15, 2020 we executed a three-year lease extension which will expire on August 31, 2023. The renewal base rent payment is $65,300 per month with a 3% increase every 12 months for the remaining term of the extension.

We entered into an operating lease agreement, effective May 1, 2018, for 424 square feet of office space in Macau. The rent is fixed at approximately $1,600 per month for the duration of the lease which expired on April 30, 2021. In May 2021 we executed a one-year lease extension which will expire on April 30, 2022. The lease provides for a renewal option to extend the lease. Rent expense on the new lease is fixed at approximately $1,700 per month for the duration of the lease term.

We believe that our facilities are well maintained, in substantial compliance with environmental laws and regulations, and adequately covered by insurance. We also believe that our leased facilities are not unique and could be replaced, if necessary, at the end of the term of the existing leases.

Legal Proceedings

From time to time, we may be involved in legal proceedings in the ordinary course of our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors.

As of the date of this prospectus, we are aware of the following:

On September 11, 2020 a complaint was filed against the Company’s SMCL subsidiary and various staffing agencies used by SMCL in a Superior Court of San Bernadino County. The complaint alleges an employee of the Company committed employment practice violations against a former temporary employee not employed by us. Management has investigated the allegation and has engaged an employment attorney to defend the lawsuit. The case is still in discovery and no trial date has been set. Management does not believe the claims have merit and does not believe the lawsuit will have a material adverse effect on our financial results.

We have been made aware of a lawsuit filed against the Company in the United States District Court for the Southern District of Florida by a plaintiff alleging infringement of patent under the Patent laws of the United States. As of the date of this Prospectus, the complaint has not been served upon the Company. Management believes the complaint to be without merit and intends to vigorously defend against the suit when served.

Other than as disclosed above, we are not a party to, and our property is not the subject of, any material legal proceedings.

Available Information

The Company is incorporated under the laws of the State of Delaware and was formed in 1994. We are publicly traded on the OTCQX Market under the symbol “SMDM”. Our principal executive offices are located at 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL, and our telephone number is (954) 596-1000. We maintain our corporate website at www.singingmachine.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We file reports with the Securities and Exchange Commission (“SEC”), including an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports that we file with, or furnish to, the SEC. The SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC. Our website also includes corporate governance information, including our Code of Ethics and our Board committee charters. The information contained on our website does not constitute a part of this report.

MANAGEMENT

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers:

Name	Age	Position(s)

Gary Atkinson	40	Chief Executive Officer, Director

Bernardo Melo	45	Chief Revenue Officer

Lionel Marquis	69	Chief Financial Officer

Harvey Judkowitz	77	Director

Joseph Kling	92	Director

Mathieu Peloquin	51	Director

Jay B. Foreman	60	Director Nominee

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Gary Atkinson joined the Company in January 2008 and served as General Counsel and Corporate Secretary. In November 2009, Mr. Atkinson was appointed as Interim Chief Executive Officer and was promoted as the Company’s permanent Chief Executive Officer in May, 2012. Since taking over as Chief Executive Officer, Mr. Atkinson has led the Company to seven consecutive years of profitability and growth in sales. Mr. Atkinson is a licensed attorney in Florida and Georgia. He graduated from the University of Rochester with a Bachelor’s Degree in Economics and has been awarded a dual-degree J.D./M.B.A. from Case Western Reserve University School of Law and Weatherhead School of Management. Effective August 11, 2021, Mr. Atkinson was appointed to the Board of Directors.

The Company believes that Mr. Atkinson is qualified to serve on the Board of Directors because of his 14+ years of karaoke industry experience and management experience.

Bernardo Melo has been with the Company since February 2003. Mr. Melo was appointed as Chief Revenue Officer on April 22, 2022 and has served as the Vice President of Global Sales and Marketing (“VP of Sales”) since 2008. During his tenure at the Singing Machine, Mr. Melo has overseen the sales and operations of the music division as well as managed the customer service department. Before taking over the responsibility of VP of Sales, Mr. Melo held dual roles with the Company managing the operations, licensing and sales of the music division while concentrating on hardware sales for the Latin America and Canada market as well as key U.S. accounts such as Walmart. Prior to joining the Company, Mr. Melo held a consulting role for Rewards Network formerly Idine. Mr. Melo’s assignment during his tenure was improving their operational procedures while increasing efficiencies and lowering operating cost. Mr. Melo also worked at Coverall North America as Director of Sales managing a startup initiative for the company covering 15 regional office and 40 sales reps across North America focusing on franchise sales. Overall Mr. Melo has over 15 years of sales, marketing and management experience.

Lionel Marquis joined the Company in June 2008 as Controller and Principal Accounting Officer and was appointed as the Company’s Chief Financial Officer in May, 2012. For the past 26 years Mr. Marquis has served as Controller and or Chief Financial Officer for several manufacturing and distribution companies in the South Florida area. Some of these companies include Computer Products, Inc (Artesyn Technologies Inc), US Plastic Lumber Corp., Casi-Rusco, (division of Interlogix Inc.), DHF Industries, Inc and Ingear Fashions, Inc. Mr. Marquis graduated from Bryant University with a Bachelor’s Degree in Business Administration with a major in accounting. Mr. Marquis is a Certified Public Accountant in the state of Florida.

Harvey Judkowitz has served as a director of the Company since March 29, 2004 and is the chairman of the Audit Committee. He is licensed as a CPA in New York and Florida. From 1988 to the present date, Mr. Judkowitz has conducted his own CPA practices. He has served as the Chairman and CEO of UniPro Financial Services, a diversified financial services company up until the company was sold in September of 2005. He was formerly the President and Chief Operating Officer of Photovoltaic Solar Cells, Inc.

The Company believes that Mr. Judkowitz is qualified to serve on the Board of Directors because he is a qualified CPA with over 18+ years’ experience on the Board.

Joseph Kling was appointed as a director of the Company on May 9, 2017. Mr. Kling has spent his entire career in the toy industry, most notably serving as CEO of View-Master, the iconic stereoscopic toy company, which later purchased Ideal Toy from CBS and later became View-Master Ideal, publicly traded on the Nasdaq. View-Master Ideal later acquired California Plush Toys and the entire group was later acquired by Tyco Toys in 1989. Kling later went into private M&A consulting and sat on the board of Russ Berrie & Co (currently known as Kids Brands, Inc.) for 21 years advising on the acquisition of several toy companies. Mr. Kling has also served on the Board of Crown Crafts, a large distributor of infant, toddler, and juvenile consumer products and on the board of Lancit Media Entertainment, a children’s and family media production company (formerly listed on the Nasdaq). Notably, Mr. Kling has been involved in many major toy company acquisitions of brands such as Melissa & Doug and Brio.

The Company believes that Mr. King is qualified to serve on the Board of Directors because of his success and relationships in the toy industry and his deep understanding of consumer products and market awareness of mergers and acquisitions in the toy industry.

Mathieu Peloquin was appointed as a director of the Company on December 1, 2021. Mr. Peloquin was appointed Senior Vice-President, Marketing and Communications at Stingray Group, Inc. (“Stingray”) in 2013 and oversees marketing, communication strategies, content and investor relations. Mr. Peloquin brings more than 20 years of experience as an expert marketer, strategist and inspiring leader. Prior to joining Stingray, Mr. Peloquin was Vice President of Marketing at Transcontinental Media Inc. and Vice President of Transcontinental Media Inc.’s Digital Marketing Solutions Group from 2010 to 2013. He also held several executive positions at Reader’s Digest Magazines Canada Limited and co-founded Equinox Marketing Services. Mr. Peloquin is a CPA, CMA and holds a Bachelor of Commerce from the School of Management of the Université du Québec à Montréal.

The Company believes that Mr. Peloquin is qualified to serve as a member of the Board of Directors due to his extensive business experience.

Jay B. Foreman has agreed to join the Board upon completion of this offering. Mr. Foreman has been a veteran of the toy industry for over 30 years. Mr. Foreman started his career at Fable Toys as a territory sales rep for the Jersey Shore and within ten years became SVP for Galoob Toys, where he was primarily responsible for developing the direct import business. He has founded multiple toy companies over his career, including co-founding Play-By-Play Toy’s and Novelties and more recently Play Along Toys, a leading toy company, which was subsequently sold to Jakks Pacific in 2004. Mr. Foreman later went on to found his third start up which became Basic Fun!, now the makers of Tonka™ trucks, Carebears™, K’NEX™, Lincoln Logs™, Playhut™. Mr. Foreman serves as CEO of Basic Fun!, which role he has had since he founded the company in 2009. He has also served on the boards of directors of the Toy Association and Licensing Merchandisers association. He currently chairs the Toy Industry trade show committee which is responsible for the world famous NY Toy Fair.

The Company believes that Mr. Foreman is qualified to serve as a member of the Board of Directors because of his extensive history and experience in the toy business, including his deep knowledge of licensing, operations, sales and marketing, M&A, and capital markets

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NOMINATION OF DIRECTORS

As provided in our nominating and governance committee charter and our Company’s corporate governance principles, the Nominating Committee is responsible for identifying individuals qualified to become directors. The Nominating Committee seeks to identify director candidates based on input provided by a number of sources, including (1) the Nominating Committee members, (2) our other directors, (3) our shareholders, (4) our Chief Executive Officer or Chairman, and (5) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

●	high personal and professional ethics and integrity;

●	the ability to exercise sound judgment;

●	the ability to make independent analytical inquiries;

●	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

●	the appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the Nominating Committee also takes into account when considering whether to nominate a potential director candidate the following factors:

●	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;

●	whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (the “SEC”) in Item 401 of Regulation S-K;

●	whether the person would qualify as an “independent” director under the listing standards of the OTC;

●	the importance of continuity of the existing composition of the Board of Directors to provide long term stability and experienced oversight; and

●	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The members of our Audit Committee are Messrs. Judkowitz, Kling and Foreman, with Mr. Judkowitz serving as the Chairperson. Each of Messrs. Judkowitz, Kling and Foreman is independent under the rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market applicable to audit committee members. Our board of directors has determined that Mr. Judkowitz qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq Stock Market.

Our Audit Committee has the responsibility for, among other things, (i) selecting, retaining and overseeing our independent registered public accounting firm, (ii) obtaining and reviewing a report by independent auditors that describe the accounting firm’s internal quality control, and any materials issues or relationships that may impact the auditors, (iii) reviewing and discussing with the independent auditors standards and responsibilities, strategy, scope and timing of audits, any significant risks, and results, (iv) ensuring the integrity of the Company’s financial statements, (v) reviewing and discussing with the Company’s independent auditors any other matters required to be discussed by PCAOB Auditing Standard No. 1301, (vi) reviewing, approving and overseeing any transaction between the Company and any related person and any other potential conflict of interest situations, (vii) overseeing the Company’s internal audit department, (v) reviewing, approving and overseeing related party transactions, and (viii) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

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Compensation Committee

The members of our Compensation Committee are Messrs. Judkowitz, Kling and Foreman, with Mr. Kling serving as the Chairperson. Our Compensation Committee has the responsibility for, among other things, (i) reviewing and approving the chief executive officer’s compensation based on an evaluation in light of corporate goals and objectives, (ii) reviewing and recommending to the Board the compensation of all other executive officers, (iii) reviewing and recommending to the Board incentive compensation plans and equity plans, (iv) reviewing and discussing with management the Company’s Compensation Discussion and Analysis and related information to be included in the annual report on Form 10-K and proxy statements, and (v) reviewing and recommending to the Board for approval procedures relating to Say on Pay Votes.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Judkowitz, Kling and Foreman, with Mr. Foreman serving as the Chairperson. Our Nominating and Corporate Governance Committee has the responsibility relating to assisting the Board in, among other things, (i) identifying and screening individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, (ii) recommending to the Board the approval of nominees for director, (ii) developing and recommending to our board of directors a set of corporate governance guidelines, and (iv) overseeing the evaluation of our board of director.

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the CFTC to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Nasdaq Listing Rules. Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee must also be independent directors.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Ethics is available on our website at https://singingmachine.com/pages/investors.

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EXECUTIVE COMPENSATION

Executive Compensation Philosophy

The Executive Compensation Committee believes that the Singing Machine must maintain short and long-term executive compensation plans that enable us to attract and retain well-qualified executives. Furthermore, we believe that our compensation plans must also provide a direct incentive for our executives to create shareholder value. A well designed executive compensation plan will align the interests between the executives and the shareholders as well as creating a positive environment of goals, performances and rewards.

We believe that the executive compensation should reflect the success of the management team, rather than the individual, in attaining the key operating objectives such as revenues growth, operation cost reduction, fund raising and the appreciation of the stock price. A clear measurement should be established to reward the performance. We will also evaluate our executive compensation package by comparison to similar companies to ensure the competitiveness of our compensation.

In furtherance of this philosophy, the compensation of our executives generally consists of three components: base salary, annual cash incentives and long-term performance-based incentives.

Base Salaries

Annual base salaries for executive officers are initially determined by evaluating the responsibility of the position and the experience and the skill sets of the individual. Also taken into consideration is the competitiveness of the market place for executive talent, including a comparison of base annual salaries with comparable positions within similar companies.

Incentive Cash Bonuses

Generally, we award cash bonuses to our management employees and other employees, based on their personal performance in the past year and overall performance of our Company. The overall performance of our Company includes the revenue growth, reduction of the operation expenses, fund raising and the stock price appreciation.

Long Term Compensation - Stock Option Grants

We have utilized stock options to motivate and retain executive officers and other employees for the long-term. We believe that stock options closely align the interests of our executive officers and other employees with those of our stockholders and provide a major incentive to building stockholder value. Options are typically granted annually, and are subject to vesting provisions to encourage officers and employees to remain employed with the Company. Our stock options are usually granted at a price equal to or above the fair market value of our common stock on the date of grant. As such, our officers only benefit from the grant of stock options if our stock price appreciates. Generally, we try to tie bonus payments to our financial performance. However, if an individual has made significant contributions to our Company, we will provide them with a bonus payment for their efforts even if our Company’s financial performance has not been strong.

Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers with respect to the years ended March 31, 2022 and 2021.

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Comp	Non-Qualified Deferred Compensation Earnings	Other Comp	TOTAL COMP
Gary Atkinson (1)	2022	$156,075	$		$-	$-	$-	$-	$-	$156,075
Chief Executive Officer	2021	$150,000		$100,00-	$-	$-	$-	$-	$-	$250,000

Lionel Marquis (2)	2022	$154,154	$		$-	$-	$-	$-	$-	$154,154
Chief Financial Officer	2021	$150,518		$110,00-	$-	$-	$-	$-	$-	$260,518

Bernardo Melo (3)	2022	$163,004		$146,725	$-	$-	$-	$-	$-	$309,729
VP Global Sales & Marketing	2021	$157,200		$136,737	$-	$-	$-	$-	$-	$293,937

(1)	Mr. Atkinson earned an annual salary of $156,075 for the fiscal year ended March 31, 2022 and $150,000 for the fiscal year ended March 31, 2021.

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(2)	Mr. Marquis earned an annual salary of $154,154 for the fiscal year ended March 31, 2022 and $150,518 for the fiscal year ended March 31, 2021.

(3)	Mr. Melo earned an annual salary of $163,004 for the fiscal year ended March 31, 2022 and $157,200 for the fiscal year ended March 31, 2021.

Outstanding Option and Stock Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding grants of options to purchase our common stock under stock option awards issued with Board of Directors approval to the named executive officers as of the fiscal year ended March 31, 2022:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gary Atkinson, CEO - Other stock option awards	5,000	-	N/A	6.30	7/1/2023	N/A	N/A	N/A	N/A
-Other stock option awards	1,667	-	N/A	7.20	3/31/2026	N/A	N/A	N/A	N/A
-Other stock option awards	3,334	-	N/A	14.10	5/3/2027	N/A	N/A	N/A	N/A

Lionel Marquis, CFO - Other stock option awards	3,334	-	N/A	6.30	7/1/2023	N/A	N/A	N/A	N/A
-Other stock option awards	500	-	N/A	7.20	3/31/2026	N/A	N/A	N/A	N/A
-Other stock option awards	1,667	-	N/A	14.10	5/3/2027	N/A	N/A	N/A	N/A

Bernardo Melo, VP Sales - Other stock option awards	8,334	-	N/A	6.30	7/1/2023	N/A	N/A	N/A	N/A
-Other stock option awards	834	-	N/A	5.10	6/30/2025	N/A	N/A	N/A	N/A
-Other stock option awards	3,334	-	N/A	9.60	8/10/2026	N/A	N/A	N/A	N/A
-Other stock option awards	6,667	-	N/A	14.10	5/3/2027	N/A	N/A	N/A	N/A
-Other stock option awards	1,667	-	N/A	6.60	12/21/2032	N/A	N/A	N/A	N/A

Employment Agreements

Effective April 22, 2022, we entered into employment agreements with each of our Chief Executive Officer, Chief Financial Officer and Chief Revenue Officer (the “Employment Agreements”).

The Employment Agreements for Messrs. Atkinson and Melo are for a term of three years with automatic renewals for successive one-year terms, unless either party provides notice of its intention not to extend. Mr. Marquis’s Employment Agreement provides for a term of eighteen months with automatic renewals for successive one-year terms unless either party provides notice of its intention not to extend.

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Pursuant to the Employment Agreements, as compensation for their service as executives of the Company, the executives will receive: (1) a base salary per annum (the “Base Salary”), set forth below and commensurate benefits, as described in the Agreement; (2) eligibility, subject to their continued employment with the Company, to earn an annual bonus (the “Annual Bonus”); (3) eligibility, also subject to their continued employment with the Company, to participate in the Company’s 2022 Equity Incentive Plan, or any successor plan, subject to the terms of such plan; and (4) entitlement, also subject to the executives’ continued employment with the Company, to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by them in connection with the performance of their duties for the Company and the Company’s expense reimbursement policies and procedures.

The executives’ base salaries are as follows:

●	Gary Atkinson: $215,000, with an automatic increase to $225,000 on the first anniversary of the Agreement; provided the Company remains profitable.

●	Lionel Marquis: $175,000, with an automatic increase to $185,000 on the first anniversary of the Agreement provided the Company remains profitable.

●	Bernardo Melo: $215,000 with an automatic increase to $225,000 on the first anniversary of the Agreement; provided the Company remains profitable.

In addition to the payment of accrued amounts due to the executives, the Employment Agreements each provide for the payment of severance to the Executives in a lump sum payment equal to two times the sum of the executive’s base salary and annual bonus for the year in which the termination occurs, in the event of the termination of the Agreement by the Company without Cause (as defined in the Employment Agreement), or upon the Company’s election not to renew the Employment Agreement or by the executive for Good Reason (as defined in the Employment Agreement). The Employment Agreements provide for payments to the executive of certain amounts in the event of the executive’s death or disability (as defined in the Employment Agreement).

In the event the executive’s employment is terminated by the executive for Good Reason (as defined in the Employment Agreement) on account of its failure to renew the Employment Agreement or without Cause (as defined in the Employment Agreement”) within twelve months of a Change in Control (as defined in the Employment Agreement), the executive shall be entitled to receive a lump sum payment equal to two times the base salary and annual bonus for the year in which the termination takes place.

Payment of severance under the Employment Agreement is conditioned upon the executive’s execution of a release in favor of the Company.

Separation and Consulting Agreements

On January 3, 2014, the Company entered into change of control agreements with the three executive officers named above that if an executive’s employment is terminated by the executive or the Company following a change in control, the executive will be entitled to the following within 10 days of termination:

●	All accrued and unpaid compensation due to the executive as of the date of termination.
●	A lump sum payment equal to one year’s executive base salary if the executive terminates employment.
●	A lump sum of one and a half year’s executive base salary and targeted annual bonus if the Company terminates employment.
●	All outstanding stock options shall be fully vested and exercisable for the remainder of their full term.
●	All outstanding equity-based compensation awards (other than stock options) shall become fully vested with any restrictions removed.

Upon the entry into the Employment Agreements, the change of control agreements were deemed to be superseded in all respects.

Bonus Plan

On April 22, 2022, our Board of Directors of the Company approved a Bonus Plan (the “Plan”) for our executive officers.

The Plan offers a cash bonus, stock options, and stock grants to the executives based on the Company’s EBITDA at its fiscal year end. The value of the cash bonus and number of stock options and grants increases based on the Company’s percentage of net sales. The Plan also provides for a one-time option grant to the executives upon the successful listing of the Company’s shares of common stock on the Nasdaq Stock Market, LLC.

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Director Compensation

The following table provides all fees paid to all directors in our fiscal year ended March 31, 2022:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Peter Hon (3)	$2,500-	$-	$-	$-	$-	$-	$2,500

Harvey Judkowitz	$17,750-	$2,500	$5,036	$-	$-	$-	$25,286

Phillip Lau (3)	$2,500-	$-	$-	$-	$-	$-	$2,500

Yat Tung Lau (3)	$2,500-	$-	$-	$-	$-	$-	$2,500

Joseph Kling	$11,250-	$2,500	$5,036	$-	$-	$-	$18,786

Mathieu Peloquin	$-	$-	$4,461	$-	$-	$-	$4,461

Refer to Note 1 “Stock Based Compensation” in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for the relevant assumptions used to determine the valuation of our option awards.

(1) As of March 31, 2022 the aggregate number of stock awards held by Messrs. Judkowitz and Kling is 11,678 and 523, respectively. The aggregate stock awards held by Messrs. Hon, Yat Tung Lau and Philip Lau is 1,832, 1,485 and 523, respectively.

(2) As of March 31, 2022 the aggregate number of Company stock options held by Messrs. Judkowitz and Kling is 4,667 and 3,334, respectively and Messrs. Hon, Yat Tung Lau and Philip Lau is 3,334, 2,667 and 2,667 respectively.

(3) Messrs. Hon, Yat Tung Lau, and Philip Lau resigned effective August 10, 2021.

During our fiscal year ended March 31, 2022, our compensation package for our non-employee directors consisted of grants of stock options, cash payments, stock issuances and reimbursement of costs and expenses associated with attending our board meetings.

2022 Equity Incentive Plan

On April 12, 2022, the Board of Directors approved The Singing Machine Company, Inc. 2022 Equity Incentive Plan, or the 2022 Plan. The 2022 Plan provides for the issuance of equity incentive awards, such as stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards and other stock or cash-based awards collectively, the “Awards.” Awards may be granted under the 2022 Plan to the Company’s employees, officers, directors, consultants, agents, advisors and independent contractors.

The maximum number of shares of common stock initially available for issuance under the 2022 Plan is 233,334 shares of common stock and thereafter an annual increase shall be added as of the first day of the Company’s fiscal year beginning in 2023, equal to the least of (i) 5% of the outstanding common stock on a fully diluted basis as of the end of the Company’s immediately preceding fiscal year, (ii) 33,334 shares, and (iii) a lesser amount as determined by the Board of Directors. The shares of common stock subject to stock awards granted under the 2022 Plan that lapse, terminate, expire prior to exercise, are canceled or are forfeited, shall again become available for issuance under the 2022 Plan. Shares subject to a stock award under the 2022 Plan shall not again be made available for issuance or delivery under the 2022 Plan if such shares are (i) shares tendered by a participant or retained by the Company as full or partial payment to the Company for the exercise or purchase price of an award or (ii) shares used to satisfy tax withholding obligations in connection with an award.

Notwithstanding any other provision of the 2022 Plan to the contrary, unless the plan administrator determines otherwise with respect to a particular award, in the event of a change of control, if and to the extent an outstanding award is not converted, assumed, substituted for or replaced by the successor company, then such award will terminate upon effectiveness of the change of control. Prior to the change of control, the plan administrator may approve accelerated vesting and/or lapse of forfeiture or repurchase restrictions with respect to all or a portion of the unvested portions of such awards, any such determinations to be made by the plan administrator in its sole discretion. A change in control includes:

●	certain acquisitions of beneficial ownership of more than 50% of our total voting power;
●	a change in the composition of the board of directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the board of directors cease for any reason to constitute at least a majority of the board, as defined in the 2022 Plan; and
●	the consummation of a company transaction, as defined in the 2022 Plan.

The Board of Directors may amend, suspend or terminate the 2022 Plan or a portion of it at any time; however, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the 2022 Plan. The 2022 Plan is scheduled to terminate automatically in ten (10) years following the earlier of (a) the date the Board of Directors adopted the 2022 Plan and (b) the date the shareholders approved the 2022 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family were involved in a transaction in which the Company was or is to be a participant, and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years. The Company engaged in the following related persons transactions in the last three fiscal years or expects to engage in the following transactions since the end of that three year period:

Due to/from related parties

During our fiscal year 2021, the Company did business with entities owned by our former Chairman, Philip Lau. Those entities were: Starlight R&D Ltd (“SLRD”), Starlight Consumer Electronics USA, Inc. (“SCE”), Cosmo Communications Corporation of Canada, Inc. (“Cosmo”), Winglight Pacific, Ltd. (“Winglight”), and Starlight Electronics Company Ltd. (“SLE”)On March 31, 2021 the Company had approximately $0.1 million due to related parties SLRD, SCE and SLE for services provided by these companies and licensing fees for use of pedestal model molds and tools owned by them. On March 31, 2020, the Company had approximately $0.5 million due from related parties SLRD, SCE and SLE for goods and services sold these companies.

Mr. Lau resigned as Chairman effective August 10, 2021.

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Subordinated Related Party Debt and Note Payable

In connection with the Revolving Credit Facility with PNC Bank, the Company was required to subordinate related party debt to Starlight Marketing Development, Ltd. (“Subordinated Debt”). The Subordinated Debt of approximately $924,000 bore interest at 6% and was scheduled to be paid in quarterly installments of $123,000 which included interest and commenced September 30, 2017 and ending on the debt maturity date of June 30, 2019. Quarterly installment payments of $123,000 due on the last day of each fiscal quarter were not made since September 2017 however, a payment of $25,000 which included principal and interest, was made during Fiscal 2020. On June 1, 2020 the remaining amount due on the Subordinated Debt of approximately $803,000, which was classified as a non-current liability on the consolidated financial statements as of March 31, 2020, was converted to a note payable which bears interest at 6%. As part of the agreement to convert the Subordinated Debt to a note payable it was agreed that interest expense would be accrued on the unpaid principal retroactively from the date that scheduled payments had been missed resulting in an incremental charge to interest expense of approximately $72,000 for Fiscal 2020.

During the years ended March 31, 2021 and 2020 interest expense was approximately $12,000 and $74,000, respectively on the related party Subordinated Debt.

In connection with the Intercreditor Revolving Credit Facility the Company was required to subordinate the note payable (“Subordinated Note Payable”) to Starlight Marketing Development, Ltd. Both agreements allow for the repayment of the Subordinated Note Payable provided any amounts borrowed against these credit facilities are paid in full, the Company maintains a 1:1 debt coverage ratio and exhibits sufficient cash liquidity to support on-going operations. There is no set schedule with regards to payment of the note however, during Fiscal 2021 the Company was able to make principal payments of $300,000 on the Subordinated Note Payable. As of March 31, 2021 the remaining principal balance of approximately $503,000 is classified as a current liability on the accompanying consolidated balance sheets. During the years ended March 31, 2021 and 2020 interest expense was approximately $35,000 and $0, respectively on the Subordinated Note Payable.

Trade

During both Fiscal 2021 and 2020 the Company paid approximately $0.4 million to SLE as reimbursement for engineering, quality control and other administrative services performed on our behalf in China. These expense reimbursements were included in general and administrative expenses on our consolidated statements of operations.

During Fiscal 2021 and 2020 the Company sold approximately $0.0 million and $0.9 million, respectively of product to Winglight for direct shipment to Cosmo at discounted pricing granted to major direct import customers shipped internationally with freight prepaid. These amounts were included as a component of net sales in the accompanying consolidated statements of operations.

On July 30, 2020, the Company and Cosmo reached agreement that Cosmo would no longer be the Company’s Canadian distributor and the Company became the sole and exclusive distributor of the Company’s products in Canada. As part of the agreement, the companies executed a Purchase and Sales agreement whereby the Company acquired all of Cosmo’s karaoke inventory for approximately $0.7 million. During Fiscal 2021 there was a gain of approximately $0.2 million from Cosmo related to payments received in Fiscal 2021 on prior year sales and the related receivable previously reversed and written off as they were initially deemed uncollectible.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 23, 2022, unless otherwise noted below, for the following:

●	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

●	each of the named executive officers;

●	each director; and

●	all current directors and executive officers as a group.

Security ownership is based on 1,221,209 shares of our common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to convertible securities and options currently convertible or exercisable, or convertible or exercisable within 60 days of May 23, 2022 are counted as outstanding, but these shares are not counted as outstanding for computing the percentage ownership of any other person.

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As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted below, and subject to applicable property laws, to our knowledge each person has sole investment and sole voting power over the shares shown as beneficially owned by them. Unless otherwise noted, the principal address of each of the directors and officers listed below is c/o The Singing Machine Company, Inc., 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL 33309.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Gary Atkinson (1)	15,317	1.2%
Lionel Marquis (1)	9,500	*
Bernardo Melo (1)	30,098	2.4%
Harvey Judkowitz (1)	20,253	1.7%
Joseph Kling (1)	3,764	*
Mathieu Peloquin	-	-
Officers & Directors as a Group (7 individuals)	78,930	6.4%

5% or Greater Shareholders:
Armistice Capital Master Fund Ltd. (2)	82,303	6.7%
Stingray Group Inc. (3)	222,223	18.2%
Arts Electronics Ltd. (4)	124,864	10.2%
Gentle Boss Investments Ltd (5)	70,000	5.7%

* Less than 1%

(1) Includes as to the person indicated, the following outstanding stock options to purchase shares of the Company’s Common Stock issued under 2001 Stock Option Plan and other stock option awards, which will be exercisable within 60 days of May 23, 2022: 10,000 options held by Gary Atkinson, 19,167 options held by Bernardo Melo, 5,500 options held by Lionel Marquis, 6,000 options held by Harvey Judkowitz, and 2,667 options held by Joseph Kling

(2) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on February 14, 2022 . The address of Armistice Capital Master Fund Ltd. is 510 Madison Ave, 7th Floor, New York, NY 10022. Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Issuer held by the Master Fund and thus may be deemed to beneficially own the securities of the Issuer held by the Master Fund. Mr. Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Issuer held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Issuer directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital.

(3) Does not include 222,223 shares that are acquirable upon exercise of common warrants. As of December 31, 2021, Eric Boyko indirectly controlled approximately 57.2% of the combined voting power of Stingray’s outstanding shares. As a result, Eric Boyko may be deemed to share beneficial ownership of the shares of common stock and the Stingray Warrants held by Stingray. The address of Stingray Group Inc. is 730 Wellington Street, Montréal, Québec H3C 1T4. The security holder may not exercise the warrants to the extent such exercise would cause the security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.

(4) The address for Arts Electronics Ltd. is Room 101, Fo Tan Ind CTR 1/F, 26-28 Au Pui Wan, Fo Tan, Shatin N.T. Hong Kong.

(5) The address for Gentle Boss Investments Ltd. is Unit 6, 9/F, Tower B, 55 Hoi Yuen Road, Kwun Tong, Kowloon Hong Kong.

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DESCRIPTION OF CAPITAL STOCK

Common Stock

Our Certificate of Incorporation, as amended, authorizes the issuance of up to 100.1 million shares of common stock of which 100 million shares are common stock and 100,000 shares are Class A common stock, each with a par value of $0.01 per share. As of May 23, 2022, there were 1,221,209 shares of common stock outstanding, and 53,667 unissued shares of common stock underlying outstanding options and warrants. No shares of Class A common stock are currently issued and outstanding. The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, as amended from time to time.

Holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes and each holder of common stock shall be entitled to one vote for each share of common stock held. Except as otherwise required by law, the Class A common stock shall have no voting right on any matter. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and non- assessable.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, with par value of $1.00 each. As of May 23, 2022, there were no shares of Preferred Stock issued and outstanding.

Our certificate of incorporation, as amended, provides our board of directors the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors also has the authority to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

Certain provisions of Delaware General Corporation Law (DGCL), and our certificate of incorporation and bylaws, each as amended, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Takeover Statute

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, NY 10004-1561 and its telephone number is 212-509-4000.

Listing

Our common stock is currently listed on the OTCQX under the symbol “SMDM.” We have applied to have our common stock listed on The NASDAQ Capital Market under the symbol “MICS” and are awaiting approval.

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UNDERWRITING

Aegis Capital Corp. is the underwriter of the offering. We have entered into an underwriting agreement dated May 23, 2022 with the Aegis. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.	1,000,000

The underwriter is committed to purchase all the common stock offered by us, other than those shares covered by the over-allotment option to purchase additional shares of common stock. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this offering, permits the underwriter to purchase up to an aggregate of up to 150,000 additional shares of common stock sold in the offering, representing 15% of the shares of common stock sold in the offering. The purchase price to be paid per additional share will be equal to the public offering price of one share of common stock less the underwriting discount. If this option is exercised in full to purchase shares of common stock, the total price to the public will be $4,600,000 and the total net proceeds, before expenses, to us will be $4,278,000.

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of their over-allotment option.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$4.00	$4,000,000	$4,600,000
Underwriting discounts and commissions to be paid by us (7%):	$0.28	$280,000	$322,000
Proceeds, before expenses, to us	$3.72	$3,720,000	$4,278,000

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the shares of common stock to other securities dealers at such price less a concession not in excess of $0.14 per share of common stock. If all of the common stock offered by us are not sold at the public offering price, the underwriter may change the offering price and other selling terms by means of a supplement to this prospectus.

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We have also agreed to pay up to $75,000 of the underwriter’s expenses relating to the offering, including for road show, diligence, and legal expenses.

We estimate that the total expenses of the offering payable by us, excluding the discount will be approximately $430,000.

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers, directors, and shareholders holding at least 10 percent of the outstanding common stock have agreed, subject to limited exceptions, without the prior written consent of the underwriter not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus.

Underwriter Warrants

The Company has agreed to issue to Aegis or its designees warrants to purchase up to a total of 10.0% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $5.00 per share (125% of the public offering price) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up restriction pursuant to Rule 5110(e)(1) of FINRA. The underwriter (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of commencement of sales of the public offering. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise and will contain provisions for a one-time demand registration right for a period of five (5) years from the date of the commencement of sales of the public offering and unlimited “piggyback” registration rights, for a period of no greater than seven (7) years from the date of commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8). The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal and Tail Financing

We have granted the underwriter a right of first refusal, for a period of eighteen (18) months from the consummation of this offering, to act as sole book-runner, sole manager, sole placement agent, sole agent, sole book-runner, sole book-running manger and/or sole underwriter, at the underwriter’s sole discretion, for each and every future public and private equity or debt offering or debt refinancing, including all equity linked financings (each, a “Subject Transaction”), during such eighteen (18) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the underwriter for such Subject Transactions.

In addition, we have agreed to pay the above cash compensation to the extent that any fund which the underwriter contacted or introduced to us during the term of our engagement agreement with the underwriter provides financing or capital in any public or private offering or capital raising transaction during the five (5) month period following expiration or termination of our engagement letter with the underwriter.

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Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members. The underwriter may agree to allocate a number of securities to underwriter and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriter and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Offering Price Determination

The public offering price was negotiated between Aegis and us. In determining the public offering price of our common shares, Aegis considered:

●       the history and prospects for the industry in which we compete;

●       our financial information;

●       the ability of our management and our business potential and earning prospects;

●       the prevailing securities markets at the time of this offering; and

●       the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our common shares.

Securities Issuance Standstill

We have agreed, for a period of one hundred eighty (180) days after the closing date of this offering, that we will not, without the prior written consent of the underwriter, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common shares or share equivalents except for the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8 and the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction within this period result in the sale of equity at an offering price to the public less than that of the offering referred herein.

LEGAL MATTERS

Sichenzia Ross Ference LLP, New York, New York, will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering have been passed upon for the underwriter by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The consolidated balance sheets of The Singing Machine Company, Inc. and Subsidiaries as of March 31, 2021 and 2020, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. The registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, contains additional relevant information about us and the securities not included in this Prospectus. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.singingmachine.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 6301 NW 5th Way, Ste. 2900 Fort Lauderdale Florida 33309, (954) 596-1000.

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Financial Statements

F-1

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	March 31, 2021
	(unaudited)

Assets
Current Assets
Cash	$7,375,305	$396,579
Accounts receivable, net of allowances of $306,975 and $138,580, respectively	12,254,098	2,210,881
Due from Crestmark Bank	-	4,557,120
Accounts receivable related party - Stingray Group, Inc.	159,125	88,041
Inventories, net	11,126,298	5,490,255
Prepaid expenses and other current assets	284,206	221,071
Deferred financing costs	17,188	15,359
Total Current Assets	31,216,220	12,979,306

Property and equipment, net	580,922	674,153
Deferred tax assets	638,391	887,164
Operating Leases - right of use assets	1,488,258	2,074,115
Other non-current assets	136,885	147,173
Total Assets	$34,060,676	$16,761,911

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$5,982,552	$2,461,103
Accrued expenses	2,417,409	1,659,499
Due to related party - Starlight Consumer Electronics Co., Ltd.	14,400	14,400
Due to related party - Starlight R&D, Ltd.	48,650	48,650
Revolving lines of credit	8,626,840	64,915
Customer deposits	9,520	139,064
Refunds due to customers	90,075	145,408
Reserve for sales returns	2,922,457	960,000
Current portion of finance leases	7,421	2,546
Current portion of installment notes	72,760	68,332
Current portion of note payable - Paycheck Protection Program	-	172,685
Current portion of operating lease liabilities	860,528	794,938
Subordinated related party debt - Starlight Marketing Development, Ltd.	352,659	502,659
Total Current Liabilities	21,405,271	7,034,199

Finance leases, net of current portion	12,592	-
Installment notes, net of current portion	157,812	212,949
Note payable - Payroll Protection Program, net of current portion	-	271,215
Operating lease liabilities, net of current portion	685,304	1,334,010
Total Liabilities	22,260,979	8,852,373

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, Class A, $0.01 par value; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, Class B, $0.01 par value; 100,000,000 shares authorized;36,636,264 and 39,040,748 shares issued and outstanding, respectively	366,362	390,407
Additional paid-in capital	24,542,633	19,773,322
Accumulated deficit	(13,109,298)	(12,254,191)
Total Shareholders’ Equity	11,799,697	7,909,538
Total Liabilities and Shareholders’ Equity	$34,060,676	$16,761,911

See notes to the condensed consolidated financial statements

F-2

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net Sales	$21,244,306	$16,972,603	$44,678,929	$42,309,825

Cost of Goods Sold	15,934,842	11,998,640	34,464,291	30,550,406

Gross Profit	5,309,464	4,973,963	10,214,638	11,759,419

Operating Expenses
Selling expenses	1,406,175	1,490,560	2,717,642	3,264,364
General and administrative expenses	2,154,553	1,925,233	5,352,902	5,130,396
Depreciation	55,007	65,465	190,087	204,353
Total Operating Expenses	3,615,735	3,481,258	8,260,631	8,599,113

Income From Operations	1,693,729	1,492,705	1,954,007	3,160,306

Other Income (Expenses)
Gain from Paycheck Protection Plan loan forgiveness	-	-	448,242	-
Gain - related party	-	187,988	11,236	187,988
Gain from damaged goods insurance claim	-	-	-	1,067,829
Gain from extinguishment of accounts payable	-	-	236,472	390,000
Interest expense	(155,573)	(231,034)	(365,966)	(388,355)
Finance costs	(9,375)	(18,432)	(35,672)	(43,268)
Total Other (Expenses) Income, net	(164,948)	(61,478)	294,312	1,214,194

Income Before Income Tax Provision	1,528,781	1,431,227	2,248,319	4,374,500

Income Tax Provision	(102,886)	(263,932)	(248,664)	(1,006,135)

Net Income	$1,425,895	$1,167,295	$1,999,655	$3,368,365

Net Income per Common Share
Basic	$0.03	$0.03	$0.04	$0.09
Diluted	$0.03	$0.03	$0.04	$0.09

Weighted Average Common and Common Equivalent Shares:
Basic	53,410,249	38,885,185	46,787,545	38,667,221
Diluted	53,635,368	39,156,481	47,109,854	39,041,074

See notes to the condensed consolidated financial statements

F-3

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	December 31, 2021	December 31, 2020

Cash flows from operating activities
Net Income	$1,999,655	$3,368,365
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	190,087	204,353
Amortization of deferred financing costs	35,672	43,268
Change in inventory reserve	297,661	482,926
Change in allowance for bad debts	168,395	(55,960)
Loss from disposal of property and equipment	4,394	-
Stock based compensation	38,376	17,605
Change in net deferred tax assets	248,773	872,386
Gain from Paycheck Protection Plan loan forgiveness	(448,242)	-
Gain - related party	(11,236)	(187,988)
Gain from extinguishment of accounts payable	(236,472)	(390,000)
Changes in operating assets and liabilities:
Accounts receivable	(10,123,571)	(7,055,589)
Due from banks	4,557,120	(1,172,374)
Accounts receivable - related parties	(159,125)	100,000
Insurance receivable	-	1,268,463
Inventories	(5,933,704)	1,781,439
Prepaid expenses and other current assets	(63,135)	111,305
Other non-current assets	10,288	52,712
Accounts payable	3,769,157	(689,770)

Accrued expenses	762,252	579,732
Due to related parties	-	(184,312)
Customer deposits	(129,544)	-
Refunds due to customers	(55,333)	(704,744)
Reserve for sales returns	1,962,457	1,742,434
Operating lease liabilities, net of operating leases - right of use assets	2,741	(18,755)
Net cash (used in) provided by operating activities	(3,113,334)	165,496
Cash flows from investing activities
Purchase of property and equipment	(77,599)	(88,843)
Net cash used in investing activities	(77,599)	(88,843)
Cash flows from financing activities
Proceeds from Issuance of stock - net of transaction expenses	9,000,580	-
Payment of redemption and retirement of treasury stock	(7,162,452)	-
Net proceeds from revolving lines of credit	8,561,925	64,915
Proceeds from note payable - Paycheck Protection Program	-	443,900
Payment of deferred financing charges	(37,501)	(73,726)
Payments on installment notes	(50,709)	(48,802)
Proceeds from exercise of stock options	14,000	26,400
Payment on subordinated debt - related party	(150,000)	-
Payments on finance leases	(6,184)	(11,167)
Net cash provided by financing activities	10,169,659	401,520
Net change in cash	6,978,726	478,173

Cash at beginning of year	396,579	345,200
Cash at end of period	$7,375,305	$823,373

Supplemental disclosures of cash flow information:
Cash paid for interest	$378,076	$429,264
Equipment purchased under capital lease	$23,651	$-
Issuance of common stock and warrants for stock issuance expenses	$547,838	$-
Operating leases - right of use assets and lease liabilities at inception of lease	$16,364	$2,184,105

See notes to the condensed consolidated financial statements

F-4

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the three months ended December 31, 2021 and 2020

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	in Capital	Deficit	Total

Balance at September 30, 2021	-	$-	36,576,264	$365,762	$24,530,384	$(14,535,193)	$10,360,953

Net income						1,425,895	1,425,895
Employee compensation-stock option			-	-	3,649	-	3,649
Exercise of stock options			60,000	600	8,600	-	9,200

Balance at December 31, 2021	-	$-	36,636,264	$366,362	$24,542,633	$(13,109,298)	$11,799,697

Balance at September 30, 2020	-	$-	38,557,643	$385,576	$19,729,043	$(12,225,486)	$7,889,133

Net income						1,167,295	1,167,295
Employee compensation-stock option					5,105		5,105
Issuance of common stock - directors			43,105	431	12,069		12,500
Exercise of stock options			440,000	4,400	22,000		26,400

Balance at December 31, 2020	-	$-	39,040,748	$390,407	$19,768,217	$(11,058,191)	$9,100,433

The Singing Machine Company, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the nine months ended December 31, 2021 and 2020

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at March 31, 2021	-	$-	39,040,748	$390,407	$19,773,322	$(12,254,191)	$7,909,538

Net income			-	-	-	1,999,655	1,999,655
Issuance of stock			16,500,001	165,000	4,785,000	-	4,950,000
Issuance of pre-funded warrants			-	-	4,881,667	-	4,881,667
Payment of stock issuance expenses			-	-	(831,087)	-	(831,087)
Issuance of stock for stock issuance expenses			571,428	5,714	(5,714)	-	-
Redemption and retirement of treasury shares			(19,623,155)	(196,231)	(4,111,459)	(2,854,762)	(7,162,452)
Issuance of common stock - directors			17,242	172	4,828	-	5,000
Issuance of common stock - non-employee			50,000	500	16,500	-	17,000
Employee compensation-stock option			-	-	16,376	-	16,376
Exercise of stock options			80,000	800	13,200	-	14,000

Balance at December 31, 2021	-	$-	36,636,264	$366,362	$24,542,633	$(13,109,298)	$11,799,697

Balance at March 31, 2020	-	$-	38,557,643	$385,576	$19,729,043	$(14,426,556)	$5,688,063

Net income			-	-	-	3,368,365	3,368,365
Employee compensation-stock option					5,105		5,105
Issuance of common stock directors			43,105	431	12,069		12,500
Exercise of stock options			440,000	4,400	22,000		26,400

Balance at December 31, 2020	-	$-	39,040,748	$390,407	$19,768,217	$(11,058,191)	$9,100,433

See notes to the condensed consolidated financial statements

F-5

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

OVERVIEW

The Singing Machine Company, Inc., a Delaware corporation (the “Company”, “SMC”, “The Singing Machine”) and its three wholly-owned subsidiaries SMC (Comercial Offshore De Macau) Limitada (“Macau Subsidiary”), SMC Logistics, Inc. (“SMC-L”) and SMC-Music, Inc.(“SMC-M”) are primarily engaged in the development, marketing, and sale of consumer karaoke audio systems, accessories, musical instruments and musical recordings. The products are sold by SMC to retailers and distributors for resale to consumers.

NOTE 2 – LIQUIDITY AND RECENT EQUITY EVENTS

The Company for the nine months ended December 31, 2021 reported net income of approximately $2,000,000 and used cash in operating activities of approximately $3,113,000. In May, 2020 the Company received loan proceeds from Crestmark Bank in the amount of approximately $444,000 under the Paycheck Protection Program (“PPP”) established by the government to assist companies with financial relief due to COVID-19. The Company used the loan proceeds for loan forgiveness eligible purposes, including payroll, benefits, rent and utilities, and maintained its existing payroll levels during the forgiveness eligible period. In June 2021 the Company received notification from the SBA that the loan had been forgiven in its entirety. For the nine months ended December 31, 2021, a gain of approximately $448,000 (including principal and interest) from the forgiveness of the loan was included in other income and expenses in the accompanying condensed consolidated statements of income.

In August 2021, the Company entered into a stock redemption agreement (the “Redemption Agreement”) with its majority shareholders, Koncepts International Limited (“Koncepts”) and Treasure Green Holdings, Ltd. (“Treasure Green”), pursuant to which the Company redeemed 19,623,155 shares of common stock of the Company (the “Redeemed Shares”). The closing of the transactions set forth in the Redemption Agreement took place on August 10, 2021, at which time the Redeemed Shares were assigned and transferred back to the Company and retired.

In August 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with large institutional investors and a strategic investor for private placement of (i) 16,500,001 shares of its common stock (the “Shares”) together with common warrants to purchase up to 16,500,000 shares of common stock with an exercise price of $0.35 per share, and (ii) 16,833,333 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock at an exercise price of $0.01 per share, together with Common Warrants to purchase up to 16,833,333 shares of common stock at an exercise price of $0.35 per share (the “Private Placement”). Shares issuable upon the exercise of the Pre-Funded Warrants and Common Warrants are hereinafter referred to as the “Warrant Shares”. The closing of the Private Placement took place on August 10, 2021, when the Shares, Common Warrants, and Pre-Funded Warrants were delivered to the purchasers and funds, in the amount of approximately $9,832,000, were received by the Company. Approximately $7,162,000 of the funds received were used to execute the Redemption Agreement and the Company paid approximately $7,162,000 to Koncepts and Treasure Green. The Redeemed Shares were retired and are available for reissuance in the future.

We believe that current working capital, cash expected to be generated from our operating forecast, along with the availability of cash from our credit facilities (See Note 6 – BANK FINANCING) assuming that they are revised and or extended, will be adequate to meet the Company’s liquidity requirements for at least twelve months from the filing of this report. As both the Crestmark Bank (“Crestmark Facility”) and the Iron Horse Credit (“IHC”) Facility (“IHC Facility”) are set to expire on June 15, 2022, the Company expects to negotiate a revision or extension of these debt facilities upon their maturity, however, there can be no assurance that such revision or extension will occur or at what terms.

NOTE 3 - SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The condensed consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in the condensed consolidated financial statements. The accompanying unaudited financial statements for the three months and nine months ended December 31, 2021 and 2020 have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by US GAAP for complete consolidated financial statements. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the condensed consolidated financial position and the condensed consolidated results of operations. The condensed consolidated results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

F-6

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

The condensed consolidated balance sheet information as of March 31, 2021 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021. The interim condensed consolidated financial statements should be read in conjunction with that report.

USE OF ESTIMATES

The Singing Machine makes estimates and assumptions in the ordinary course of business relating to sales returns and allowances, warranty reserves, inventory reserves and reserves for promotional incentives that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Historically, past changes to these estimates have not had a material impact on the Company’s financial condition. However, circumstances could change which may alter future expectations.

COLLECTABILITY OF ACCOUNTS RECEIVABLE

The Singing Machine’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be in an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

The Company is subject to chargebacks from customers for co-op program incentives, defective returns, return freight and handling charges that are deducted from open invoices and reduce collectability of open invoices.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Macau Subsidiary is the Hong Kong dollar. The financial statements of the subsidiary are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are recorded in the condensed consolidated statements of income and translations are recorded in a separate component of shareholders’ equity. Any such amounts were not material during the periods presented.

CONCENTRATION OF CREDIT RISK

At times, the Company maintains cash in United States bank accounts that are more than the Federal Deposit Insurance Corporation insured amounts. The Company also maintains cash balances in foreign financial institutions. The amounts at foreign financial institutions at December 31, 2021 and March 31, 2021 are approximately $125,000 and $225,000, respectively.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable.

INVENTORY

Inventories are comprised primarily of electronic karaoke equipment, microphones and accessories, and are stated at the lower of cost or net realizable value, as determined using the first in, first out method. Inventories also include an estimate for the net realizable value of expected future inventory returns due to warranty and allowance programs. As of December 31, 2021 and March 31, 2021 the estimated amounts for these future inventory returns were approximately $1,978,000 and $528,000, respectively. The Company reduces inventory on hand to its net realizable value on an item-by-item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company’s investment in inventories for such declines in value. As of December 31, 2021 and March 31, 2021 the Company had inventory reserves of approximately $934,000 and $636,000, respectively for estimated excess and obsolete inventory.

DEFERRED FINANCING COSTS

The Company classifies deferred financing costs incurred when obtaining or renewing revolving credit facilities as assets in the accompanying condensed consolidated balance sheets as it is likely that during certain periods during non-peak season there will be no balance due on these credit facilities to offset the deferred financing costs. In June 2021, the Company incurred approximately $38,000 in deferred financing costs associated with the one-year renewal of the IHC Facility which are being amortized over twelve months and were classified as current assets on the accompanying condensed consolidated balance sheets.

LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows attributable to the related assets are less than the carrying amount, the carrying amounts are reduced to fair value and an impairment loss is recognized in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairment was recorded as of December 31, 2021 and 2020.

F-7

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

LEASES

The Company follows FASB ASC 842, “Leases”. The ASC requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than twelve months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. (See Note 7– LEASES).

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date. The liability is equal to the present value of the remaining minimum lease payments. The asset is based on the liability, subject to certain adjustments. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a front-loaded expense pattern (similar to capital leases under the prior accounting standard). As the interest rate implicit in the Company’s operating leases is not readily determinable, the Company utilizes its incremental borrowing rate to discount the lease payments. The Company utilizes the financing interest rate for its finance leases.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful lives using accelerated and straight-line methods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

We follow FASB ASC 825, “Financial Instruments”, which requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, due from related parties, accounts payable, accrued expenses, customer deposits, refunds due to customers, and due to related parties approximates fair value due to the relatively short period to maturity for these instruments. The carrying amounts on the notes payable, finance leases and installment notes approximate fair value either due to the relatively short period to maturity or the related interest is accrued at a rate similar to market rates. The carrying amounts on the revolving line of credit approximates fair value due the relatively short period to maturity and related interest accrued at market rates.

REVENUE RECOGNITION AND RESERVE FOR SALES RETURNS

The Company recognizes revenue in accordance with FASB ASC 606, “Revenue from Contracts with Customers”. All revenue is generated from contracts with customers. The Company recognizes revenue when the goods are delivered and control of the goods sold is transferred to the customer, in an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenue when, or as, the Company transfers control of the product or service for each performance obligation.

The Company’s contracts with customers consist of one performance obligation (the sale of the Company’s products). The Company’s contracts have no financing elements, payment terms are less than 120 days and have no further contract asset or liability obligations once control of goods is transferred to the customer. Revenue is recorded in the amount of consideration the Company expects to receive for the sale of these goods.

The Company selectively participates in a retailer’s co-op promotion incentives to maximize sales of the Company’s products on the retail floor or to assist in developing consumer awareness of new product launches, by providing marketing fund allowances to our customers. As these co-op promotion initiatives are not a distinct good or service and the Company cannot reasonably estimate the fair value of the benefit it receives from these arrangements, the cost of these allowances at the time they are offered to the customers are recorded as a reduction to net sales. For the three months ended December 31, 2021 and 2020 co-op promotion incentives were approximately $796,000 and $858,000, respectively. For the nine months ended December 31, 2021 and 2020 co-op promotion incentives were approximately $1,805,000 and $2,032,000, respectively.

Costs incurred in fulfilling contracts with customers include administrative costs associated with the procurement of goods are included in general and administrative expenses, in-bound freight costs are included in the cost of goods sold and accrued sales representative commissions are included in selling expenses in the accompanying condensed consolidated statements of income as our underlying customer agreements are less than one year.

The Company disaggregates revenues by product line and major geographic region as most of its revenue is generated by the sales of karaoke hardware and the Company has no other material business segments (See Note 11 – Geographical Information).

F-8

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

While the Company generally does not allow products to be returned, the Company does provide for variable consideration contingent upon the occurrence of uncertain future events. Variable consideration is estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company estimates variable consideration under our return allowance programs for goods returned from our customers for various reasons, whereby a sales return reserve is recorded based on historic return amounts, specific events as identified and management estimates.

The Company’s reserve for sales returns were approximately $2,922,000 and $960,000 as of December 31, 2021 and March 31, 2021, respectively.

Revenue is derived from five different major product lines. Disaggregated revenue from these product lines for the three and nine months ended December 31, 2021 and 2020 consisted of the following:

Revenue by Product Line

	Three Months Ended		Nine Months Ended
Product Line	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Classic Karaoke Machines	$17,732,000	$11,998,000	$37,216,000	$32,337,000
Licensed Product	645,000	1,644,000	1,510,000	4,332,000
SMC Kids Toys	1,051,000	662,000	2,145,000	1,229,000
Microphones and Accessories	1,657,000	2,481,000	3,424,000	4,122,000
Music Subscriptions	159,000	188,000	384,000	290,000

Total Net Sales	$21,244,000	$16,973,000	$44,679,000	$42,310,000

SHIPPING AND HANDLING COSTS

Shipping and handling activities are performed before the customer obtains control of the goods sold to them and are considered activities to fulfill the Company’s promise to transfer the goods. For the three months ended December 31, 2021 and 2020 shipping and handling expenses were approximately $369,000 and $512,000, respectively. For the nine months ended December 31, 2021 and 2020 shipping and handling expenses were approximately $654,000 and $900,000, respectively. These expenses are classified as a component of selling expenses in the accompanying condensed consolidated statements of income.

STOCK BASED COMPENSATION

The Company follows the provisions of the FASB ASC 718-20, “Compensation – Stock Compensation Awards Classified as Equity”. ASC 718-20 requires all share-based payments to employees including grants of employee stock options, be measured at fair value and expensed in the condensed consolidated statements of income over the service period (generally the vesting period). The Company uses the Black-Scholes option valuation model to value stock options. Employee stock option compensation expense for the three and nine months ended December 31, 2021 and 2020 includes the estimated fair value of options granted, amortized on a straight-line basis over the requisite service period for the entire portion of the award. For the three months ended December 31, 2021 and 2020, the stock option expense was approximately $3,000 and $5,000, respectively. For the nine months ended December 31, 2021 and 2020, the stock option expense was approximately $16,000 and $5,000, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to results of operations as incurred. These expenses are shown as a component of general and administrative expenses in the condensed consolidated statements of income. For the three months ended December 31, 2021 and 2020, these amounts totaled approximately $11,000 and $33,000, respectively. For the nine months ended December 31, 2021 and 2020, these amounts totaled $61,000 and $48,000 respectively.

INCOME TAXES

The Company follows the provisions of FASB ASC 740 “Accounting for Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

The Company analyzes its deferred tax assets and liabilities at the end of each interim period and, based on management’s best estimate of its full year effective tax rate, recognizes cumulative adjustments to its deferred tax assets and liabilities. For the nine months ended December 31, 2021 and 2020 we estimated our effective tax rate to be approximately 11% and 23%, respectively. As of December 31, 2021 and March 31, 2021 the Singing Machine had net deferred tax assets of approximately $638,000 and $887,000, respectively. The Company recorded an income tax provision of approximately $103,000 and $264,000 for the three months ended December 31, 2021 and 2020, respectively. The Company recorded an income tax provision of approximately $249,000 and $1,006,000 for the nine months ended December 31, 2021 and 2020, respectively.

F-9

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. As of December 31, 2021, there were no uncertain tax positions that resulted in any adjustment to the Company’s provision for income taxes. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The Company currently has no liabilities recorded for accrued interest or penalties related to uncertain tax provisions.

COMPUTATION OF EARNINGS PER SHARE

Computation of dilutive shares for the three and nine months ended December 31, 2021 and 2020 are as follows:

	For the three months ended December 31, 2021	For the three months ended December 31, 2020	For the nine months ended December 31, 2021	For the nine months ended December 31, 2020
Basic weighted average common shares outstanding	53,410,249	38,885,185	46,787,545	38,667,221
Effect of dilutive stock options	225,119	271,296	322,309	373,853

Diluted weighted average common shares outstanding	53,635,368	39,156,481	47,109,854	39,041,074

Basic net income per share is based on the weighted average number of shares of common stock outstanding during the period. Pre-funded warrants to purchase 16,833,333 shares of common stock are included in basic weighted average shares outstanding as deemed outstanding. Diluted net income per share reflects the potential dilution assuming shares of common stock were issued upon the exercise of outstanding in-the-money options and the proceeds thereof were used to purchase shares of the Company’s common stock at the average market price during the period using the treasury stock method. For the three and nine months ended December 31, 2021, options to purchase approximately 225,000 and 322,000 shares of common stock, respectively, have been included in the calculation of diluted net income per share as compared to approximately 271,000 and 374,000 shares of common stock, respectively, that were included in the calculation of diluted net income per share for the three and nine months ended December 31, 2020. For the three and nine months ended December 31, 2021, options and warrants to purchase approximately 35,416,667 shares of common stock, have been excluded in the calculation of diluted net income per share as compared to approximately 730,000 shares that were excluded in the calculation of diluted net income per share for the three and nine months ended December 31, 2020 as the result would have been anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). This ASU represents a significant change in the current accounting model by requiring immediate recognition of management’s estimates of current expected credit losses. Under the prior model, losses were recognized only as they were incurred, which delayed recognition of expected losses that might not yet have met the threshold of being probable. The amendments in ASU 2016-03 for smaller reporting companies are effective for the Company beginning April 1, 2023, including interim periods within that fiscal year. Early adoption is permitted. We are currently evaluating the potential effects of this updated guidance on our condensed consolidated financial statements and related disclosures.

NOTE 4 - INVENTORIES, NET

Inventories are comprised of the following components:

	December 31,	March 31,
	2021	2021

Finished Goods	$8,427,000	$5,348,000
Inventory in Transit	1,655,000	250,000
Estimated Amount of Future Returns	1,978,000	528,000
Subtotal	12,060,000	6,126,000
Less:Inventory Reserve	934,000	636,000

Inventories, net	$11,126,000	$5,490,000

F-10

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

NOTE 5 – PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

	USEFUL	December 31,	March 31,
	LIFE	2021	2021

Computer and office equipment	5-7 years	$440,000	$445,000
Furniture and fixtures	7 years	98,000	98,000
Warehouse equipment	7 years	210,000	199,000
Molds and tooling	3-5 years	1,946,000	1,878,000
		2,694,000	2,620,000
Less: Accumulated depreciation		2,113,000	1,946,000
		$581,000	$674,000

Depreciation expense for the three months ended December 31, 2021 and 2020 was approximately $55,000 and $65,000, respectively. Depreciation expense for the nine months ended December 31, 2021 and 2020 was approximately $190,000 and $204,000, respectively.

NOTE 6 – BANK FINANCING

Intercreditor Revolving Credit Facility Crestmark Bank and Iron Horse Credit

On June 16, 2020, the Company executed an Intercreditor Revolving Credit Facility on eligible accounts receivable and inventory which replaced the Company’s previous revolving credit facility with PNC Bank which was terminated on June 16, 2020. The Company signed a two-year Loan and Security Agreement for a $10.0 million financing facility under the Crestmark Facility on eligible accounts receivable. The outstanding loan balance cannot exceed $10.0 million during peak selling season between July 1 and December 31and is reduced to a maximum of $5.0 million between January 1 and July 31 with the ability to exceed when required. Costs associated with closing of the Intercreditor Revolving Credit Facility of approximately $74,000 were deferred and were amortized over one year. During the three months ended December 31, 2021 and 2020 the Company incurred amortization expense of approximately $10,000 and $19,000, respectively associated with the amortization of deferred financing costs from the Intercreditor Revolving Credit Facility. During the nine months ended December 31, 2021 and 2020 the Company incurred amortization expense of approximately $36,000 and $40,000, respectively associated with the amortization of deferred financing costs from the Intercreditor Revolving Credit Facility.

Under the Crestmark Facility:

●	Advance rate shall not exceed 70% of Eligible Accounts Receivable aged less than 90 days from invoice date.
●	Crestmark shall maintain a base dilution reserve of 1% for each 1% of dilution over 15%.
●	Crestmark will implement an availability block of 20% of amounts due on Iron Horse Credit Intercreditor Revolving Credit Facility.

The Crestmark Facility is secured by a perfected security interest in all assets including a first security interest in Accounts Receivable and Inventory. Notwithstanding the foregoing, Crestmark shall subordinate its first security interest in inventory to IHC as agreed between all parties. The Crestmark Facility bears interest at the Wall Street Journal Prime Rate plus 5.50% with a floor of 8.75%. Interest and Maintenance Fees shall be calculated on the higher of the actual average monthly loan balance from the prior month or a minimum average loan balance of $2,000,000. For the three months ended December 31, 2021 and 2020 the Company recorded interest expense of approximately $106,000 and $100,000, respectively. For the nine months ended December 31, 2021 and 2020 the Company recorded interest expense of approximately $202,000 and $151,000, respectively. The Crestmark Facility expires on June 15, 2022. As of December 31, 2021, the Company had an outstanding balance of approximately $6,637,000 on the Crestmark Facility.

In addition, the Company executed a two-year Loan and Security Agreement with Iron Horse Credit for up to $2,500,000 in inventory financing.

Under the IHC Facility:

●	Advance rate shall not exceed the lower of (a) 70% of the inventory cost or (b) 85% of Net Orderly Liquidation Value (NOLV) as determined by an independent third-party appraiser engaged by IHC.
●	The Company must maintain a fixed charge coverage ratio test of 1:1 times measured on a rolling 12-month basis, defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) less non-financed capital expenditures, cash dividends and distributions paid and cash taxes paid divided by the sum of interest and principal on all indebtedness. The Company was not in compliance with this covenant as of October 31, 2021 and November 30, 2021; however, waivers from default were obtained from IHC for these months. As of December 31, 2021, the Company was in compliance with this covenant.

F-11

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

The IHC Facility is secured by a perfected security interest in the Company’s inventory. The IHC Facility bears interest at 1.292% per month or 15.51% annually. Interest shall be calculated on the higher of the actual average monthly loan balance from the prior month or a minimum average loan balance of $1,000,000. Costs associated with the renewal of the IHC Facility of approximately $38,000 were deferred and are being amortized over one year. Interest expense for the three months ended December 31, 2021 and 2020 were approximately $34,000 and $41,000, respectively. Interest expense for the nine months ended December 31, 2021 and 2020 were approximately $120,000 and $103,000, respectively. The IHC Facility expires on June 15, 2022. As of December 31, 2021 and March 31, 2021, there was an outstanding balance of approximately $1,990,000 and $65,000, respectively.

As of December 31, 2021 there was approximately $510,000 of available borrowings under these facilities.

As both the Crestmark Facility and the IHC Facility are set to expire on June 15, 2022, the Company expects to negotiate a revision or extension of these debt facilities upon their maturity however, there can be no assurance that such revision or extension will occur or at what terms.

Note Payable Payroll Protection Plan

On May 5, 2020, the Company received loan proceeds from Crestmark in the amount of approximately $444,000 under the Paycheck Protection Program (the “PPP”). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provided for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest may be forgivable to the extent the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness may be reduced if the borrower terminates employees or reduces salaries during the eligible period. The unforgiven portion of the PPP loan was payable over two years at an interest rate of 1%, with a deferral of payments until a forgiveness application was accepted and reviewed by the Small Business Administration (“SBA”), and the SBA provided Crestmark with the loan forgiveness amount. In June 2021 the Company received notification from the SBA that the loan had been forgiven in its entirety and we were notified by Crestmark that the debt was discharged. For the nine months ended December 31, 2021, a gain of approximately $448,000 (including principal and interest) from the forgiveness of the loan was included in other income and expenses in the accompanying condensed consolidated statements of income.

Installment Notes Payable

On June 18, 2019, the Company entered into a financing arrangement with Dimension Funding, LLC (“Dimension”) to finance an entire ERP System project over a term of 60 months at a cost of approximately $365,000. As of December 31, 2021, the Company had executed three installment notes totaling approximately $365,000 for payments issued to the project vendor. The installment notes have 60-month terms with interest rates of 7.58%, 8.55% and 9.25%, respectively. The installment notes are payable in monthly installments of $7,459 which include principal and interest. As of December 31, 2021, and March 31, 2021 there was an outstanding balance on the installment notes of approximately $231,000 and $281,000, respectively. For the three months ended December 31, 2021 and 2020 the Company incurred interest expense of approximately $5,000 and $6,000, respectively. For the nine months ended December 31, 2021 and 2020 the Company incurred interest expense of approximately $16,000 and $20,000, respectively.

Subordinated Debt/Note Payable to Related Party

In conjunction with the Crestmark Facility and IHC Facility there is a subordination agreement on related party debt due to Starlight Marketing Development, Ltd. of approximately $803,000. On June 1, 2020 the remaining amount due on the subordinated debt of approximately $803,000 was converted to a note payable (“subordinated note payable”) which bears interest at 6%. As part of the agreement to convert the subordinated debt to a note payable it was agreed that interest expense would be accrued at the same 6% interest rate on the unpaid principal retroactively from the date that previously scheduled payments had been missed. During the three months ended December 31, 2021 and 2020 interest expense was approximately $3,000 and $12,000, respectively on the subordinated note payable and the related party subordinated debt. During the nine months ended December 31, 2021 and 2020 interest expense was approximately $17,000 and $36,000, respectively on the subordinated note payable and the related party subordinated debt.

In connection with the Intercreditor Revolving Credit Facility the Company was required to subordinate the note payable. Both the Crestmark Facility and IHC Facility agreements allow for the repayment of the subordinated note payable provided any amounts borrowed against these credit facilities are paid in full, the Company maintains a 1 : 1 debt coverage ratio and exhibits sufficient cash liquidity to support on-going operations. As of December 31, 2021 the Company met repayment requirements of the Intercreditor Revolving Credit Facility and has made cumulative principal payments totaling $450,000. During the next twelve months the Company intends on making additional payments and pay off the remaining balance outstanding provided the Company meets all repayment requirements of the Crestmark Facility and IHC Facility agreements.

As of December 31, 2021 and March 31, 2021, the remaining amount due on the note payable was approximately $353,000 and $503,000 respectively. The remaining amount due on the subordinated note payable was classified as a current liability as of December 31, 2021 and March 31, 2021 on the condensed consolidated balance sheets.

F-12

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

COVID-19

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (“COVID-19”) and the risks to the international community. The WHO declared COVID-19 a global pandemic on March 11, 2020 and since that time many of the previously imposed restrictions and other measures which were instituted in response have been subsequently reduced or lifted. However, the COVID-19 pandemic remains highly unpredictable and dynamic and its duration and extent continue to be dependent on various developments, such as the emergence of variants to the virus that may cause additional strains of COVID-19, the administration and ultimate effectiveness of vaccines, and the eventual timeline to achieve a sufficient level of herd immunity among the general population. Accordingly, the COVID-19 pandemic may continue to have negative effects on the health of the U.S. economy for the foreseeable future. We continue to experience various degrees of manufacturing cost pressures due to raw material and electronic component shortages as well as inflationary price increases. Although we regularly monitor the financial health and operations of companies in our supply chain, and use alternative suppliers when necessary and available, any financial hardship or government restrictions on our suppliers or sub-suppliers caused by the COVID-19 pandemic could cause a disruption in our ability to obtain raw materials or components required to manufacture our products and adversely affect our operations.

LEGAL MATTERS

Management is not aware of any legal proceedings other than matters that arise in the ordinary course of business.

LEASES

Operating Leases

We have operating lease agreements for offices and a warehouse facility in Florida, California and Macau expiring in various years through 2024.

We entered into an operating lease agreement, effective October 1, 2017, for the corporate headquarters located in Fort Lauderdale, Florida where we lease approximately 6,500 square feet of office space. The lease expires on March 31, 2024. The base rent payment is approximately $9,700 per month, subject to annual adjustments.

We entered into an operating lease agreement, effective June 1, 2013, for 86,000 square feet of warehouse space in Ontario, California for our logistics operations. On June 15, 2020 we executed a three-year lease extension which will expire on August 31, 2023. The renewal base rent payment is $65,300 with a 3% increase every 12 months for the remaining term of the extension.

In May 2021 we executed a one-year lease for 424 square feet of office space in Macau which will expire on April 30, 2022. The lease provides for a renewal option to extend the lease. Rent expense on the new lease is fixed at approximately $1,700 per month for the duration of the lease term.

Lease expense for our operating leases is recognized on a straight-line basis over the lease terms.

Finance Leases

On July 1, 2021 we entered into a long-term capital leasing arrangement with Union Credit Corporation to finance the leasing of a used forklift in the amount of approximately $24,000. The lease require monthly payments in the amount of approximately $755 per month over a total lease term of 36 months which commenced on July 1, 2021. The agreement has an effective interest rate of 9.9% and the Company has the option to purchase the equipment at the end of the lease term for one dollar. As of December 30, 2021 and March 31, 2021, the remaining amounts due on this capital leasing arrangement was approximately $20,000 and $0, respectively. For the three and nine months ended December 31, 2021 and 2020 the Company incurred interest expense of $696 and $1,072, respectively.

F-13

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

Supplemental balance sheet information related to leases as of December 31, 2021 is as follows:

Assets:
Operating lease - right-of-use assets	$1,488,258
Finance leases as a component of Property and equipment, net of accumulated depreciation of $1,735	18,278
Liabilities
Current
Current portion of operating leases	$860,528
Current portion of finance leases	7,421
Noncurrent
Operating lease liabilities, net of current portion	$685,304
Finance leases, net of current portion	12,592

Supplemental statement of operations information related to leases for the three and nine months ended December 31, 2021 is as follows:

	Three Months Ended	Nine Months Ended
	December 31, 2021	December 31, 2021
Operating lease expense as a component of general and administrative expenses	$140,016	$604,347
Finance lease cost
Depreciation of leased assets as a component of depreciation	$1,041	$1,735
Interest on lease liabilities as a component of interest expense	$692	$1,068

Supplemental cash flow information related to leases for the nine months ended December 31, 2021 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow paid for operating leases		$693,657
Financing cash flow paid for finance leases		$6,184

Lease term and Discount Rate
Weighted average remaining lease term (months)
Operating leases	21.1
Finance leases	31.0
Weighted average discount rate
Operating leases	6.25%
Finance leases	9.86%

Scheduled maturities of operating and finance lease liabilities outstanding as of December 31, 2021 are as follows:

Year	Operating Leases	Finance Leases

2022	$937,590	$9,065
2023	674,488	9,065
2024	30,739	4,533
Total Minimum Future Payments	1,642,817	22,663

Less: Imputed Interest	96,985	2,650

Present Value of Lease Liabilities	$1,545,832	$20,013

NOTE 8 - STOCK OPTIONS AND WARRANTS

During the nine months ended December 31, 2021 the Company issued 40,000 and 20,000 stock options, respectively, at an exercise price of $.29 and $.27, respectively to directors as compensation for their service.

During the three and nine months ended December 31, 2021 the Company issued 50,000 stock options at an exercise price of $.22 to the Vice President of Sales and Marketing as compensation due under his fiscal 2021 incentive bonus plan.

During the three and nine months ended December 31, 2020 the Company issued 100,000 stock options at an exercise price of $.29 to directors as compensation for their service.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the assumptions outlined below. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. The following inputs were used to value each option grant:

●	For the nine months ended December 31, 2021: expected dividend yield of 0%, risk-free interest rate between 0.43% and 0.96%, respectively with volatility between 149.5% and 157.0% respectively with an expected term of three years.

●	For the nine months ended December 31, 2020: expected dividend yield of 0%, risk-free interest rate of 0.18%, volatility of 146.7% and an expected term of three years.

F-14

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

A summary of stock option activity for the nine months ended December 31, 2021 is summarized below:

	December 31, 2021
	Number of Options	Weighted Average Exercise Price
Stock Options:
Balance at beginning of period	1,680,000	$0.32
Granted	110,000	$0.25
Exercised	(80,000)	$0.18
Balance at end of period	1,710,000	$0.33

Options exercisable at end of period	1,600,000	$0.33

The following table summarizes information about employee stock options outstanding at December 31, 2021:

Range of Exercise Price	Number Outstanding at December 31, 2021	Weighted Average Remaining Contractural Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2021	Weighted Average Exercise Price
$.12 - $.38	1,160,000	2.9	$0.24	1,050,000	$0.24
$.47 - $.55	550,000	5.2	$0.50	550,000	$0.50
*	1,710,000			1,600,000

*	Total number of options outstanding as of December 31, 2021 includes 650,000 options issued to three current and four former directors as compensation, and 1,090,000 options issued to key employees.

As of December 31, 2021, there was unrecognized expense of approximately $17,000 remaining on options currently vesting over time with approximately nine months remaining until these options are fully vested.

The intrinsic value of vested options as of December 31, 2021 was approximately $40,000.

As per the execution of the August 2021 private placement as disclosed in Note 2 and Note 10, common warrants and pre-funded warrants issued and outstanding as of December 31, 2021 are as follows:

Number of Shares
Warrants outstanding at March 31, 2021	-
Common warrants issued	34,666,667
Pre-funded warrants issued	16,833,333
Warrants outstanding at December 31, 2021	51,500,000

As of December 31, 2021, the Company’s warrants by expiration date were as follows:

Number of CommonWarrants	Number of Pre-funded Warrants	Exercise Price	Expiration Date
34,666,667	-	$0.35	9/15/2026
-	16,833,333	$0.01	N/A*
34,666,667	16,833,333

*	Pre-funded warrants expire on the dates they are exercised.

All outstanding warrants are fully vested.

NOTE 9 – AUGUST 2021 STOCK REDEMPTION

On August 5, 2021, the Company entered into a stock redemption agreement (the “Redemption Agreement”) with Koncepts and Treasure Green, pursuant to which the Company redeemed 19,623,155 shares of common stock of the Company (the “Redeemed Shares”). The closing of the transaction set forth in the Redemption Agreement took place on August 10, 2021, at which time the Redeemed Shares were assigned and transferred back to the Company and the Company paid approximately $7,162,000 to Koncepts and Treasure Green. The Redeemed Shares were retired and are available for reissuance in the future. Pursuant to the Redemption Agreement, neither Koncepts nor Treasure Green remained shareholders of the Company.

F-15

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

NOTE 10 – AUGUST 2021 PRIVATE PLACEMENT

On August 5, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with large institutional investors and the strategic investor for private placement of (i) 16,500,001 shares of its common stock (the “Shares”) together with Common Warrants to purchase up to 16,500,000 shares of common stock with an exercise price of $0.35 per share, and (ii) 16,833,333 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock at an exercise price of $0.01 per share, together with Common Warrants to purchase up to 16,833,333 shares of common stock at an exercise price of $0.35 per share (the “Private Placement”).

The Common Warrants and Pre-Funded Warrants are collectively referred to as (the “Warrants”). The Warrants are exercisable at any time at the option of the holder, have a term of 5 years from the issuance date and provide for cashless exercise under certain conditions. The Company determined that the Warrants meet the conditions for equity classification. Shares issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares”. The exercise price and number of the Warrant Shares are subject to anti-dilution and other adjustments for certain stock dividends, stock splits, subsequent rights offerings, pro rata distributions or certain equity structure changes.

Pursuant to the terms of the Purchase Agreement, on September 3, 2021, the Company filed a registration statement providing for the resale by the purchasers of the Shares and Warrant Shares sold in the Private Placement, which registration statement became effective on September 15, 2021. Additionally, under the terms of the Purchase Agreement, the Company is obligated to use its reasonable best efforts to submit an application to have the Company’s common stock listed on a national exchange by December 31, 2021, and to use its reasonable best efforts to have the Shares and Warrant Shares listed on such national exchange as soon as practicable following the submission of such application. As of December 31, 2021 an application with NASDAQ has been submitted and is pending approval. Should the NASDAQ application be approved, the shareholders of the Company have approved a reverse stock split simultaneous with the up-listing.

The closing of the Private Placement took place on August 10, 2021, when the Shares and Warrants were delivered to the purchasers and funds, in the amount of approximately $9,832,000, were received by the Company. Approximately $7,162,000 of the funds was used to execute the Redemption Agreement (See Note 9 – August 2021 Stock Redemption).

Stingray Group Inc. (“Stingray” or the “strategic investor”), a leading music, media and technology is part of the group of investors who participated in the Private Placement and have acquired a minority interest in the Company. Stingray is a long-standing business partner with the Company that provides our customers with music content from their extensive library of expertly produced and licensed karaoke content and is now a related party (see Note 12- Related Party Transactions).

In connection with the Private Placement, on July 6, 2021, the Company entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners (“AGP”), which provided for AGP to serve as the exclusive placement agent, advisor or underwriter (the “placement agent services”). Pursuant to the Placement Agency Agreement, upon closing of the Private Placement, the Company paid AGP placement fees of $630,000 (representing 7% of the gross proceeds raised in the Private Placement excluding proceeds raised from the strategic investor, plus 3.5% of the aggregate gross proceeds raised from the strategic investor), and issued AGP warrants to purchase 1,333,333 shares of the Company’s common stock (the “Advisor Warrants”) (representing 5% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, excluding the Shares sold to the strategic investor). The Advisor Warrants have the same exercise price ($0.35) and terms as the Common Warrants issued in the Private Placement. The Company estimated the fair value of the Advisor Warrants to be approximately $359,000 using the Black-Scholes Model based on the following input assumptions: common stock price of $0.33, expected life of the warrants of 2.5 years; stock price volatility of 168%; dividend yield of 0%; and the risk-free interest rate of 2.65%.

In addition to the placement fees paid to AGP, the Company incurred additional offering costs for direct incremental legal, consulting, accounting and filing fees related to the Private Placement of approximately $390,000, of which one consultant was issued 571,428 shares of restricted common stock with an aggregate fair value of approximately $189,000 and a cash payment of $100,000. Total offering costs related to the Private Placement amounted to approximately $1,379,000, which is recorded as an offset to additional paid in capital in the accompanying condensed consolidated statements of stockholders’ equity.

F-16

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

NOTE 11 - GEOGRAPHICAL INFORMATION

Sales to customers outside of the United States for the three and nine months ended December 31, 2021 and 2020 were primarily made by the Macau Subsidiary in US dollars. Sales by geographic region for the periods presented are as follows:

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	December 31,		December 31,
	2021	2020	2021	2020

North America	$20,997,000	$16,623,000	$43,691,000	$41,014,000
Europe	219,000	31,000	375,000	924,000
Australia	28,000	319,000	613,000	372,000
	$21,244,000	$16,973,000	$44,679,000	$42,310,000

The geographic area of sales was based on the location where the product is delivered.

NOTE 12 –RELATED PARTY TRANSACTIONS

All transactions listed below are related to the Company as Cosmo Communications, Inc (“Cosmo”) and Starlight Electronics Co., Ltd (“SLE”) are affiliates of our former Chairman of the Board, Mr. Phillip Lau. Additionally, Stingray is part of the group of investors who participated in the Private Placement and have acquired a minority interest in the Company (see Note 10 – August 2021 Private Placement ).

DUE TO/FROM RELATED PARTIES

On December 31, 2021 and March 31, 2021, the Company had amounts due to related parties in the amounts of approximately $63,000 respectively for services provided by these companies and licensing fees for use of pedestal model molds and tools owned by the former parent company.

On December 31, 2021 and March 31, 2021, the Company had amounts due from Stingray of approximately $159,000 and $88,000, respectively for shared revenue from music content provided to our customers from their library of produced and licensed karaoke content.

TRADE

The Company has a music subscription sharing agreement with Stingray. For the three months ended December 31, 2021 and 2020 the Company received music subscription revenue of approximately $160,000 and $188,000, respectively. For the nine months ended December 31, 2021 and 2020 the Company received music subscription revenue of approximately $384,000 and $290,000, respectively. These amounts were included as a component of net sales in the accompanying condensed consolidated statements of income.

On July 30, 2020, the Company and Cosmo reached agreement that Cosmo would no longer be the Company’s Canadian distributor and the Company became the sole and exclusive distributor of the Company’s products in Canada. As part of the agreement, the companies executed a Purchase and Sales agreement whereby the Company acquired all of Cosmo’s karaoke inventory for approximately $685,000. During the three and nine months ended December 31, 2021, there was a gain of approximately $11,000 from Cosmo related to payments received in Fiscal 2022 on prior year sales and the related receivable previously reversed and written off as initially deemed uncollectible.

The Company incurred service expenses from SLE. The services from SLE were approximately $91,000 for the three months ended December 31, 2021 and 2020. The services from SLE for the nine months ended December 31, 2021 and 2020 were approximately $272,000. These amounts were included as a component of general and administrative expenses in the accompanying condensed consolidated statements of income.

NOTE 13 – RESERVE FOR SALES RETURNS

A return program for defective goods is negotiated with each of our wholesale customers on a year-to-year basis. Customers are allowed to return defective goods within a specified period of time after shipment (between 6 and 9 months). The Company does make occasional exceptions to this return policy and accordingly records a sales return reserve based on historic return amounts, specific exceptions as identified and management estimates.

The Company records a sales reserve for its return goods programs at the time of sale for estimated sales returns that may occur. The liability for defective goods is included in the reserve for sales returns on the condensed consolidated balance sheets.

F-17

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(Unaudited)

Changes in the Company’s reserve for sales returns are presented in the following table:

	Nine Months Ended
	December 31,	December 31,
	2021	2020
Reserve for sales returns at beginning of the year	$960,000	$1,224,000
Provision for estimated sales returns	4,020,000	4,187,000
Sales returns received	(2,058,000)	(2,445,000)

Reserve for sales returns at end of the period	$2,922,000	$2,966,000

NOTE 14 – REFUNDS DUE TO CUSTOMERS

As of December 31, 2021 and March 31, 2021 the amount of refunds due to customers was approximately $90,000 and $145,000, respectively, primarily due to one customer for overstock returns.

NOTE 15 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for its employees to which the Company makes contributions at rates dependent on the level of each employee’s contributions. Contributions made by the Company are limited to the maximum allowable for federal income tax purposes. The amounts charged to operations for contributions to this plan and administrative costs during the three months ended both December 31, 2021 and 2020 totaled approximately $20,000. The amounts charged to operations for contributions to this plan and administrative costs during the nine months ended December 31, 2021 and 2020 totaled approximately $55,000 and $54,000, respectively. The amounts are included as a component of general and administrative expense in the accompanying condensed consolidated statements of income. The Company does not provide any post-employment benefits to retirees.

NOTE 16 - CONCENTRATIONS OF CREDIT AND SALES RISK

The Company derives a majority of its revenues from retailers of products in the United States. The Company’s allowance for doubtful accounts is based upon management’s estimates and historical experience and reflects the fact that accounts receivable are concentrated with several large customers. At December 31, 2021, approximately 75% of accounts receivable were due from four customers in North America that individually owed over 10% of total accounts receivable. At March 31, 2021, 70% of accounts receivable were due from three customers in North America that individually owed over 10% of total accounts receivable.

The Company generates most of its revenue from retailers of products in the United States with a significant amount of sales concentrated with several large customers the loss of which could have an adverse impact on the financial position of the Company. For the three months ended December 31, 2021, there were five customers who individually accounted for 10% or more of the Company’s net sales. Revenue derived from these customers as a percentage of net sales were 25%, 24%, 17%, 17% and 10% respectively. For the three months ended December 31, 2020, there were five customers who individually accounted for 10% or more of the Company’s net sales. Revenue derived from these customers as a percentage of net sales were 22%, 22%, 19%, 12% and 12%, respectively.

For the nine months ended December 31, 2021, there were four customers who individually accounted for 10% or more of the Company’s net sales. Revenue derived from these customers as a percentage of net sales were 37%, 19%, 16% and 11%, respectively. For the nine months ended December 31, 2020, there were four customers who individually accounted for 10% or more of the Company’s net sales. Revenue derived from these customers as a percentage of net sales were 34%, 19%, 13% and 13%, respectively.

In August 2021, the Company secured vendor invoice credits of approximately $236,000 from a factory involved with a damaged goods incident during fiscal 2020 which is reflected as gain from extinguishment of accounts payable in the condensed consolidated statement of income for the nine months ended December 31, 2021.

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The Singing Machine Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Singing Machine Company, Inc. and Subsidiaries (the “Company”) as of March 31, 2021 and 2020, and the related consolidated statements of operations, cash flows, and shareholders’ equity for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2021 and 2020, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Variable Consideration

As described in Note 1 to the consolidated financial statements, the Company provides for variable consideration estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Variable consideration primarily includes reserves for sales returns and accruals for promotional incentives. The Company estimates variable consideration under its return programs for goods returned from the customer for various reasons, whereby a sales return reserve is recorded based on historic return amounts, specific events as identified and management estimates. The Company selectively participates in retailer’s promotional incentives to maximize sales of the Company’s products on the retail floor or to assist in developing consumer awareness of new product launches, by providing marketing allowances to their customers. The Company’s reserve for sales returns were approximately $1.0 million as of March 31, 2021. The Company’s accrual for promotional incentives was approximately $0.5 million as of March 31, 2021.

We identified management’s estimates for variable consideration as a critical audit matter due to the fact that there was significant judgment required by management with respect to measurement uncertainty, as the calculation of these reserves and allowances includes assumptions such as product sell through at retailers, as well historical product sales used to predict future sales in evaluating the net realizable value of inventory returns. This in turn led to a high degree of auditor judgment, subjectivity and effort in applying the procedures related to those assumptions.

F-19

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. We obtained an understanding and evaluated the design of controls over the Company’s estimates for variable consideration. Our procedures also included, among others,(1) recalculating the sales return reserve based on our review of returns received subsequent to year end and the net realizable value of the returned goods based on historical margins and product sales projections; (2) recalculating the Company’s promotional incentive accrual based on specific customer arrangements and programs along with supporting documentation from those customers; (3) performing a sensitivity analysis of the Company’s variable consideration by recalculating using our independent assumptions; (4)evaluating the Company’s ability to accurately estimate the sales return reserve by comparing historically recorded reserves to the actual amount that was ultimately claimed by the retailers; and (5) analyzing year over year trends in the reserve and allowance in comparison with revenue trends to further evaluate reasonableness of the estimate and consistency with expectations.

Inventory Valuation

As described in Note 1 to the consolidated financial statements, the Company’s inventories are stated at the lower of cost or net realizable value. The Company maintains its inventory at the lower of cost or net realizable value based primarily on the age of the inventory, estimated required sell-through time and whether items are selling below cost. In determining appropriate inventory reserve percentages, the Company evaluates a number of factors including its historical write off experience, the specific products affected, its historic recovery percentages on various methods of liquidations, as well as forecasts of future sales. Inventories, net, and the inventory reserve at March 31, 2021, totaled $5.5 million and $0.6 million, respectively.

We identified the valuation of inventory as a critical audit matter due to the significant judgments necessary to identify and record the inventory at the lower of cost or net realizable value timely. This in turn led to a high degree of auditor judgement, subjectivity and effort in, performing audit procedures to evaluate management’s estimates of the net realizable value for the inventory on-hand as of the reporting date.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. We obtained an understanding and evaluated the design of controls over the Company’s inventory valuation. Our procedures related to management’s estimates of the net realizable value of the inventory on-hand as of the reporting date included the following, among others, (1) evaluating of the appropriateness and consistency of management’s methodology and assumptions used in determining the inventory reserve; (2) obtaining the Company’s inventory at the lower of cost or net realizable value calculation and testing the mathematical accuracy; (3) testing the accuracy and completeness of the underlying data used in the calculation of the Company’s net realizable value; and (4) selecting a sample of inventory items, evaluating historical sales performance relative to management’s conclusions on the ability to sell through the inventory on-hand at the forecasted levels as well as testing sales subsequent to year-end to evaluate the Company’s ability to accurately estimate the inventory reserve relative to the net realizable value.

We have served as the Company’s auditor since 2016.

/s/ EisnerAmper LLP
EISNERAMPER LLP

Iselin, New Jersey
July 14, 2021

F-20

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	March 31, 2020

Assets
Current Assets
Cash	$396,579	$345,200
Accounts receivable, net of allowances of $138,580 and $337,461, respectively	2,298,922	1,860,500
Due from banks	4,557,120	2,388,438
Accounts receivable related party - Winglight Pacific, Ltd	-	100,000
Insurance claim receivable	-	1,268,463
Inventories, net	5,490,255	7,601,277
Prepaid expenses and other current assets	221,071	252,473
Deferred financing costs	15,359	3,333
Total Current Assets	12,979,306	13,819,684

Property and equipment, net	674,153	771,349
Deferred tax assets	887,164	1,285,721
Operating Leases - right of use assets	2,074,115	573,874
Other non-current assets	147,173	150,509
Total Assets	$16,761,911	$16,601,137

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,461,103	$5,041,610
Accrued expenses	1,659,499	1,529,168
Due to related party - Starlight Consumer Electronics Co., Ltd.	14,400	14,400
Due to related party - Starlight Electronics Co., Ltd	-	372,300
Due to related party - Starlight R&D, Ltd.	48,650	115,016
Revolving line of credit - Iron Horse Credit	64,915	-
Customer deposits	139,064	-
Refunds due to customers	145,408	806,475
Reserve for sales returns	960,000	1,224,000
Current portion of finance leases	2,546	14,953
Current portion of installment notes	68,332	63,098
Current portion of note payable - Paycheck Protection Program	172,685	-
Current portion of operating lease liabilities	794,938	321,389
Current portion of related party subordinated note payable - Starlight Marketing Development, Ltd.	502,659	-
Total Current Liabilities	7,034,199	9,502,409

Finance leases, net of current portion	-	2,550
Installment notes, net of current portion	212,949	283,193
Note payable - Payroll Protection Program, net of current portion	271,215	-
Operating lease liabilities, net of current portion	1,334,010	322,263
Subordinated related party debt - Starlight Marketing Development, Ltd., net of current portion	-	802,659
Total Liabilities	8,852,373	10,913,074

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, Class A, $0.01 par value; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, Class B, $0.01 par value; 100,000,000 shares authorized; 39,040,748 and 38,557,643 shares issued and outstanding, respectively	390,407	385,576
Additional paid-in capital	19,773,322	19,729,043
Accumulated deficit	(12,254,191)	(14,426,556)
Total Shareholders’ Equity	7,909,538	5,688,063
Total Liabilities and Shareholders’ Equity	$16,761,911	$16,601,137

See notes to the consolidated financial statements

F-21

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended
	March 31, 2021	March 31, 2020

Net Sales	$45,802,574	$38,500,570

Cost of Goods Sold	33,505,356	30,323,223

Gross Profit	12,297,218	8,177,347

Operating Expenses
Selling expenses	3,976,523	4,286,257
General and administrative expenses	6,531,932	6,564,422
Bad debt expense	65,055	302,333
Depreciation	298,357	269,107
Total Operating Expenses	10,871,867	11,422,119

Income (Loss) from Operations	1,425,351	(3,244,772)

Other Income (Expenses)
Gain from damaged goods insurance claim	1,067,829	-
Gain from settlement of accounts payable	390,000	-
Gain - related party	220,023	-
Interest expense	(412,270)	(240,709)
Finance costs	(61,699)	(13,333)
Total Other Income (Expenses), net	1,203,883	(254,042)

Income (Loss) Before Income Tax (Provision) Benefit	2,629,234	(3,498,814)

Income Tax (Provision) Benefit	(456,869)	641,814

Net Income (Loss)	$2,172,365	$(2,857,000)

Net Income (Loss) per Common Share
Basic	$0.06	$(0.07)
Diluted	$0.06	$(0.07)

Weighted Average Common and Common Equivalent Shares:
Basic	38,760,092	38,532,889
Diluted	39,128,650	38,532,889

See notes to the consolidated financial statements

F-22

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended
	March 31, 2021	March 31, 2020

Cash flows from operating activities
Net Income (Loss)	$2,172,365	$(2,857,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	298,357	269,107
Amortization of deferred financing costs	61,699	13,333
Change in inventory reserve	202,339	180,000
Change in allowance for bad debts	(198,881)	286,365
Stock based compensation	22,710	32,508
Change in net deferred tax assets	398,557	(527,355)
Gain - related party	220,023	-
Gain from settlement of accounts payable	390,000	-
Changes in operating assets and liabilities:
Accounts receivable	(239,541)	(377,461)
Due from banks	(2,168,682)	(151,659)
Accounts receivable - related parties	100,000	188,941
Insurance receivable	1,268,463	(1,268,463)
Inventories	1,908,683	(1,756,966)
Prepaid expenses and other current assets	31,402	21,805
Other non-current assets	3,336	(60,427)
Accounts payable	(3,190,530)	4,198,902
Income Taxes Payable
Accrued expenses	130,331	704,433
Due to related parties	(438,666)	501,716
Customer deposits	139,064	-
Refunds due to customers	(661,067)	775,400
Reserve for sales returns	(264,000)	327,846
Operating lease liabilities, net of operating leases - right of use assets	(14,945)	(56,260)
Net cash provided by operating activities	171,017	444,765
Cash flows from investing activities
Purchase of property and equipment	(201,161)	(517,546)
Net cash used in investing activities	(201,161)	(517,546)
Cash flows from financing activities
Net Proceeds from revolving lines of credit	64,915	-
Proceeds from note payable - Payroll Protection Program	443,900	-
Payment of bank term note	-	(125,000)
Payment of deferred financing charges	(73,725)	-
Proceeds from installment notes	-	365,340
Payments on installment notes	(65,010)	(19,049)
Proceeds from subscription receivable	-	2,200
Proceeds from exercise of stock options	26,400	10,200
Payment on subordinated note payable - related party	(300,000)	(12,708)
Payments on finance leases	(14,957)	(14,410)
Net cash provided by financing activities	81,523	206,573
Net change in cash	51,379	133,792

Cash at beginning of year	345,200	211,408
Cash at end of year	$396,579	$345,200

Supplemental disclosures of cash flow information:
Cash paid for interest	$461,080	$179,811
Operating leases - right of use assets initial adoption	$-	$1,108,330
Operating lease liabilities - initial adoption	$-	$1,234,368
Operating leases - right of use assets and lease liabilities at inception of lease	$2,184,105	$-

See notes to the consolidated financial statements

F-23

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the twelve months ended March 31, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid in	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at March 31, 2019	-	$-	38,464,753	$384,648	$19,687,263	$(2,200)	$(11,569,556)	$8,500,155

Net loss							(2,857,000)	(2,857,000)
Employee compensation-stock option					20,008			20,008
Collection of subscription receivable						2,200		2,200
Exercise of stock options			60,000	600	9,600	-		10,200
Issuance of common stock - directors			32,890	328	12,172			12,500

Balance at March 31, 2020	-	-	38,557,643	385,576	19,729,043	$-	(14,426,556)	5,688,063

Net income							2,172,365	2,172,365
Employee compensation-stock option					10,210			10,210
Exercise of stock options			440,000	4,400	22,000			26,400
Issuance of common stock - directors			43,105	431	12,069			12,500

Balance at March 31, 2021	-	$-	39,040,748	$390,407	$19,773,322	$-	$(12,254,191)	$7,909,538

See notes to the consolidated financial statements.

F-24

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

NOTE 1 - BASIS OF PRESENTATION

OVERVIEW

The Singing Machine Company, Inc., a Delaware corporation (the “Company,” “SMC”, “The Singing Machine”), and wholly-owned subsidiaries SMC (Comercial Offshore De Macau) Limitada (“Macau Subsidiary”), SMC Logistics, Inc. (“SMCL”) and SMC-Music, Inc. (“SMCM”), are primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories and musical recordings. The products are sold directly to distributors and retail customers.

The Company is partially held by koncepts International Limited (“koncepts”) who is major shareholder of the Company, owning approximately 49% of our shares of common stock outstanding on a fully diluted basis as of March 31, 2021. The Company is also partly held by Treasure Green Holdings Ltd. (“Treasure Green) who owns approximately 2% of our common stock. In total approximately 51% of the Company’s shares of common stock on a fully diluted basis as of March 31, 2021 are owned by koncepts and Treasure Green. koncepts and Treasure Green are owned by Fairy King Prawn Holdings Limited (“Fairy King”), an investment holding company incorporated in the British Virgin Islands, principally owned by the Company’s Chairman, Philip Lau.

We do business with a number of entities that are principally owned by the Company’s Chairman, Philip Lau, including Starlight R&D Ltd (“SLRD”), Starlight Consumer Electronics USA, Inc., (“SCE”), Cosmo Communications Corporation of Canada, Inc. (“Cosmo”), Winglight Pacific, Ltd (“Winglight”) and Starlight Electronics Company Ltd (“SLE”), among others.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company, its Macau Subsidiary, SMCL, and SMCM. All inter-company accounts and transactions have been eliminated in consolidation for all periods presented.

USE OF ESTIMATES

The Singing Machine makes estimates and assumptions in the ordinary course of business relating to sales returns and allowances, warranty reserves, inventory reserves and reserves for promotional incentives that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Historically, past changes to these estimates have not had a material impact on the Company’s financial statements. However, circumstances could change which may alter future expectations.

COLLECTIBILITY OF ACCOUNTS RECEIVABLE

The Singing Machine’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be in an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other allowances based upon historical collection experience. The Company is subject to chargebacks from customers for co-op program incentives, defective returns, return freight and handling charges that are deducted from open invoices and reduce collectability of open invoices. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Macau Subsidiary is the Hong Kong dollar. The financial statements of the subsidiary are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are recorded in the statement of operations and translations would be recorded in a separate component of shareholders’ equity. Any such amounts were not material during the periods presented.

Concentration of Credit Risk

At times, the Company maintains cash in United States bank accounts that are in excess of the Federal Deposit Insurance Corporation insured amounts. The Company maintains cash balances in foreign financial institutions. The amounts at foreign financial institutions at March 31, 2021 and 2020 were approximately $0.2 million.

F-25

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable.

INVENTORY

Inventories are comprised primarily of electronic karaoke equipment, microphones and accessories, and are stated at the lower of cost or net realizable value, as determined using the first in, first out method. Inventories also include an estimate for the net realizable value of expected future inventory returns due to warranty and allowance programs. As of March 31, 2021 and March 31, 2020 the estimated amounts for these future inventory returns were approximately $1.0 million and $1.4 million, respectively. The Company reduces inventory on hand to its net realizable value on an item-by-item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company’s investment in inventories for such declines in value. As of March 31, 2021 and 2020 the Company had inventory reserves of approximately and $0.6 million and $0.4 million, respectively for estimated excess and obsolete inventory.

LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows attributable to the related assets are less than the carrying amount, the carrying amounts are reduced to fair value and an impairment loss is recognized in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful lives using accelerated and straight-line methods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

We follow FASB ASC 825, Financial Instruments, which requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, customer deposits, refunds due to customers, and due to related parties approximates fair value due to the relatively short period to maturity for these instruments. The carrying amounts on the notes payable, finance leases and installment notes approximate fair value either due to the relatively short period to maturity or the related interest is accrued at a rate similar to market rates. The carrying amounts on the revolving line of credit approximates fair value due the relatively short period to maturity and related interest accrued at market rates.

REVENUE RECOGNITION AND RESERVE FOR SALES RETURNS

The Company recognizes revenue in accordance with FASB ASC 606, “Revenue from Contracts with Customers”. All revenue is generated from contracts with customers. The Company recognizes revenue when the control of the goods sold is transferred to the customer, in an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenue when, or as, the Company transfers control of the product or service for each performance obligation.

The Company selectively participates in a retailer’s co-op promotion incentives to maximize sales of the Company’s products on the retail floor or to assist in developing consumer awareness of new product launches, by providing marketing fund allowances to our customers. As these co-op promotion initiatives are not a distinct good or service and the Company cannot reasonably estimate the fair value of the benefit it receives from these arrangements, the cost of these allowances at the time they are offered to the customers are recorded as a reduction to net sales. Co-op promotion incentives were approximately $2.0 million during fiscal 2021 and $2.9 million during fiscal 2020.

The Company’s contracts with customers consist of one performance obligation (the sale of the Company’s products). The Company’s contracts have no financing elements, payment terms are less than 120 days and have no further contract asset or liability obligations once control of goods is transferred to the customer. Revenue is recorded in the amount of consideration the Company expects to receive for the sale of these goods.

Costs incurred in fulfilling contracts with customers include administrative costs associated with the procurement of goods are included in general and administrative expenses, in-bound freight costs are included in the cost of goods sold and accrued sales representative commissions are included in selling expenses in the accompanying consolidated statements of operations as our underlying customer agreements are less than one year.

F-26

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

The Company disaggregates revenues by product line and major geographic region as most of its revenue is generated by the sales of karaoke hardware and the Company has no other material business segments (See NOTE 10 – SEGMENT INFORMATION).

While the Company generally does not allow products to be returned, the Company does provide for variable consideration contingent upon the occurrence of uncertain future events. Variable consideration is estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company estimates variable consideration under our return allowance programs for goods returned from the customer for various reasons, whereby a sales return reserve is recorded based on historic return amounts, specific events as identified and management estimates.

The Company’s reserve for sales returns were approximately $1.0 million and $1.2 million as of March 31, 2021 and 2020, respectively.

During fiscal 2021 and 2020 revenue was derived from five different major product lines. Disaggregated approximate revenue from these product lines consisted of the following:

Revenue by Product Line
	Fiscal Years Ended
Product Line	March 31, 2021	March 31, 2020

Karaoke Machines	$34,700,000	$32,600,000
Licensed Products	4,700,000	2,000,000
Microphones and Accessories	4,700,000	2,600,000
SMC Kids Toys	1,300,000	900,000
Music Subscriptions	400,000	400,000

Total Net Sales	$45,800,000	$38,500,000

SHIPPING AND HANDLING COSTS

Shipping and handling activities are performed before the customer obtains control of the goods sold to them and are considered activities to fulfill the Company’s promise to transfer the goods. For both Fiscal 2021 and 2020 shipping and handling expenses were approximately $1.2 million. These expenses are classified as a component of selling expenses in the accompanying consolidated statements of operations.

STOCK-BASED COMPENSATION

The Company follows the provisions of the FASB ASC 718-20, “Compensation – Stock Compensation Awards Classified as Equity”. ASC 718-20 requires all share-based payments to employees including grants of employee stock options, be measured at fair value and expensed in the consolidated statement of operations over the service period (generally the vesting period). The Company uses the Black-Scholes option valuation model to value stock options. Employee stock option compensation expense in fiscal years 2021 and 2020 includes the estimated fair value of options granted, amortized on a straight-line basis over the requisite service period for the entire portion of the award. For the years ended March 31, 2021 and 2020, the stock option expense was approximately $10,000 and $20,000, respectively.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the assumptions outlined below. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees.

●	For the year ended March 31, 2021: expected dividend yield of 0%, risk-free interest rate of .18%, volatility of 146.7% and expected term of three years.

●	For the year ended March 31, 2020: expected dividend yield of 0%, risk-free interest rate of 2.08%, volatility of 194.5% and expected term of three years.

The Company’s directors were issued shares of stock as compensation for their service. For the years ended March 31, 2021and 2020, the stock compensation expense to directors was $12,500.

RESEARCH AND DEVELOPMENT COSTS

All research and development costs are charged to results of operations as incurred. These expenses are shown as a component of general and administrative expenses in the consolidated statements of operations. For both years ended March 31, 2021 and 2020, these amounts totaled approximately $0.1 million.

F-27

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

INCOME TAXES

The Company follows the provisions of FASB ASC 740 “Accounting for Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. As of March 31, 2021 and 2020 there were no uncertain tax positions that resulted in any adjustment to the Company’s provision for income taxes. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The Company currently has no liabilities recorded for accrued interest or penalties related to uncertain tax provisions.

COMPUTATION OF EARNINGS (LOSS) PER SHARE

Computation of dilutive shares for fiscal years ended March 31, 2021 and 2020 are as follows:

	Fiscal year ended March 31, 2021	Fiscal year ended March 31, 2020
Basic weighted average common shares outstanding	38,760,092	38,532,889
Effect of dilutive stock options	368,558	-

Diluted weighted average of common shares outstanding	39,128,650	38,532,889

Basic net income per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted net income per share reflects the potential dilution assuming shares of common stock were issued upon the exercise of outstanding in-the-money options and the proceeds thereof were used to purchase shares of Company common stock at the average market price during the period using the treasury stock method. For fiscal years ended March 31, 2021 and 2020, options to purchase approximately 750,000 shares and approximately 2,230,000 shares of common stock have been excluded from diluted earnings per share as the result would have been anti-dilutive.

ADOPTION OF NEW ACCOUNTING STANDARDS

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740). Among several issues addressed in this ASU, there was one area that may potentially affect the Company’s calculations of interim income tax provision or benefit. The guidance specifies that an entity should apply the annual effective tax rate to the year-to date income or loss as long as the tax benefits for any losses are expected to be realized during the year or would be recognizable as a deferred tax asset at the end of the year eliminating the requirement of a valuation allowance for that interim period. There is specific guidance for circumstances in which an entity incurs a loss on a year-to-date basis that exceeds the anticipated ordinary loss for the year, which is an exception to the general guidance in Subtopic 740-270. The Company adopted the standard for the fiscal year ended March 31, 2021. The adoption of this standard did not have a material effect on our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). This ASU represents a significant change in the current accounting model by requiring immediate recognition of management’s estimates of current expected credit losses. Under the prior model, losses were recognized only as they were incurred, which delayed recognition of expected losses that might not yet have met the threshold of being probable. The amendments in ASU 2016-03 are effective for our fiscal year beginning April 1, 2023 including interim periods within that fiscal year. Early adoption is permitted. We are currently evaluating the potential effects of this updated guidance on our consolidated financial statements and related disclosures.

F-28

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

NOTE 3 –  INVENTORIES, NET

Inventories are comprised of the following components:

	March 31,	March 31,
	2021	2020

Finished Goods	$5,400,000	$6,600,000
Inventory in Transit	200,000	100,000
Estimated Amount of Future Returns	500,000	1,300,000
Subtotal	6,100,000	8,000,000
Less: Inventory Reserve	600,000	400,000

Total Inventories	$5,500,000	$7,600,000

NOTE 4 - PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

	USEFUL	MARCH 31,	MARCH 31,
	LIFE	2021	2020

Computer and office equipment	5-7 years	$400,000	$400,000
Furniture and fixtures	7 years	100,000	100,000
Warehouse equipment	7 years	200,000	200,000
Molds and tooling	3-5 years	1,900,000	1,700,000
		2,600,000	2,400,000
Less: Accumulated depreciation		1,900,000	1,600,000
		$700,000	$800,000

Depreciation expense for fiscal years ended 2021 and 2020 was approximately $0.3 million.

NOTE 5 – FINANCING

Intercreditor Revolving Credit Facility Crestmark Bank and Iron Horse Credit

On June 16, 2020, the Company executed an Intercreditor Revolving Credit Facility on eligible accounts receivable and inventory which replaced the Company’s previous revolving credit facility with PNC Bank which was terminated on June 16, 2020. The Company signed a two-year Loan and Security Agreement for a $10.0 million financing facility (decreasing to $5.0 million in off-peak season) with Crestmark Bank (“Crestmark Facility”) on eligible accounts receivable. The outstanding loan balance cannot exceed $10.0 million during peak selling season between July 1 and December 31and is reduced to a maximum of $5.0 million between January 1 and July 31. Costs associated with closing of the Intercreditor Revolving Credit Facility of approximately $74,000 were deferred and are being amortized over one year. During fiscal years ended March 31, 2021 and 2020 the Company incurred amortization expense of approximately $62,000 and $0, respectively associated with the amortization of deferred financing costs from the Intercreditor Revolving Credit Facility.

Under the Crestmark Facility:

●	Advance rate shall not exceed 70% of Eligible Accounts Receivable aged less than 90 days from invoice date.
●	Crestmark shall maintain a base dilution reserve of 1% for each 1% of dilution over 15%.
●	Crestmark will implement an availability block of 20% of amounts due on Iron Horse Credit (“IHC”) Intercreditor Revolving Credit Facility. See below
●	Mandatory pay-down of the loan to zero in January and February each year.

The Crestmark Facility is secured by a perfected security interest in all assets including a first security interest in Accounts Receivable and Inventory. Notwithstanding the foregoing, Crestmark shall subordinate its first security interest in inventory to IHC as agreed between all parties. The Crestmark Facility bears interest at the Wall Street Journal Prime Rate plus 5.50% with a floor of 8.75%. Interest and Maintenance Fees shall be calculated on the higher of the actual average monthly loan balance from the prior month or a minimum average loan balance of $2.0 million. For the fiscal years ended March 31, 2021 and 2020 the Company recorded interest expense under the Crestmark Facility of approximately $0.2 million and $0.0 million, respectively. The Crestmark Facility expires on June 15, 2022. As of March 31, 2021 and 2020 the Company had no outstanding balance on the Crestmark Facility. In addition, the Company executed a two-year Loan and Security Agreement with Iron Horse Credit (“IHC Facility”) for up to $2.5 million in inventory financing.

F-29

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

Under the IHC Facility:

●	Advance rate shall not exceed the lower of (a) 70% of the inventory cost or (b) 85% of Net Orderly Liquidation Value (NOLV) as determined by an independent third-party appraiser engaged by IHC.
●	The Company must maintain a fixed charge coverage ratio test of 1:1 times measured on a rolling 12-month basis, defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) less non-financed capital expenditures, cash dividends and distributions paid and cash taxes paid divided by the sum of interest and principal on all indebtedness. This financial covenant was waived for the first six months of the IHC Facility. As of March 31, 2021, the Company was in compliance with this covenant.

The IHC Facility is secured by a perfected security interest in the Company’s inventory. The IHC Facility bears interest at 1.292% per month or 15.51% annually. Interest shall be calculated on the higher of the actual average monthly loan balance from the prior month or a minimum average loan balance of $1,000,000. Interest expense under the IHC Facility for the fiscal years ended March 31, 2021 and 2020 was approximately $0.1 million and $0.0 million, respectively. The IHC Facility expires on June 15, 2022. As of March 31, 2021 and 2020, there was an outstanding balance of approximately $65,000 and $0, respectively.

As both the Crestmark Facility and the IHC Facility are set to expire on June 15, 2022, the Company expects to negotiate a revision or extension of these debt facilities upon their maturity however, there can be no assurance that such revision or extension will occur or at what terms.

Revolving Credit Facility PNC Bank

On June 22, 2017, the Company renewed the existing revolving credit facility (the “PNC Revolving Credit Facility”) with PNC Bank, National Association (“PNC”) for an additional three years which was terminated on June 16, 2020 and replaced by the Intercreditor Revolving Credit Facility with Crestmark and IHC. In September 2019, the Company defaulted on the PNC Revolving Credit Facility due to non-compliance with the fixed charge coverage ratio requirement. In November 2019, the Company entered into a Forbearance Agreement with PNC whereby PNC delayed taking action they would have been entitled to under a default through March 31, 2020. The Company remained in default of the Forbearance Agreement up until termination of the Revolving Credit Facility on June 16, 2020 at which time the Company executed the Intercreditor Revolving Credit Facility with Crestmark and IHC. As of March 31, 2021, and 2020 there were no amounts due on the PNC Revolving Credit Facility. During the fiscal years ended March 31, 2021 and 2020 the Company incurred interest expense of approximately $0.0 million and $0.1 million, respectively on amounts borrowed against the PNC Revolving Credit Facility.

Note Payable Payroll Protection Plan

On May 5, 2020, the Company received loan proceeds from Crestmark in the amount of approximately $0.4 million under the Paycheck Protection Program (“PPP”). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest may be forgivable to the extent the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness may be reduced if the borrower terminates employees or reduces salaries during the eligible period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments until a forgiveness application has been accepted and reviewed by the Small Business Administration (“SBA”), and the SBA has provided Crestmark with the loan forgiveness amount. For the fiscal years ended March 31, 2021 and 2020 the Company incurred interest expense of approximately $4,000 and $0, respectively. As of March 31, 2021 and 2020 there was an outstanding balance on the PPP note payable of approximately $0.4 million and $0.0 million, respectively. In June 2021 the Company received notification from the SBA that the loan had been forgiven in its entirety.

Installment Notes Payable

On June 18, 2019, the Company entered into a financing arrangement with Dimension Funding, LLC (“Dimension”) to finance an entire ERP System project over a term of 60 months at a cost of approximately $365,000. As of March 31, 2021, the Company executed three installment notes totaling approximately $0.4 million for payments issued to the project vendor. The installment notes have 60-month terms with interest rates of 7.58%, 8.55% and 9.25%, respectively. The installment notes are payable in monthly installments of $7,459 which include principal and interest. For both fiscal years ended March 31, 2021 and 2020 there was an outstanding balance on the installment notes of approximately $0.3 million. For the fiscal years ended March 31 2021 and 2020 the Company incurred interest expense of approximately $26,000 and $23,000, respectively.

Subordinated Debt/Note Payable to Related Party

In conjunction with the Crestmark Facility and IHC Facility there is a subordination agreement on related party debt due to Starlight Marketing Development, Ltd. of approximately $803,000. On June 1, 2020 the remaining amount due on the subordinated debt of approximately $803,000 was converted to a note payable (“subordinated note payable”) which bears interest at 6%. As part of the agreement to convert the subordinated debt to a note payable it was agreed that interest expense would be accrued at the same 6% interest rate on the unpaid principal retroactively from the date that previously scheduled payments had been missed. During the fiscal years ended March 31, 2021 and 2020 interest expense was approximately $47,000 and $74,000, respectively on the subordinated note payable and the related party subordinated debt.

F-30

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

In connection with the Intercreditor Revolving Credit Facility the Company was required to subordinate the subordinated note payable. Both the Crestmark Facility and IHC Facility agreements allow for the repayment of the subordinated note payable provided any amounts borrowed against these credit facilities are paid in full, the Company maintains a 1 : 1 debt coverage ratio and exhibits sufficient cash liquidity to support on-going operations. As of March 31, 2021 the Company met repayment requirements of the Intercreditor Revolving Credit Facility to make principal payments totaling $0.3 million. During the next twelve months the Company intends on making additional payments and pay off the remaining balance outstanding provided the Company meets all repayment requirements of the Crestmark Facility and IHC Facility agreements.

As of March 31, 2021 and 2020 the remaining amount due on the note payable was approximately $0.5 million and $0.8 million, respectively. The remaining amount due on the subordinated note payable was classified as a current liability as of March 31, 2021 on the consolidated balance sheets.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

On September 11, 2020 a Complaint was filed against the Company’s SMCL subsidiary and various staffing agencies used by SMCL in a Superior Court of San Bernadino County. The complaint alleges an employee of SMCL committed employment practice violations against a former temporary employee not employed by SMC Logistics. Management has investigated the allegation and has engaged with an employment attorney to defend the lawsuit. Management does not believe the claims have merit and does not believe the lawsuit will have a material adverse effect on our financial results.

As of this filing management is not aware of any other legal proceedings other than matters that arise in the ordinary course of business.

LEASES

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date. The liability is equal to the present value of the remaining minimum lease payments. The asset is based on the liability, subject to certain adjustments. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a front-loaded expense pattern (similar to capital leases under the prior accounting standard). As the interest rate implicit in the Company’s operating leases is not readily determinable, the Company utilizes its incremental borrowing rate to discount the lease payments. The Company utilizes the implicit rate for its finance leases.

Operating Leases

We have operating lease agreements for offices and a warehouse facility in Florida, California and Macau expiring in various years through 2024.

We entered into an operating lease agreement, effective October 1, 2017, for the corporate headquarters located in Fort Lauderdale, Florida where we lease approximately 6,500 square feet of office space. The lease expires on March 31, 2024. The base rent payment is approximately $9,400 per month, subject to annual adjustments.

We entered into an operating lease agreement, effective June 1, 2013, for 86,000 square feet of warehouse space in Ontario, California for our logistics operations. On June 15, 2020 we executed a three-year lease extension which will expire on August 31, 2023. The renewal base rent payment is $65,300 per month with a 3% increase every 12 months for the remaining term of the extension.

We entered into an operating lease agreement, effective May 1, 2018, for 424 square feet of office space in Macau. The rent is fixed at approximately $1,600 per month for the duration of the lease which expired on April 30, 2021. In May 2021 we executed a one-year lease extension which will expire on April 30, 2022. The lease provides for a renewal option to extend the lease. Rent expense on the new lease is fixed at approximately $1,700 per month for the duration of the lease term.

Lease expense for our operating leases is recognized on a straight-line basis over the lease terms.

Finance Leases

On May 25, 2018 and June 4, 2018, we entered into two long-term capital leasing arrangements with Wells Fargo Equipment Finance (“Wells Fargo”) to finance the leasing of two used forklift vehicles in the amount of approximately $44,000. The leases require monthly payments in the amount of $1,279 per month over a total lease term of 36 months which commenced on June 1, 2018. The agreement has an effective interest rate of 4.5% and the Company has the option to purchase the equipment at the end of the lease term for one dollar. As of March 31, 2021 and March 31, 2020, the remaining amounts due on these capital leasing arrangements was approximately $3,000 and $18,000, respectively.

F-31

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

Supplemental balance sheet information related to leases as of March 31, 2021 is as follows:

Assets:
Operating lease - right-of-use assets	$2,074,115
Finance leases as a component of property and equipment, net of accumulated depreciation of $18,136	25,390
Liabilities
Current
Current portion of operating leases	$794,938
Current portion of finance leases	2,546
Noncurrent
Operating lease liabilities, net of current portion	$1,334,010
Finance leases, net of current portion	-

Supplemental statement of operations information related to leases for the fiscal year ended March 31, 2021 is as follows:

Fiscal Year Ended
March 31, 2021
Operating lease expense as a component of general and administrative expenses	$790,715
Finance lease cost
Depreciation of leased assets as a component of depreciation	$6,218
Interest on lease liabilities as a component of interest expense	$370

Supplemental cash flow information related to leases for the nine months ended March 31, 2021 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow paid for operating leases	$805,662
Financing cash flow paid for finance leases	$14,957

Lease term and Discount Rate
Weighted average remaining lease term (months)	30.0
Operating leases	2.0
Finance leases
Weighted average discount rate
Operating leases	6.25%
Finance leases	3.68%

Scheduled maturities of operating and finance lease liabilities outstanding as of March 31, 2021 are as follows:

Fiscal Year	Operating Leases	Finance Leases

2022	$682,373	$2,558
2023	931,948	-
2024	674,488	-
2025	30,739	-
Total Minimum Future Payments	2,319,548	2,558

Less: Imputed Interest	190,600	12

Present Value of Lease Liabilities	$2,128,948	$2,546

NOTE 7 – SHAREHOLDERS’ EQUITY

COMMON STOCK ISSUANCES

During the years ended March 31, 2021 and 2020 the Company issued the following common stock shares:

Fiscal 2021:

On October 30, 2020 the Company issued 440,000 shares of its common stock to three executive officers who exercised stock options at an average exercise price of $.06 per share.

On November 6, 2020, the Company issued 43,105 shares of its common stock to our Board of Directors at $0.29 per share, pursuant to our annual director compensation plan for the fiscal year ending March 31, 2021.

Fiscal 2020:

On August 30, 2019 the Company issued 60,000 shares of its common stock to a former director who exercised stock options at an average exercise price of $0.17 per share.

On June 12, 2019, the Company issued 32,890 shares of its common stock to our Board of Directors at $0.38 per share, pursuant to our annual director compensation plan for the fiscal year ending March 31, 2020.

F-32

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

STOCK OPTIONS

On June 1, 2001, the Board of Directors approved the 2001 Stock Option Plan (“Plan”), as amended. The Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of the Company may be granted incentive or non-qualified stock options to purchase common stock of the Company. As of March 31, 2021, the Plan had expired and no shares were available to be issued nor were any additional shares issued from the plan in Fiscal 2021 or 2020.

A summary of stock option activity for each of the years presented is summarized below.

	Fiscal 2021		Fiscal 2020
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock Options:
Balance at beginning of year	2,230,000	$0.26	2,210,000	$0.25
Granted	100,000	$0.29	100,000	$0.38
Exercised	(440,000)	$0.06	(60,000)	$0.17
Forfeited	(210,000)	$0.17	(20,000)	$0.03
Balance at end of year *	1,680,000	$0.32	2,230,000	$0.26

Options exercisable at end of year	1,580,000	$0.33	2,130,000	$0.25

The following table summarizes information about employee stock options outstanding at March 31, 2021:

Range of Exercise Price	Number Outstanding at March 31, 2021	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at March 31, 2021	Weighted Average Exercise Price
$0.12 - $0.38	1,130,000	4.0	$0.24	1,030,000	$0.23
$0.47 - $0.55	550,000	6.4	$0.50	550,000	$0.50
*	1,680,000			1,580,000

*	Total number of options outstanding as of March 31, 2021 includes 600,000 options issued to five current and two former directors as compensation and 1,040,000 options issued to key employees that were not issued from the Plan.

NOTE 8 - INCOME TAXES

The Company files separate tax returns in the United States and in Macau. The Macau Subsidiary has received approval from the Macau government to operate its business as a Macau Offshore Company (MOC), and is exempt from the Macau income tax. For the fiscal years ended March 31, 2021 and 2020, the Macau Subsidiary recorded no tax provision.

The U.S. Federal net operating loss carryforward is subject to an IRS Section 382 limitation. As of March 31, 2021 and 2020, the Company had net deferred tax assets of approximately $0.9 million and $1.3 million, respectively. For the fiscal year ended March 31, 2021 we determined our effective tax rate to be approximately 17.4% and we recorded a tax provision of approximately $0.5 million which was net of a valuation reserve of approximately $23,000 for deferred tax assets that will most likely expire prior to being realized. For the fiscal year ended March 31, 2020 we determined our effective tax rate to be approximately 18.1% and we recorded a tax benefit of approximately $0.6 million which was net of a valuation reserve of approximately $88,000 for deferred tax assets that will most likely expire prior to being realized. The Company also recorded an income tax receivable of approximately $0.1 million due to the availability of net operating loss carrybacks and alternative minimum tax credits that were realized for the year ended March 31, 2021. The income tax receivable was included as a component of prepaid expenses and other current assets on the accompanying consolidated balance sheet as of March 31, 2021.

F-33

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

The income tax provision (benefit) for federal, foreign, and state income taxes in the consolidated statements of operations consisted of the following components for 2021 and 2020:

	2021	2020
		(Restated)
Income tax provision (benefit):
Current:
Federal	$54,487	$(114,459)
State	3,825	-

Total current Federal and State tax benefit	$58,312	$(114,459)

Deferred:
Federal	$417,477	$(576,004)
State	(18,920)	48,649

Total Deferred Federal and State	398,557	(527,355)

Total income tax (benefit) provision	$456,869	$(641,814)

The United States and foreign components of income (loss) before income taxes are as follows:

	2021	2020

United States	$1,922,947	$(3,765,272)
Foreign	706,287	266,458
	$2,629,234	$(3,498,814)

The actual tax provision differs from the “expected” tax for the years ended March 31, 2021 and 2020 (computed by applying the U.S. Federal Corporate tax rate of 21 percent to income before taxes) as follows:

	2021	2020

Expected tax provision (benefit)	$551,982	$(734,751)
State income taxes, net of Federal income tax provision (benefit)	128,699	(175,245)
Permanent differences	(6,578)	9,977
Tax rate differential on foreign earnings	(108,690)	-
Change in valuation allowance	(65,193)	87,842
Effect of IRC §382 on NOL	-	100,966
Tax rate differential on NOL carryback	-	16,263
Correction of state rate	-	83,803
Other	(43,351)	(30,669)
Actual tax provision (benefit)	$456,869	$(641,814)

F-34

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	2021	2020
NOL Federal Carryforward	$246,769	$312,430
State NOL Carryforward	194,388	157,967
General business credit	-	14,196
Inventory differences	348,921	303,529
Stock option compensation expense	115,730	128,220
Allowance for doubtful accounts	35,877	143,748
Insurance contingency	-	220,425
Reserve for estimated returns	111,887	112,537
Accrued vacation	13,186	42,928
Business interest deduction	-	55,978
	1,066,758	1,491,958
Less: valuation allowance	22,649	87,842
	1,044,109	1,404,116

Depreciable and amortizable assets	(119,242)	(82,512)
Prepaid expenses	(37,703)	(35,883)
Net deferred tax liabilities	(156,945)	(118,395)

Net deferred tax asset	$887,164	$1,285,721

The Company performed an analysis in accordance with the provisions of ASC 740, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. The analysis performed to assess the realizability of the deferred tax assets included an evaluation of the pattern and timing of the reversals of temporary differences and the length of carryback and carryforward periods available under the applicable federal and state laws; and the amount and timing of future taxable income. At March 31, 2021, the Company evaluated the realizability of its deferred tax assets in accordance with GAAP and concluded that a $22,649 valuation allowance against deferred tax assets was necessary. The recognition of the remaining net deferred tax asset and corresponding tax benefit is based upon the Company’s conclusions regarding, among other considerations, the Company’s history of earnings and projected earnings for fiscal year 2022 and in the future.

At March 31, 2021, the Company has federal tax net operating loss carryforwards in the amount of approximately $1.2 million that begin to expire in the year 2025. The net operating loss carryforward is subject to an IRS Section 382 limitation that limited the amount available to use beginning in Fiscal 2020 to approximately $.15 million per year. In addition, the Company has state tax net operating loss carryforwards of approximately $3.6 million that will begin to expire beginning in 2024.

NOTE 9 - SEGMENT INFORMATION

The Company operates in one segment. Sales by geographic region for the period presented are as follows:

	FOR THE FISCAL YEARS ENDED
	March 31,	March 31,
	2021	2020

North America	$44,200,000	$36,000,000
Europe	1,200,000	1,700,000
Asia	-	300,000
Australia	400,000	500,000
	$45,800,000	$38,500,000

The geographic area of sales is based primarily on where the product was delivered.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for its employees to which the Company makes contributions at rates dependent on the level of each employee’s contributions. Contributions made by the Company are limited to the maximum allowable for federal income tax purposes. The amounts charged to operations for contributions to this plan and administrative costs during the fiscal years ended March 31, 2021 and 2020 totaled approximately $74,000 and $63,000, respectively. The amounts are included as a component of general and administrative expense in the accompanying Consolidated Statements of Operations. The Company does not provide any post-employment benefits to retirees.

F-35

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

NOTE 11 - CONCENTRATIONS OF CREDIT RISK, CUSTOMERS, AND SUPPLIERS

The Company derives a majority of its revenues from retailers in the United States. The Company’s allowance for doubtful accounts is based upon management’s estimates and historical experience and reflects the fact that accounts receivable are concentrated with several large customers. At March 31, 2021, 70% of accounts receivable were due from four customers in North America that individually owed over 10% of total accounts receivable. At March 31, 2020, 82% of accounts receivable were due from four customers in North America that individually owed over 10% of total accounts receivable.

Revenues derived from three customers in 2021 and 2020 were 69% and 64% of total revenue, respectively. Revenues from customers representing greater than 10% of total net sales were derived from top four customers in Fiscal 2021 and top three customers in Fiscal 2020 as percentage of the net sales were 36%, 20%, 13% and 12%, and 41%, 13% and 10%, respectively. The loss of any of these customers could have an adverse impact on the Company.

The Macau Subsidiary recorded net sales of approximately $4.1 million and $5.1 million in fiscal 2021 and 2020, respectively.

The Company is dependent upon foreign companies for the manufacture of all its electronic products. The Company’s arrangements with manufacturers are subject to the risk of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors, which could have an adverse impact on its business. The Company believes that the loss of any one or more of their suppliers would not have a long-term material adverse effect because other manufacturers with whom the Company does business would be able to increase production to fulfill their requirements. However, the loss of certain suppliers in the short-term could adversely affect business until alternative supply arrangements are secured.

During fiscal years 2021 and 2020, manufacturers in the People’s Republic of China accounted for 100% of the Company’s total product purchases, including all of the Company’s hardware purchases. In 2018 the U.S. government-imposed tariffs of up to 25% on certain goods imported from China. All of our products are manufactured and imported from China however, only our microphones are currently subject to a 7.5% tariff currently in place. Should the government decide to expand its list of products to include our karaoke products that would subject our products to tariffs in the future, there could be a significant increase in the landed cost of our products. If we are unable to mitigate these increased costs through price increases, we could experience reductions in revenues, gross profit margin and results from operations.

NOTE 12 – RELATED PARTY TRANSACTIONS

DUE TO/FROM RELATED PARTIES

On March 31, 2021 the Company had approximately $0.1 million due to related parties SLRD, SCE and SLE for services provided by these companies and licensing fees for use of pedestal model molds and tools owned by them. On March 31, 2020, the Company had approximately $0.5 million due from related parties SLRD, SCE and SLE for goods and services sold to these companies.

TRADE

During both Fiscal 2021 and 2020 the Company paid approximately $0.4 million to SLE as reimbursement for engineering, quality control and other administrative services performed on our behalf in China. These expense reimbursements were included in general and administrative expenses on our consolidated statements of operations.

During Fiscal 2021 and 2020 the Company sold approximately $0.0 million and $0.9 million, respectively of product to Winglight for direct shipment to Cosmo at discounted pricing granted to major direct import customers shipped internationally with freight prepaid. These amounts were included as a component of net sales in the accompanying consolidated statements of operations.

On July 30, 2020, the Company and Cosmo reached agreement that Cosmo would no longer be the Company’s Canadian distributor and the Company became the sole and exclusive distributor of the Company’s products in Canada. As part of the agreement, the companies executed a Purchase and Sales agreement whereby the Company acquired all of Cosmo’s karaoke inventory for approximately $0.7 million. During Fiscal 2021 there was a gain of approximately $0.2 million from Cosmo related to payments received in Fiscal 2021 on prior year sales and the related receivable previously reversed and written off as initially deemed uncollectible.

NOTE 13 – RESERVE FOR SALES RETURNS

A return program for defective goods is negotiated with each of our wholesale customers on a year-to-year basis. Customers are either allowed to return defective goods within a specified period of time after shipment (between 6 and 9 months) or granted a “defective allowance” consisting of a fixed percentage (between 1% and 5%) off of invoice price in lieu of returning defective products. The Company does make occasional exceptions to this return policy and accordingly records a sales return reserve based on historic return amounts, specific exceptions as identified and management estimates.

F-36

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

The Company records a sales reserve for its return goods programs at the time of sale for estimated sales returns that may occur. The liability for defective goods is included in the reserve for sales returns on the consolidated balance sheets.

Changes in the Company’s reserve for sales returns are presented in the following table:

	Fiscal Year Ended
	March 31,	March 31,
	2021	2020
Reserve for sales returns at beginning of the fiscal year	$1,224,000	$896,000
Provision for estimated sales returns	3,881,000	5,771,000
Sales returns received	(4,145,000)	(5,443,000)

Reserve for sales returns at end of the year	$960,000	$1,224,000

NOTE 14 – DAMAGED GOODS INCIDENT

In August 2019, we received notification from a major customer that several containers of goods from multiple vessels purchased direct import by the customer had arrived severely water damaged. Upon inspection of the damaged goods by insurance surveyors it was their opinion that the source of the damage was due to moisture in the pallets provided by the factory which caused significant condensation and consequently water damage to the merchandise. Actual damage to the goods occurred while the goods were in transit. We filed insurance claims on our cargo insurance policy which provided for recovery of the sales value plus additional expenses associated with the damaged goods. For the fiscal year ended March 31, 2020, the customer charged us back a total of approximately $1.7 million for damaged goods consisting of sales value of approximately $1.6 million which was recorded as a reduction in net sales and approximately $0.1 million in freight charges which were expensed as a component of sales and marketing expense on the accompanying consolidated statements of operations. For the fiscal year ended March 31, 2020, we incurred additional related expenses of approximately $0.3 million that were included as a component of general and administrative expenses on the accompanying consolidated statements of operations. We recorded a refund due to the customer of approximately $0.5 million which reflected approximately $1.7 million of chargebacks by the customer less approximately $1.2 million the customer had deducted on payment remittances to the Company as of March 31, 2020. We recognized an insurance claim receivable of approximately $1.3 million (the approximate cost of the damaged goods destroyed) on the accompanying consolidated balance sheets for March 31, 2020.

During Fiscal 2021, we recovered approximately $2.3 million in proceeds from the damaged goods insurance claim which consisted of $1.6 million of lost sales, approximately $0.1 million in freight costs and approximately $0.6 million in out-of-pocket expenses associated with the incident. We recognized a one-time gain from the damaged goods claim settlement of approximately $1.1 million (net of the insurance claim receivable) as other income for the fiscal year ended March 31, 2021 on the accompanying statements of operations. In addition, we recognized an additional one-time gain of approximately $0.4 million as other income for the fiscal year ended March 31, 2021 on the accompanying consolidated statements of operations due settlement of accounts payable by the factory that caused the damage.

NOTE 15 – REFUNDS DUE TO CUSTOMERS

As of March 31, 2021 and 2020 the amount of refunds due to customers was approximately $0.1 million and $0.8 million, respectively. All refunds related to the damaged goods incident were settled with the customer from proceeds from the damaged goods insurance settlement claim. Refunds due to customers at March 31, 2021 were primarily due to amounts due to two major customers for seasonal returns. Refunds due to customers at March 31, 2020 were primarily due to one major customer which reflects approximately $1.7 million of chargebacks primarily due to damaged goods received less approximately $1.2 million that the customer had deducted on payment remittances to the Company as of March 31, 2020. The remaining $0.3 million was primarily due to amounts due to two major customers for overstock returns.

F-37

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021 and 2020

NOTE 16 – RESERVES

Asset reserves and allowances for years ended March 31, 2021 and 2020 are presented in the following table:

	Balance at	Charged to	Reduction to	Credited to	Balance at
	Beginning of	Costs and	Allowance for	Costs and	End of
Description	Year	Expenses	Write off	Expenses	Year

Year ended March 31, 2021
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$337,461	$16,086	$(227,184)	$12,217	$138,580
Inventory reserve	$434,000	$688,200	$(485,861)	$-	$636,339

Year ended March 31, 2020
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$51,096	$303,843	$(15,303)	$(2,175)	$337,461
Inventory reserve	$254,000	$398,730	$(218,730)	$-	$434,000

F-38

1,000,0000 Shares of Common Stock

PROSPECTUS

AEGIS CAPITAL CORP.

May 23, 2022